Exhibit 10.2

CREDIT AGREEMENT

Dated as of September 28, 2012

among

CNO FINANCIAL GROUP, INC.,
as Company,

JPMORGAN CHASE BANK, N.A.,
as Agent,

and

THE LENDERS PARTY HERETO

GOLDMAN SACHS BANK USA
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

and

ASSOCIATED BANK, N.A., THE NORTHERN TRUST COMPANY,
 THE PRIVATEBANK AND TRUST COMPANY, and
RBC CAPITAL MARKETS,
as Co-Documentation Agents

i

APPENDICES

Appendix A-1	Tranche B-1 Term Loan Commitments
Appendix A-2	Tranche B-2 Term Loan Commitments
Appendix A-3	Revolving Commitments

SCHEDULES

Schedule 5.05	Litigation
Schedule 5.07	ERISA
Schedule 5.13	Investment Companies
Schedule 5.14(a)	Capital Stock
Schedule 5.14(b)	Subsidiaries
Schedule 6.17	Post-Closing Matters
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.09	Existing and Committed Investments
Schedule 7.17	Restrictive Agreements
Schedule 10.02	Addresses for Notices

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B-1	Form of Tranche B-1 Term Loan Note
Exhibit B-2	Form of Tranche B-2 Term Loan Note
Exhibit B-3	Form of Revolving Loan Note
Exhibit B-4	Form of Swing Line Note
Exhibit C-1	Form of Loan Notice
Exhibit C-2	Form of Continuation/Conversion Notice
Exhibit C-3	Form of Issuance Notice
Exhibit D	Form of Assignment and Assumption
Exhibit E	Eurodollar Rate Funding Loss Determination Methodology
Exhibit F	Form of Security Agreement
Exhibit G-1	United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit G-2	United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-1	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit H-2	Form of Opinion of Karl Kindig
Exhibit H-3	Form of Opinion of Faegre Baker Daniels LLP
Exhibit H-4	Form of Opinion of Porter Hedges LLP
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Pari Passu Intercreditor Agreement
Exhibit K	Form of Joinder Agreement
Exhibit L	Form of Modified Dutch Auction Procedures

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 28, 2012, by and among CNO FINANCIAL GROUP, INC., a Delaware corporation (together with its successors, the “Company”), the lenders from time to time party to this Agreement (collectively, the “Lenders”; individually, each a “Lender”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders.

WHEREAS, the Company desires to obtain from the Lenders (i) a revolving credit facility in an aggregate principal amount of $50,000,000, (ii) a term loan B-1 facility in an aggregate principal amount of $250,000,000 and (iii) a term loan B-2 facility in an aggregate principal amount of $425,000,000;

WHEREAS, the Company intends to use the proceeds of the revolving credit facility for (i) capital expenditures and acquisitions permitted hereunder and (ii) working capital and general corporate purposes of the Company;

WHEREAS, the Company intends to use the proceeds of the term loan B-1 facility and term loan B-2 facility, together with the proceeds from the offering of the Senior Secured Notes (i) to repay all amounts outstanding under the Existing Credit Agreement (as defined below), (ii) to fund an offer to purchase up to all of the Company’s Existing Senior Secured Notes (as defined below) and a concurrent solicitation of consents, and, to the extent any Existing Senior Secured Notes are not repurchased pursuant to such offer, to redeem such remaining Existing Senior Secured Notes and satisfy and discharge the indenture relating thereto, (iii) to fund the purchase of approximately $200,000,000 aggregate principal amount of the Company’s outstanding Existing Convertible Debentures (as defined below), (iv) to pay fees and expenses incurred in connection with the foregoing and in connection with a proposed offering of Senior Secured Notes (as defined below), and (v) for the working capital and general corporate purposes of the Company;

WHEREAS, the Company is willing to secure its obligations under this Agreement and certain other obligations by granting Liens on substantially all of its assets to the Agent, for the benefit of the Secured Parties, as provided in the Security Documents; and

WHEREAS, the Company is willing to cause each of its current and future wholly-owned Domestic Subsidiaries (other than Insurance Subsidiaries, Subsidiaries of Insurance Subsidiaries, Immaterial Subsidiaries and Unrestricted Subsidiaries) to (i) guarantee the foregoing obligations of the Company and (ii) secure such guarantee thereof by granting Liens on substantially all of the assets of such Subsidiaries to the Agent, for the benefit of the Secured Parties, as provided in the Security Documents;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.01. Certain Defined Terms.

The following terms have the following meanings:

“Acquisition” means (i) any Investment by the Company or any of its Restricted Subsidiaries in a Person (other than an existing Wholly-Owned Subsidiary) whereby such Person becomes a direct or indirect Restricted Subsidiary of the Company or is merged with and into the Company or such Restricted Subsidiary or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person (other than an existing Wholly-Owned Subsidiary) that constitutes all or substantially all of the assets of such Person or any division, line of business, book of business or business unit of such Person; provided that capital expenditures (as determined in accordance with GAAP) that do not, individually or as part of a series of related transactions, result in the acquisition of all or substantially all of the assets of any Person or any division, line of business, book of business or business unit of such Person shall be deemed not to be Acquisitions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of the other Person or (b) to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.

“Agent” means JPM,  in its capacity as administrative agent under the Loan Documents, and its successors and permitted assigns in such capacity.

“Agent-Related Persons” means the initial Agent and any successor Agent, the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Agent may from time to time specify.

“Aggregate RBC Ratio” means, with respect to the Insurance Subsidiaries taken as a whole, on any date of determination, one-half of the ratio (expressed as a percentage) of (a) the aggregate Total Adjusted Capital (as defined by each relevant Insurance Subsidiary’s Department) for the Insurance Subsidiaries to (b) the aggregate Authorized Control Level Risk-Based Capital (as defined by each relevant Insurance Subsidiary’s Department) for the Insurance Subsidiaries.

“Agreement” means this Credit Agreement.

“A.M. Best” means A.M. Best Company.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Obligor, its subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean with respect to Revolving Loans, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2012,  a percentage, per annum, determined by reference to the following table as if the Debt to Total Capitalization Ratio then in effect were 20.0%; and (ii) thereafter, a percentage, per annum, determined by reference to the Debt to Total Capitalization Ratio in effect from time to time as set forth below:

Debt to Total Capitalization Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans	Applicable Revolving Commitment Fee Percentage
≥ 20.0%	3.50%	2.50%	0.500%
< 20.0% ≥ 17.5%	3.25%	2.25%	0.500%
< 17.5%	3.00%	2.00%	0.375%

No change in the Applicable Margin or the Applicable Revolving Commitment Fee Percentage shall be effective until three Business Days after the date on which the Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the Debt to Total Capitalization Ratio.  At any time the Company has not submitted to the Agent the applicable information as and when required under Section 6.02(a), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Debt to Total Capitalization Ratio were in excess of 20.0%.  Within one Business Day of receipt of the applicable information under Section 6.02(a), the Agent shall give each Lender telefacsimile, telephonic or electronic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date.  In the event that any financial statement or certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Revolving Commitment Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin or Applicable Revolving Commitment Fee Percentage applied for such Applicable Period, then (x) the Company shall immediately deliver to the Agent a correct certificate required by Section 6.02(a) for such Applicable Period, (y) the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be determined based on the Debt to Total Capitalization Ratio set forth in such correct certificate and (z) the Company shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Applicable Margin or Applicable Revolving Commitment Fee Percentage for such Applicable Period.  Nothing in this paragraph shall limit the right of the Agent or any Lender under Section 2.10 or Article 8.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any of the Company or any of its Subsidiaries provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, Lenders or Issuing Bank by means of electronic communications pursuant to Section 10.02(b).

 “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, JPMorgan and Goldman Sachs.

“Asset Sale” means any Disposition of property or series of related Dispositions of property pursuant to Section 7.03(e) (only to the extent proceeds therefrom are not required to be retained by any Insurance Subsidiary pursuant to regulatory restrictions), (m) or (o).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee substantially in the form of Exhibit D or in another form reasonably acceptable to the Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable out-of pocket expenses and out-of pocket disbursements of internal counsel.

“Auction” has the meaning specified in Section 10.07(c).

“Auction Manager” means (a) either the Agent or any Arranger, as determined by the Company, or any of their respective Affiliates or (b) any other financial institution or advisor agreed by the Company and the Agent (whether or not an affiliate of the Agent) to act as an arranger in connection with any repurchases pursuant to Section 10.07(c).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest, if any, quoted for such day in The Wall Street Journal as the “U.S. Prime Rate”, (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the Business Day immediately preceding such day) plus 1.00% per annum and (d) (x) with respect to Tranche B-1 Term Loans, 2.00% per annum and (y) with respect to Tranche B-2 Term Loans, 2.25% per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing Date” means the date of a Credit Extension.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located or New York City and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Period” means, with respect to any ratio or calculation, the period for which such ratio or calculation is being calculated.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital and Surplus” means, as to any Insurance Subsidiary, as of any date, the total amount shown on line 38, page 3, column 1 (or such other line on which the equivalent information is provided on any other such Annual Statement) of the Annual Statement of such Insurance Subsidiary as of such date, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment capitalized in accordance with GAAP and other capital expenditures of the Company and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company and its Subsidiaries for such period prepared in accordance with GAAP and (b) any Capitalized Lease Liabilities incurred by the Company and its Subsidiaries during such period.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing; provided that, for the avoidance of doubt, Capital Stock shall not be deemed to include debt convertible or exchangeable for any of the foregoing.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.  For purposes of this definition, whenever in this Agreement is it necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2012.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a short term deposit rating of at least A-1 by S&P and P-l by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (c) commercial paper of an issuer rated at least A-2 by S&P and P-2 by Moody’s at the time of acquisition thereof, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P and A2 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Interest Expense” means, for any Calculation Period, the sum of (a) total interest expense, to the extent paid or payable in cash, of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding interest paid or, without duplication, accrued but unpaid by any Insurance Subsidiary to the extent otherwise included in total interest expense in this clause (a) for such Calculation Period, and (b) total dividends paid or payable in cash on any preferred stock issued by the Company to the extent the terms of such preferred stock require payment of cash dividends for such Calculation Period; provided that, following the conversion of any such preferred stock into common stock, any cash dividends paid on such preferred stock during the applicable Calculation Period shall, on a Pro Forma Basis, as if the conversion was completed on the first day of the Calculation Period, be excluded from calculations of Cash Interest Expense for such Calculation Period.

“Cash Management Obligations” means obligations owed by any Obligor to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“Casualty Event” means any casualty or other insured damage to any property of the Company or any of its Subsidiaries (other than Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries), or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“CBOs” means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.

“CDOC” means CDOC, Inc., a Delaware corporation, and a direct Wholly-Owned Subsidiary of the Company on the Closing Date.

“CDOC Preferred Stock” means preferred stock of CDOC that is held by one or more of the Insurance Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change of Control” means (a) any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 35% or more of the outstanding shares of Voting Stock of the Company or (b) the occurrence of a “change of control” (howsoever defined) in the indenture or any other instrument governing any Indebtedness or preferred stock with an aggregate outstanding amount in excess of $50,000,000.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B-1 Term Loan Exposure, (b) Lenders having Tranche B-2 Term Loan Exposure, (c) Lenders having Revolving Exposure (including the Swing Line Lender) and (d) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche B-1 Term Loans, (b) Tranche B-2 Term Loans, (c) Revolving Loans (including Swing Line Loans) and (d) each Series of New Term Loans.

“Closing Date” means September 28, 2012, or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CMOs” means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.

“CNO Excess Cash Flow” means, for any Calculation Period, the sum, without duplication, of (a) dividends paid in cash to the Company by any Subsidiary plus (b) interest paid in cash to the Company by any Subsidiary pursuant to any Indebtedness owing by such Subsidiary to the Company plus (c) interest or principal paid in cash to the Company with respect to any Surplus Debenture plus (d) amounts paid in cash to the Company under the Tax Sharing Agreement plus (e) management and other similar fees received by the Company under servicing agreements or otherwise from any Subsidiary plus (f) amounts paid in cash to the Company pursuant to a loan made to it by any Subsidiary plus (g) the Company’s Investment Income received in cash minus (h) cash operating expenses of the Company, which, for the avoidance of doubt, shall exclude the redemption price, repurchase price, premiums, fees, costs and expenses paid in cash incurred in connection with (1) the redemption or repurchase of the Existing Senior Secured Notes, (2) the purchase and redemption of the Existing Convertible Debentures on or after the Closing Date, (3) any redemption or repurchase of any bonds, debentures or notes issued subsequent to the Closing Date and (4) without duplication, the Transactions minus (i) Capital Expenditures of the Company made in cash minus (j) any amounts paid by the Company in respect of interest on or in repayment of any loan referred to in clause (f) above plus (k) non-recurring cash and non-cash charges (not to exceed $40,000,000 in the aggregate (of which up to $25,000,000 may be cash charges) for all Calculation Periods) related to restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of the Company minus (l) any amounts paid in cash by the Company to any Insurance Subsidiary in respect of any overpayment by such Insurance Subsidiary of amounts required to be paid by such Insurance Subsidiary to the Company under the Tax Sharing Agreement, in each case for such Calculation Period.  Amounts received by the Company or any of its Subsidiaries and required to be applied to prepay the Credit Extensions pursuant to Section 2.09(d) (other than pursuant to Section 2.09(d)(iii)) shall, to the extent otherwise included in CNO Excess Cash Flow for any Calculation Period, be excluded from this calculation for such Calculation Period.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Co-Documentation Agents” means Associated Bank, N.A., The Northern Trust Company, The PrivateBank and Trust Company, and RBC Capital Markets and each of their respective successors and assigns in such capacity.

“Collateral” means, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral and Guarantee Requirement” means the requirement that:

(a)           the Agent shall have received from each Obligor either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Obligor or (ii) in the case of any Person that becomes an Obligor after the Closing Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Obligor;

(b)           all outstanding Capital Stock in any Restricted Subsidiary owned by or on behalf of any Obligor shall have been pledged pursuant to the Security Agreement (except that, in the case of Foreign Subsidiaries or Foreign Subsidiary Holding Companies, (x) such pledge shall be limited to 65% of the outstanding Voting Stock and 100% of the outstanding Capital Stock (other than Voting Stock) of first-tier Foreign Subsidiaries or Foreign Subsidiary Holding Companies and (y) no assets of any Foreign Subsidiary or Foreign Subsidiary Holding Company (including any Capital Stock or Voting Stock of a Subsidiary owned by a Foreign Subsidiary or Foreign Subsidiary Holding Company, as applicable) shall be subject to the Collateral and Guarantee Requirement) and the Agent shall have received all certificates or other instruments representing such Capital Stock, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(d)           each Obligor shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(e)            each Obligor shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.

“Combined Statutory Capital and Surplus” means, as of the last day of any Fiscal Quarter, the sum of the amounts shown on the Combined Statutory Statement of the Insurance Subsidiaries as of the last day of such Fiscal Quarter on (i) p. 3, line 38 and (ii) p. 3, line 24.1 (or such other line on which the equivalent information is provided on any other such Combined Statutory Statement).

“Combined Statutory Statement” means a statement combining the Quarterly Statements or Annual Statements, as applicable, of all the Insurance Subsidiaries.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Company” has the meaning specified in the introduction to this Agreement.

“Company Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Annex C to Exhibit L, with such amendments or modifications as may be approved by the Agent.

“Compensation Period” has the meaning specified in Section 2.13(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Contingent Obligation” means, without duplication, any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection or indemnities under contracts entered into in the ordinary course of business and not in respect of Indebtedness or the issuance of Capital Stock), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided that the obligations of any Person under Reinsurance Agreements or in connection with Investments of Insurance Subsidiaries permitted by the applicable Department shall not be deemed Contingent Obligations of such Person.  The amount of any Contingent Obligation of any Person shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C-2.

“Co-Syndication Agents” means Goldman Sachs and JPMorgan, and each of their respective successors and assigns in such capacity.

“Credit Extension” means the (a) making, conversion or continuation of a Loan or (b) the issuance of a Letter of Credit.

“Debt to Total Capitalization Ratio” means, as of any date of determination, without duplication, the ratio of (a) the principal amount of, and accrued but unpaid interest on, all Indebtedness of the Company outstanding on such date, other than (i) Indebtedness owing to any Subsidiary Guarantor and (ii) Indebtedness of the kind referred to in clause (e) of the definition of “Indebtedness,” to (b) Total Capitalization on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, Issuing Bank, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Agent, Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Company, to confirm in writing to the Agent or the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent), or (d) the Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority of such Insurance Subsidiary’s state of domicile with which such Insurance Subsidiary is required to file its Annual Statement.

“Designated Asset Sale” means the Disposition by the Company or one or more of its Restricted Subsidiaries on one occasion of all or substantially all of the Capital Stock or assets of one or more Insurance Subsidiaries; provided that such Disposition shall only constitute the “Designated Asset Sale” to the extent that (x) the aggregate consideration received by the Company and/or such Restricted Subsidiary or Restricted Subsidiaries, as the case may be,  in connection with such Disposition does not exceed $125,000,000 and (y) as of the date on which such Disposition is consummated, the portion of CNO Excess Cash Flow for the four-Fiscal Quarter period then most recently ended that is attributable to such Insurance Subsidiary or Insurance Subsidiaries, as the case may be, does not exceed 5% of the aggregate CNO Excess Cash Flow for such four-Fiscal Quarter Period.  Notwithstanding the foregoing, a Disposition shall not fail to constitute the Designated Asset Sale solely because the aggregate consideration therefor exceeds $125,000,000; provided that (i) the entire amount of any such excess shall constitute a Disposition under Section 7.03(o) for all purposes thereunder (and the Net Proceeds of such excess shall be applied in accordance with Section 2.09(d)) and (ii) such Disposition shall be permitted and constitute the Designated Asset Sale only if such Disposition, to the extent exceeding $125,000,000, is permitted to be made by the Company and its Restricted Subsidiaries under Section 7.03(o) on the date of (and after giving effect to) such Disposition.

“Disposition” means the sale, assignment, leasing as lessor (other than in the ordinary course), transfer, contribution, conveyance, issuance or other disposal of, or granting of options, warrants or other rights with respect to, any of a Person’s assets (including any transaction pursuant to a Reinsurance Agreement or a sale and leaseback transaction and, in the case of any Restricted Subsidiary, the issuance or sale of its Capital Stock).  The terms “Dispose of”, “Disposing of” and “Disposed of” shall have correlative meaning.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Latest Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Latest Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Obligor, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include any of the Company’s Subsidiaries, (y) the Company shall be deemed to have approved an assignee unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof and (z) any assignment to the Company shall be subject to the terms of Section 10.07(c).

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act or any other Requirement of Law.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means all written claims, complaints, notices or inquiries, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief or other type of relief, resulting from or based upon the presence, placement, or Release (including intentional or unintentional, negligent or non-negligent, sudden or non-sudden or accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, under or from property, whether or not owned by the Company or any of its Subsidiaries, excluding, in any case, liabilities or claims arising under any insurance contract or policy, reinsurance agreement or retrocession agreement relating to any of the foregoing where the Company or any of its Subsidiaries is the insurer.

“Environmental Laws” means all Requirements of Law relating to pollution or protection of the Environment, health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Company, any other Obligor or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Single Employer Pension Plan; (b) with respect to any Single Employer Pension Plan, the failure to satisfy the minimum funding standard under Sections 412 or  430 of the Code and Sections 302 or 303 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303 of ERISA with respect to any Single Employer Pension Plan or the failure to make a required contribution to a Multiemployer Plan; (c) a withdrawal by the Company, any of its Subsidiaries or any ERISA Affiliate from a Single Employer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Company, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is insolvent; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Single Employer Pension Plan or Multiemployer Plan; (f) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than required plan contributions and PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any of its Subsidiaries or any ERISA Affiliate; (h) a Multiemployer Plan is determined to be in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, or, with respect to any Single Employer Pension Plan, a determination that it is “at risk” under Section 430 of the Code or Section 303 of ERISA or (i) the imposition of a Lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:

(a)           the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the Reuters page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by JPM and with a term equivalent to such Interest Period would be offered by JPM’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period;

; provided that, (x) with respect to Tranche B-1 Term Loans, the Eurodollar Rate shall not be deemed to be less than 1.00% per annum and (y) with respect to Tranche B-2 Term Loans, the Eurodollar Rate shall not be deemed to be less than 1.25% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Subsidiary” means any Subsidiary that is a Foreign Subsidiary, a Foreign Subsidiary Holding Company, a Subsidiary of a Foreign Subsidiary, a non-Wholly-Owned Subsidiary, an Immaterial Subsidiary or an Unrestricted Subsidiary.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), franchise Taxes imposed on it in lieu of net income Taxes and branch profits Taxes imposed on it, in each case, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having an office or being engaged in business (other than a business arising (or being deemed to arise) solely as a result of the Loan Documents or the transactions and activities contemplated by the Loan Documents) in such jurisdiction, (b) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 10.14), (i) any United States Federal withholding Tax that is imposed on amounts payable to such Lender under any laws in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 3.01(a); or (ii) any Tax that is attributable to such Lender’s failure to comply with Section 3.01(e) and (c) any United States federal withholding Tax that is imposed pursuant to FATCA.

“Existing Class” has the meaning specified in Section 2.17(a).

“Existing Convertible Debentures” means the Company’s 7.0% Convertible Senior Debentures due 2016, to the extent outstanding on the Closing Date.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 21, 2010, by and among the Company, the lenders named therein, Morgan Stanley Senior Funding, Inc., as agent for such lenders, and Barclays Capital, as syndication agent (as amended by Amendment No. 1 and Amendment No. 2 thereto dated as of May 6, 2011 and March 20, 2012, respectively).

“Existing Revolving Commitments” has the meaning specified in Section 2.17(c).

“Existing Revolving Loans” has the meaning specified in Section 2.17(c).

“Existing Senior Secured Notes” means $275,000,000 aggregate principal amount of 9.00% senior secured notes due 2018 of the Company issued under the Existing Senior Secured Notes Indenture.

“Existing Senior Secured Notes Indenture” means the Indenture, dated December 21, 2010, between the Company, certain guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB).

“Existing Term Loans” has the meaning specified in Section 2.17(c).

“Extended Maturity Date” has the meaning specified in Section 2.17(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.17(c).

“Extended Revolving Loans” has the meaning specified in Section 2.17(c).

“Extended Term Loans” has the meaning specified in Section 2.17(c).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(f).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Facilities” means, collectively, (a) Term Loans and Term Loan Commitments therefor, (b) Revolving Loans and Revolving Commitments therefor, (c) New Term Loans and New Term Loan Commitments therefor and (d) New Revolving Loans and New Revolving Commitments therefor.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable and not materially more onerous to comply with (including any Treasury regulations or other official administrative guidance promulgated thereunder).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Financial Strength Rating Condition” has the meaning specified in Section 2.09(d).

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fitch” means Fitch Ratings Limited.

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, other than any such entity that is (whether as a matter of law, pursuant to an election by such entity or otherwise) treated as a partnership in which any Obligor is a partner or as a branch of any Obligor for United States income tax purposes.

“Foreign Subsidiary Holding Company” means a Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes, substantially all of the assets of which consist of stock of Foreign Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial or regulatory functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any board of insurance, insurance department or insurance commissioner.

“Hazardous Material” means:  (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; (c) petroleum and any petroleum product; or (d) any other pollutant, contaminant, chemical, material, waste or substance in any form that is subject to regulation or, as to which, liability or standards of conduct can be imposed under any Environmental Law.

“Historical Statutory Statements” has the meaning specified in Section 5.11.

“Immaterial Subsidiary” means any Non-Insurance Subsidiary that (a) has assets with an aggregate fair market value less than $5,000,000 as of the end of the most recently ended Fiscal Quarter, (b) has aggregate revenues less than $10,000,000 for the period of four consecutive Fiscal Quarters most recently ended, (c) has no Indebtedness (other than Indebtedness existing on the date hereof and listed in Schedule 7.01 or permitted under Section 7.01(a)(x) and other Indebtedness in an aggregate principal amount not exceeding at any time one-half of the fair market value of the assets of such Subsidiary at such time), (d) is not integral to the business or operations of the Company or its Subsidiaries (other than Immaterial Subsidiaries), (e) has no Subsidiaries (other than Immaterial Subsidiaries), and (f) is not an Obligor; provided that CNO Management Services Company shall not be deemed to be an Immaterial Subsidiary so long as it is the manager of CNO Services, LLC pursuant to the latter’s limited liability company agreement.

“Increased Amount Date” has the meaning specified in Section 2.15.

“Indebtedness” means, with respect to any Person, without duplication:  (a) all indebtedness of such Person for borrowed money or in respect of loans or advances; (b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness in respect of letters of credit, whether or not drawn, and bankers’ acceptances and letters of guaranty issued for the account or upon the application or request of such Person; (d) all Capitalized Lease Liabilities of such Person; (e) the liabilities (if any) of such Person in respect of Swap Contracts as determined by reference to the Swap Termination Value thereof; (f) all obligations of such Person to pay the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than accrued expenses incurred and trade accounts payable in each case in the ordinary course of business) and all obligations secured by a Lien on property owned or being purchased by such Person, but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached (including obligations arising under conditional sales or other title retention agreements); (g) any obligations of a partnership of the kind referred to in clauses (a) through (f) above or clause (h) or (i) below in which such Person is a general partner; (h) solely for purposes of Section 7.11, all obligations in respect of preferred stock (other than preferred stock that qualifies as permanent equity for purposes of GAAP) of such Person; and (i) all Contingent Obligations of such Person in connection with Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Person” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Independent Auditor” has the meaning specified in Section 6.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case, undertaken under U.S. Federal, state or foreign law, including title 11 of the United States Code.

“Insurance Subsidiary” means any Subsidiary that is required to be licensed as an insurer or reinsurer.

“Intercreditor Agreement” shall mean the Pari Passu Intercreditor Agreement substantially in the form attached hereto as Exhibit J.

“Interest Coverage Ratio” means, for any Calculation Period, the ratio of (a) CNO Excess Cash Flow for such Calculation Period to (b) Cash Interest Expense for such Calculation Period.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Credit Extension of which such Loan is a part; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to the definition of “Interest Period”).

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date of the applicable Credit Extension and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided that:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date; and

(iv)          no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

For purposes hereof, the date of a Credit Extension initially shall be the date on which such Credit Extension is made and thereafter shall be the effective date of the most recent continuation of such Credit Extension.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Type” means, when used with respect to any Loan, whether the rate of interest on such Loan is determined by reference to the Eurodollar Rate or the Base Rate.

“Investment” means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase (including purchases financed with equity) of any Capital Stock, bonds, notes, obligations, debentures or other debt securities of, or any other investment in, any Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be reduced by the amount equal to any returns in respect of such Investment received by the investor thereof in the same form as the original Investment (or in cash).

“Investment Grade Asset” means any Investment with a fixed maturity that has a rating of (x) at least BBB- by S&P and, if such Investment is rated by Moody’s, at least Ba2 from Moody’s or (y) at least Baa3 by Moody’s and, if such Investment is rated by S&P, at least BB from S&P, or, if such Investment is not rated by either S&P or Moody’s, an NAIC rating of at least Class 2.

“Investment Income” means the amount of earnings of the Company on Investments, net of expenses actually incurred in connection with such Investments and taking into account realized gains and losses on such Investments.

“IRS” means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit C-3.

“Issuing Bank” means JPM as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit K.

“JPM” means JPMorgan Chase Bank, N.A.

“JPMorgan” means J.P. Morgan Securities LLC.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all payments or disbursements made by the Issuing Bank pursuant to a Letter of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The L/C Exposure of any Revolving Lender at any time shall equal its Pro Rata Share of the aggregate L/C Exposure at such time.

 “Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Revolving Commitments, New Term Loan Commitments, New Revolving Loans or New Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Lenders” has the meaning specified in the introduction to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, on Schedule 10.02 or in its administrative questionnaire delivered to the Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, as such Lender may from time to time notify the Company and the Agent.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the Company.

“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation.

“Loan” means a Tranche B-1 Term Loan, a Tranche B-2 Term Loan, a Revolving Loan, a Swing Line Loan and/or a New Term Loan, as applicable.

“Loan Documents” means this Agreement and amendments of and joinders to this Agreement that are deemed pursuant to their terms to be Loan Documents for purposes hereof, all Notes, the Intercreditor Agreement, the Security Documents and any fee letter agreement entered into pursuant to Section 2.11, and in the case of the Security Documents, all Secured Swap Contracts.

“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C-1.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Acquisition” means any Acquisition of assets by the Company or its Restricted Subsidiaries in a transaction or series of related transactions for consideration exceeding $80,000,000, other than any such acquisition (x) by any Insurance Subsidiary in the ordinary course of business in compliance with Section 7.16 and the investment policy approved by the board of directors of such Insurance Subsidiary or (y) by the Company in compliance with Section 7.16 and the investment policy approved by the board of directors of the Company.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or financial condition of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Obligor to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party.

“Material Disposition” means any disposition of assets by the Company or its Subsidiaries in a transaction or series of related transactions for consideration exceeding $80,000,000, other than any such disposition by any Insurance Subsidiary in the ordinary course of business consistent with the investment policy approved by the board of directors of such Insurance Subsidiary.

“Maturity Date” means, except to the extent extended pursuant to Section 2.17, (i) with respect to the Tranche B-1 Term Loans, the earlier of (a) the fourth anniversary of the Closing Date, and (b) the date on which all Tranche B-1 Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (ii) with respect to the Tranche B-2 Term Loans, the earlier of (a) the sixth anniversary of the Closing Date, and (b) the date on which all Tranche B-2 Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (iii) with respect to New Term Loans, the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement or the definitive agreement therefor, including by acceleration or otherwise and (iv) with respect to New Revolving Loans, the date on which New Revolving Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and Issuing Bank in their reasonable discretion.

“Minimum Extension Condition” as defined in Section 2.17(d).

“Moody’s” means Moody’s Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which the Company, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the preceding six calendar years, has made, or been obligated to make, contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Net Income” means, for any Person for any Calculation Period, the net income (or loss) of such Person for such period as determined in accordance with GAAP.

“Net Proceeds” means (a) with respect to any Asset Sale or Casualty Event, the aggregate amount of cash and Cash Equivalents received in respect of such Asset Sale or Casualty Event, as the case may be (including any such amounts received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received and, in the case of a Casualty Event, insurance proceeds, condemnation awards and similar payments) minus the sum of (i) all costs and expenses (including legal fees, notarial fees, accountants’ fees, investment banking fees, survey costs and title insurance premiums) paid by the Company or any of its Restricted Subsidiaries to third parties, amounts applied to the repayment of Indebtedness (other than the Loans) secured by a Lien (other than a Lien that ranks pari passu with or junior to the Liens securing the Obligations) expressly permitted hereunder on any asset that is the subject of such Asset Sale or Casualty Event, costs of discontinuance (including any reasonable severance payments), Taxes other than Income Taxes (after taking into account any available tax credits, exemptions or deductions and any tax sharing arrangements) and other customary fees and expenses incurred in connection with such Asset Sale or Casualty Event and required to be paid in cash or deducted from the proceeds of such Asset Sale or Casualty Event, (ii) the estimated income tax or other Taxes to the extent payable by the Person selling or Disposing of such asset actually required to be paid in cash in connection with such Asset Sale (after taking into account any available tax credits, exemptions or deductions and any tax sharing arrangements), (iii) purchase price adjustments reasonably expected to be payable in connection therewith and the aggregate amount of reserves taken by the Company or any of its Restricted Subsidiaries in accordance with GAAP against indemnification obligations incurred in connection therewith so long as, if any such amount ceases to be payable, it shall then become “Net Proceeds” and (iv) for an Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, any amounts that the Department will not permit such Insurance Subsidiary or such Subsidiary of an Insurance Subsidiary to distribute (including as a dividend or otherwise) directly or indirectly to the Company as a result of such Asset Sale or Casualty Event, and (b) with respect to any incurrence of Indebtedness by the Company or any of its Subsidiaries, the proceeds thereof in the form of cash and Cash Equivalents minus the costs and expenses paid or payable within 90 days of incurrence (so long as, if any such amount is not paid within such period, it shall become “Net Proceeds” on the last day of such period) by the Company or any of its Subsidiaries to third parties in connection therewith (including legal fees, notarial fees, accountants’ fees, investment banking fees, underwriting discounts and commissions, taxes and other customary fees and expenses incurred in connection therewith) and required to be paid in cash or deducted from the proceeds of such issuance, contribution or incurrence.  For purposes of this definition, the Net Proceeds received by any Person in respect of any Disposition shall include such cash or Cash Equivalents as may be received (“subsequent cash proceeds”) by such Person at any time or from time to time in connection with the sale, transfer, lease or other disposition, or otherwise in respect of, any consideration other than cash or Cash Equivalents received by such Person in respect of such Disposition, less the estimated income tax or other Taxes to the extent payable by the Person selling or Disposing of such asset to be paid in connection with the receipt of such subsequent cash proceeds (after taking into account any available tax credits, exemptions or deductions and any tax sharing arrangements) that was not theretofore deducted in computing Net Proceeds.

“New Revolving Commitments” has the meaning specified in Section 2.15.

“New Revolving Loan Lender” has the meaning specified in Section 2.15.

“New Revolving Loans” has the meaning specified in Section 2.15.

“New Term Loan Commitments” has the meaning specified in Section 2.15.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” has the meaning specified in Section 2.15.

“New Term Loans” has the meaning specified in Section 2.15.

“Non-Consenting Lender” means a Lender that does not consent to an amendment or waiver pursuant to Section 10.01 that requires the consent of all or all affected Lenders in order to become effective and as to which Lenders holding more than 50% of the Loans have consented.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Insurance Subsidiary” means any Subsidiary that is not an Insurance Subsidiary.

“Note” has the meaning specified in Section 2.07(b).

“Obligations” means  all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Obligors under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Obligor under any Loan Document and (b) the obligation of any Obligor to reimburse any amount in respect of any of the foregoing that any Lender or Issuing Bank, in its sole discretion, may elect to pay or advance on behalf of such Obligor.

“Obligors” means the Company and the Subsidiary Guarantors.

“OFAC” has the meaning set forth in the definition of “Embargoed Person.”

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and all applicable resolutions or consents of the governing body (or any committee thereof) of such limited liability company and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and all applicable resolutions or consents of the governing body (or any committee thereof), or in the case of clauses (i), (ii) and (iii), the equivalent or comparable constituent documents with respect to any Foreign Subsidiary.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.09(e).

“Other Taxes” means any present or future recording, stamp, court or documentary Taxes or any other excise, sales or property Taxes, charges or similar levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that the Company, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E to the Security Agreement or any other form approved by the Agent.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and under security documents substantially similar to the Security Documents and is not secured by any property or assets of  the Company or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Obligors and the terms of such guarantee shall, when taken as a whole, be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Secured Guaranty, (iii) the holders of such Indebtedness (or their representative) and the Agent shall be party to the Intercreditor Agreement and (iv) such Indebtedness has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts, or optional prepayment provisions) that are substantially identical to, or, when taken as a whole, no more favorable to the investors providing such Permitted First Priority Refinancing Debt than, those set forth in this Agreement (except for covenant or other provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is incurred).

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 180 days after the Latest Maturity Date, (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Obligors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Secured Guaranty, (iv) has no financial maintenance covenants, other than in the case of any Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations (in which event the financial maintenance covenants in the documentation governing such Indebtedness shall not be more restrictive than those set forth in this Agreement), (v) does not contain any provisions that cross-default to any Default or Event of Default hereunder (other than customary cross payment default and cross-acceleration provisions; provided that any such provision shall provide for a customary standstill period prior to the exercise by the holders of such debt of remedies), and (vi) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts) that are substantially identical to, or less favorable to the investors providing such debt than, those set forth in this Agreement (except for covenant or other provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is incurred).

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and under security documents substantially similar to the Security Documents and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Company or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness (provided that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their representative) and the Agent shall be subject to intercreditor arrangements reasonably satisfactory to the Agent and (iv) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Restricted Subsidiary existing or arising under Swap Contracts; provided that each of the following criteria is satisfied:  (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Permitted Transactions” means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, for delivery in the current month while simultaneously contracting to repurchase “substantially the same” (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions structured as, and submitted to the NAIC Securities Valuation Office for approval as, Replication (Synthetic Asset) Transactions (RSAT) (provided that, to the extent that such approval is not granted in respect of any such transaction, such transaction shall cease to constitute a Permitted Transaction 30 days following the date of such rejection, denial or non-approval) and (f) transactions in which a federal home loan mortgage bank (a “FHLMB”) makes loans to an Insurance Subsidiary that are sufficiently secured by appropriate assets of such Insurance Subsidiary consisting of government agency mortgage-backed securities in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Company in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity of whatever nature.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors or maintains or to which the Company or any of its Subsidiaries makes, is making or is obligated to make, contributions and includes any Pension Plan.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder and in connection with any event or transaction requiring a calculation on a Pro Forma Basis for any period, compliance with such test or covenant after giving effect to such event or transaction, and (i) in the case of any Material Acquisition or Material Disposition, including pro forma adjustments only to the extent consistent with Article 11 of Regulation S-X under the Securities Act and using for purposes of determining such compliance (x) in the case of any Material Acquisition, the historical financial statements of all entities or assets so acquired or to be acquired and (y) the consolidated financial statements of the Company and its Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and any other Material Acquisitions or Material Dispositions that have been consummated during such period, had been consummated on the first day of such period; (ii) in the case of any incurrence or prepayment or repayment of Indebtedness (other than under revolving credit facilities in the ordinary course of business), assuming such Indebtedness was incurred, prepaid or repaid on the first day of such period and assuming that such Indebtedness bears interest during the portion of such period prior to the date of incurrence at, in the case of Indebtedness bearing interest at a floating rate, the weighted average of the interest rates applicable to outstanding Loans during such period and, in the case of Indebtedness bearing interest at a fixed rate, such fixed rate; (iii) in the case of the declaration or payment of any dividend, assuming such dividend had been declared and paid on the first day of such period; and (iv) making such other pro forma adjustments as would be permitted or required by Regulation S-X under the Securities Act; provided, however, that such compliance calculation shall take into account other cost savings measures identified by the Company which the Agent, in its reasonable business judgment, deems reasonably identifiable and factually supportable, and which cost savings measures have been certified by a Responsible Officer.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B-1 Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B-1 Term Loan Exposure of that Lender by (b) the aggregate Tranche B-1 Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Tranche B-2 Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B-2 Term Loan Exposure of that Lender by (b) the aggregate Tranche B-2 Term Loan Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iv) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche B-1 Term Loan Exposure, the Tranche B-2 Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche B-1 Term Loan Exposure, the aggregate Tranche B-2 Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Purchase Money Debt” means Indebtedness incurred by a Person in connection with the purchase of fixed or capital assets by such Person, in which assets the seller or financier thereof has taken or retained a Lien; provided that (x) any such Lien attaches to such assets concurrently with or within 120 days after the purchase thereof by such Person and (y) at the time of incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness shall not exceed the costs of the assets so purchased plus fees and expenses reasonably related thereto.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Refinance” means, with respect to any Indebtedness, to refinance, refund, renew, replace, exchange or extend such Indebtedness.  The term “Refinancing” shall have a correlative meaning.

“Refinancing Indebtedness” means with respect to Indebtedness (“Refinanced Debt”), any Refinancing of such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing and as otherwise permitted to be incurred pursuant to Section 7.01 (it being understood that any such Indebtedness otherwise permitted to be incurred shall constitute Indebtedness under the relevant provision of Section 7.01 pursuant to which it shall be incurred and not Refinancing Indebtedness); provided, further, that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind, (b) such Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) such Refinancing Indebtedness shall be incurred by the Person or Persons who are the obligors on the Refinanced Debt or would otherwise be permitted to incur such Indebtedness (including any guarantees thereof pursuant to Section 7.01 and Section 7.09), (d) at the time thereof, no Event of Default shall have occurred and be continuing, (e) the Company and its Subsidiaries shall be in compliance with Sections 7.11, 7.12, 7.14, 7.15, and 7.16 as of the date that any Refinancing Indebtedness is incurred and (f) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.09(a).

“Refunded Swing Line Loans” has the meaning specified in Section 2.03(b)(iv).

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (guaranteed on a basis substantially identical to the Secured Guarantee) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the U.S. Securities and Exchange Commission.

“Reimbursement Date” has the meaning specified in Section 2.04(d).

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements.  Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Repricing Transaction” has the meaning specified in Section 2.09(c).

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Tranche B-1 Term Loan Exposure, Tranche B-2 Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Lenders; provided that the amount of Voting Power Determinants shall be determined with respect to any Defaulting Lender by disregarding the Voting Power Determinants of such Defaulting Lender.

“Required Revolving Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Revolving Lenders; provided that the aggregate amount of Revolving Exposure shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of an Obligor.  Any document delivered under any Loan Document that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.  Unless otherwise specified, “Responsible Officer” means a Responsible Officer of the Company.

“Restricted Payments” has the meaning set forth in Section 7.08.

“Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate.   The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment and Assumption or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $50,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the third anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.09, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit),  (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Loan made by a Lender to the Company pursuant to Section 2.2(a) and/or Section 2.15.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary that are applicable to the circumstances as of the date of filing of such statement or report.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Guarantee” has the meaning specified in the Security Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” has the meaning specified in the Security Agreement.

“Secured Swap Contract” means any Swap Contract entered into by an Obligor with a Lender (or an Affiliate of a Lender), at the time such Swap Contract was entered into, to hedge interest rate risk of such Obligor and Subsidiaries that are not Insurance Subsidiaries.

“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

“Security Agreement” means the Guarantee and Security Agreement, dated as of the Closing Date, among the Obligors and the Agent, substantially in the form attached hereto as Exhibit F.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement.

“Security Documents” means the Security Agreement, each Mortgage (as defined in the Security Agreement) and each other security agreement, instrument or document executed and delivered pursuant thereto or pursuant to Section 6.12 or Section 6.13 to secure any of the Secured Obligations.

“Senior Secured Notes” means $275,000,000 aggregate principal amount of 6.375% senior secured notes due 2020 of the Company issued under the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and the other documents governing the Senior Secured Notes.

“Senior Secured Notes Indenture” means the Indenture, dated as of the Closing Date, among the Company, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee and as collateral agent.

“Single Employer Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, that the Company, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which the Company, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions or could reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation, (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the membership interest, if it is a limited liability company; provided that that (i) Resortport Investment Partnership or any of its Subsidiaries and (ii) for the avoidance of doubt, Eagle Creek CLO Ltd, Mill Creek CLO Ltd, Sugar Creek Ltd, and any other variable interest entity formed after the Closing Date shall not be considered a Subsidiary for any purpose of this Agreement.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantors” means each Subsidiary listed on the signature pages of the Security Agreement under the caption “Subsidiary Guarantors” and each Subsidiary that shall, at any time after the date thereof, become a Subsidiary Guarantor pursuant to Section 23 of the Security Agreement.  For the avoidance of doubt, no Insurance Subsidiary, Subsidiary of an Insurance Subsidiary, Foreign Subsidiary, Unrestricted Subsidiary or, subject to Section 6.12(b), Immaterial Subsidiary shall be required to be a Subsidiary Guarantor.

“Surplus Debentures” means, as to any Insurance Subsidiary, debt securities of such Insurance Subsidiary issued to the Company or any other Subsidiary the proceeds of which are permitted to be included, in whole or in part, as Capital and Surplus of such Insurance Subsidiary as approved and permitted by the applicable Department.

“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Swing Line Lender” means JPM in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to the Company pursuant to Section 2.03.

“Swing Line Note” means a promissory note in the form of Exhibit B-4, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Purchase Agreement” means any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Company or any of its Subsidiaries (other than any Subsidiary that is a Subsidiary of an Insurance Subsidiary but is not itself an Insurance Subsidiary) of any Capital Stock or Indebtedness of the Company or any of its Subsidiaries (other than any Subsidiary that is a Subsidiary of an Insurance Subsidiary but is not itself an Insurance Subsidiary) or (b) any payment the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided that (i) no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any of its Subsidiaries (or to their heirs or estates) and (ii) no such agreement in respect of any Disposition of any Capital Stock of a Subsidiary of the Company that is permitted by Section 7.03 shall in either case be deemed to be a Synthetic Purchase Agreement.

“Tax Sharing Agreement” means the amended and restated consolidated income tax agreement dated January 1, 2004 among the Company and certain of its Subsidiaries and any amendment, extension, renewal or replacement thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Tranche B-1 Term Loan, a Tranche B-2 Term Loan and/or a New Term Loan, as applicable.

“Term Loan Commitment” means the Tranche B-1 Term Loan Commitment, the Tranche B-2 Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Total Capitalization” means, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” plus (b) the Total Shareholders’ Equity of the Company.

“Total Shareholders’ Equity” means the total common and preferred shareholders’ equity of the Company as determined in accordance with GAAP (calculated excluding (i) unrealized gains (losses) on securities as determined in accordance with FASB ASC 320 (Investments–Debt and Equity Securities) and (ii) any charges taken to write off any goodwill included on the Company’s balance sheet on the Closing Date to the extent such charges are required by FASB ASC 320 (Investments–Debt and Equity Securities) and ASC 350 (Intangibles–Goodwill and Others)).

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Tranche B-1 Term Loan” means a Tranche B-1 Term Loan made by a Lender to the Company pursuant to Section 2.01(a)(i).

“Tranche B-1 Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B-1 Term Loan, and “Tranche B-1 Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche B-1 Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Tranche B-1 Term Loan Commitments as of the Closing Date is $250,000,000.

“Tranche B-1 Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B-1 Term Loans of such Lender; provided that at any time prior to the making of the Tranche B-1 Term Loans, the Tranche B-1 Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B-1 Term Loan Commitment.

“Tranche B-1 Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B-2 Term Loan” means a Tranche B-2 Term Loan made by a Lender to the Company pursuant to Section 2.01(a)(ii).

“Tranche B-2 Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B-2 Term Loan and “Tranche B-2 Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche B-2 Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Tranche B-2 Term Loan Commitments as of the Closing Date is $425,000,000.

“Tranche B-2 Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B-2 Term Loans of such Lender; provided that at any time prior to the making of the Tranche B-2 Term Loans, the Tranche B-2 Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B-2 Term Loan Commitment.

“Tranche B-2 Term Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Transaction Liens” means the Liens granted by the Obligors under the Security Documents.

“Transactions” means the (i) execution, delivery and performance by each Obligor of the Loan Documents to which it is to be a party, (ii) borrowing of the Loans hereunder on the Closing Date, (iii) repayment of all amounts outstanding under the Existing Credit Agreement, (iv) offering, sale and issuance of the Senior Secured Notes, (v) repurchase and redemption of the Existing Senior Secured Notes and satisfaction and discharge of the indenture relating thereto, (vi) purchase and redemption of approximately $200,000,000 aggregate principal amount of Existing Convertible Debentures and (vii) payment of fees and expenses incurred in connection with the foregoing.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary designated by the board of directors (or similar governing body) of the Company as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the date hereof.  The Company may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary (other than any subsidiary of the subsidiary to be so designated); provided that (i) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary, (ii) the Company may not designate any Insurance Subsidiary to be an Unrestricted Subsidiary and (iii) for the avoidance of doubt, there shall be no Unrestricted Subsidiaries on the Closing Date.

“Voting Power Determinants” means, collectively, Tranche B-1 Term Loan Exposure, Tranche B-2 Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure.

“Voting Stock” of any Person means Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount (but excluding arrangement and similar fees and expenses payable by the Company), based on a four year average life to maturity, or if less, remaining life to maturity, payable with respect to such Loan.

“Wholly-Owned Subsidiary” means any Person in which all of the Capital Stock (other than directors’ and national citizen qualifying shares or similar de minimis holdings by another Person, in each case, as required by law) is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

Section 1.02. Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           (i)           The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)          The term “including” is not limiting and means “including without limitation.”

(iii)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d)           Unless otherwise expressly provided herein or the context requires otherwise, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) any reference herein to a Person shall be construed to include such Person’s permitted successors and assigns and (iv) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)           This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)           This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

Section 1.03. Classification of Loans.

For purposes of this Agreement, Loans may be classified and referred to by Interest Type (e.g., a “Eurodollar Rate Loan”).

Section 1.04. Accounting Principles.

(a)           Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP as in effect from time to time, consistently applied.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           References herein to particular columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person’s Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby.  In the event the columns, lines or sections of the Annual Statement or Quarterly Statement referenced herein are changed or renumbered from the columns, lines and sections applicable to the 2011 Annual Statement, or the June 30, 2012 Quarterly Statement, all such references shall be deemed references to such column, line or section as so renumbered or changed.

(c)           In the event of any future Material Acquisition or Material Disposition, determinations of compliance with the financial covenants contained herein for any applicable Calculation Period shall be made on a Pro Forma Basis.

(d)           If, at any time after the date of this Agreement, any material change is made to GAAP or the Company’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, the Company shall notify the Agent of the change and the Company and the Agent shall negotiate in good faith to amend such covenant, subject to the approval of the Required Lenders, to restore the Company and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that if the Company and the Agent are unable to reach agreement within 30 days following the implementation of such material change, the Agent shall be permitted, acting in good faith, to make such amendments, in each case subject to the approval of the Required Lenders, to the covenants set forth in this Agreement as it reasonably determines are necessary to restore the Company and the Lenders to the position they occupied prior to the implementation thereof.

ARTICLE 2
The Credits

Section 2.01. Term Loans.

(a)           Loan Commitments.  Subject to the terms and conditions hereof,

(i)            each Lender with a Tranche B-1 Term Loan Commitment severally agrees to make, on the Closing Date, a Tranche B-1 Term Loan to the Company in an amount equal to such Lender’s Tranche B-1 Term Loan Commitment; and

(ii)           each Lender with a Tranche B-2 Term Loan Commitment severally agrees to make, on the Closing Date, a Tranche B-2 Term Loan to the Company in an amount equal to such Lender’s Tranche B-2 Term Loan Commitment.

The Company may make only one borrowing under each of the Tranche B-1 Term Loan Commitment and Tranche B-2 Term Loan Commitment which shall be on the Closing Date.  Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Section 2.09, all amounts owed hereunder with respect to the Tranche B-1 Term Loans and the Tranche B-2 Term Loans shall be paid in full no later than the Maturity Date applicable to such Term Loans.  Each Tranche B-1 Term Loan Commitment and Tranche B-2 Term Loan Commitment shall terminate immediately and without further action on the Closing Date and after giving effect to the funding of such Tranche B-1 Term Loan Commitment and Tranche B-2 Term Loan Commitment on such date.

(b)           Borrowing Mechanics for Term Loans.

(i)            The Company shall deliver to the Agent a fully executed Loan Notice no later than (x) 10:00 a.m. (New York City time) on the Closing Date with respect to Base Rate Loans and (y) 3:00 p.m. (New York City time) on the date that is three (3) Business Days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to the Agent).  Promptly upon receipt by the Agent of such Loan Notice, the Agent shall notify each Lender of the proposed Credit Extension.

(ii)           Each Lender shall make its Tranche B-1 Term Loan and/or Tranche B-2 Term Loan, as the case may be, available to the Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Agent’s Office designated by the Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of the Term Loans available to the Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Agent from Lenders to be credited to the account of the Company at the Agent’s Office or to such other account as may be designated in writing to the Agent by the Company.

Section 2.02. Revolving Loans.

(a)           Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to the Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that, after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Revolving Loans.

(i)           Except pursuant to Section 2.04(d), Revolving Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)           Whenever the Company desires that Lenders make Revolving Loans, the Company shall deliver to the Agent a fully executed and delivered Loan Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Borrowing Date in the case of a Eurodollar Rate Loan, and no later than 10:00 a.m. (New York City time) on the proposed Borrowing Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Borrowing Date is the Closing Date, such Loan Notice may be delivered within such period shorter than three Business Days as may be agreed by the Agent with respect to Eurodollar Rate Loans.  Except as otherwise provided herein, a Loan Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date.

(iii)           Notice of receipt of each Loan Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Agent to each applicable Lender by facsimile or other electronic communication with reasonable promptness, but (provided that the Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Agent’s receipt of such Notice from the Company.

(iv)           Each Lender shall make the amount of its Revolving Loan available to the Agent not later than 12:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Agent’s Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of such Revolving Loans available to the Company on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Agent from Lenders to be credited to the account of the Company at the Agent’s Office or such other account as may be designated in writing to the Agent by the Company.

Section 2.03. Swing Line Loans.

(a)           Swing Line Loans Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to the Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period.  Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Swing Line Loans.

(i)            Swing Line Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $200,000 in excess of that amount.

(ii)           Whenever the Company desires that Swing Line Lender make a Swing Line Loan, the Company shall deliver to the Agent a Loan Notice no later than 10:00 a.m. (New York City time) on the proposed Borrowing Date.

(iii)          Swing Line Lender shall make the amount of its Swing Line Loan available to the Agent not later than 3:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Agent’s Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of such Swing Line Loans available to the Company on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Agent from Swing Line Lender to be credited to the account of the Company at the Agent’s Office, or to such other account as may be designated in writing to the Agent by the Company.

(iv)          With respect to any Swing Line Loans which have not been voluntarily prepaid by the Company pursuant to Section 2.09, Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the Company), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Borrowing Date, a notice (which shall be deemed to be a Loan Notice given by the Company) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Company on such Borrowing Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Agent to Swing Line Lender (and not to the Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to the Company and shall be due under the Revolving Loan Note issued by the Company to Swing Line Lender.  The Company hereby authorizes the Agent and Swing Line Lender to charge the Company’s accounts with the Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(v)           If for any reason Revolving Loans are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Swing Line Lender’s Lending Office. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)          Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.03(b)(iv) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.03(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Obligor or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Obligor; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender shall not have received prior notice from the Company or the Required Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and the Company to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c)           Resignation and Removal of Swing Line Lender.  Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to the Agent, Lenders and the Company.  Swing Line Lender may be replaced at any time by written agreement among the Company, the Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender.  The Agent shall notify the Lenders of any such replacement of Swing Line Lender.  At the time any such replacement or resignation shall become effective, (i) the Company shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to the Company for cancellation, and (iii) the Company shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

Section 2.04. Issuance of Letters of Credit and Purchase of Participations Therein.

(a)           Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank shall issue Letters of Credit in respect of which the Company is the applicant for the support of its and/or its Subsidiaries obligations in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such Letter of Credit; and (vi)  in no event shall any Letter of Credit be issued if such Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion.  Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided that Issuing Bank shall not extend any such Letter of Credit if it has received written notice from a Lender or the Company that an Event of Default has occurred and is continuing at least two Business Days prior to  the time Issuing Bank must elect to allow such extension; provided, further, if any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and the Company to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender.

(b)           Notice of Issuance.  Whenever the Company desires the issuance of a Letter of Credit, it shall deliver to the Agent an Issuance Notice no later than 11:00 a.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Subject to  the conditions set forth in Section 4.02, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures.  If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify the Agent of such issuance which shall notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.04(e).

(c)           Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit.  As between the Company and Issuing Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith (as defined under Article 5 of the Uniform Commercial Code as adopted by the State of New York), shall not give rise to any liability on the part of Issuing Bank to the Company.  Notwithstanding anything to the contrary contained in this Section 2.04(c), the Company shall retain any and all rights it may have against Issuing Bank for any direct damages (as opposed to special, indirect, consequential or punitive damages, which claims are hereby waived by the Company to the extent permitted under applicable law) suffered by the Company arising solely out of the gross negligence or willful misconduct of Issuing Bank in determining whether documents delivered under any Letter of Credit substantially comply with the terms thereof as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)           Reimbursement by the Company of Amounts Drawn or Paid Under Letters of Credit.  In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify the Company and the Agent, and the Company shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to their respective obligations under Section 2.04(e) once such notice is delivered; provided, further, that anything contained herein to the contrary notwithstanding, (i) unless the Company shall have notified the Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Company shall be deemed to have given a timely Loan Notice to the Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Agent to reimburse Issuing Bank for the amount of such honored drawing; provided, further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Company shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).

(e)           Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that the Company shall fail for any reason to reimburse Issuing Bank as provided in Section 2.04(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank.  In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the Company in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its Lending Office or at such other address as such Lender may request.

(f)           Obligations Absolute.  The obligation of the Company to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.04(d) and the obligations of Lenders under Section 2.04(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

(g)           Indemnification.  Without duplication of any obligation of the Company under Section 10.04 or 10.05, in addition to amounts payable as provided herein, the Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of one outside counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance or wrongful dishonor of any Letter of Credit by Issuing Bank, other than as a result of  the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)           Resignation and Removal of Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to the Agent, Lenders and the Company.  An Issuing Bank may be replaced at any time by written agreement among the Company, the Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank.  The Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement or resignation shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Company shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) or (g) of Section 8.  Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Company under this Agreement.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for any drawing under a Letter of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Exposure  representing greater than 50% of the total L/C Exposure), be applied to satisfy other obligations of the Company under this Agreement.  If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

Section 2.05. Pro Rata Shares.

All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.06. Conversion and Continuation of Loans.

(a)           Each conversion of Loans from one Interest Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Company’s irrevocable written notice to the Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Company.  Each such Conversion/Continuation Notice must be received by the Agent not later than 11:00 a.m. (New York City time) three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  The Agent shall determine the interest rate that shall apply to any converted or continued Eurodollar Rate Loans pursuant to Section 2.10(c).

(b)           Each Conversion/Continuation Notice shall specify (i) whether the Company is requesting a conversion of Loans from one Interest Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Interest Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (each such Interest Period shall comply with the provisions of the definition of “Interest Period”).

(c)           Notwithstanding any contrary provision hereof, if (i) an Event of Default of the type described in Section 8.01(a), (f) or (g) has occurred and is continuing, unless the Required Lenders otherwise consent or (ii) any other Event of Default has occurred and is continuing and the Required Lenders have requested, each Loan will be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.07. Notes; Loan Accounts.

(a)           Each Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by the Agent in the ordinary course of business.  The loan accounts or records maintained by the Agent and each Lender shall be conclusive evidence of the amount of the Loans made by the Lenders to the Company and the interest and payments thereon absent manifest error.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

(b)           Upon the request of any Lender made through the Agent, instead of or in addition to loan accounts, the Loans made by each Lender may be evidenced by one or more Tranche B-1 Term Loan Notes, Tranche B-2 Term Loan Notes, Revolving Loan Notes or Swing Line Notes, substantially the form of Exhibit B-1, Exhibit B-2, Exhibit B-3, or Exhibit B-4, as applicable, hereto (each such note, a “Note”).  Each Lender shall endorse on the schedules annexed to its Note the date, amount and maturity of each Loan deemed made by it and the amount of each payment of principal made by the Company with respect thereto.  Each such Lender is irrevocably authorized by the Company to endorse its Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

Section 2.08. Repayment of Loans.

The Company shall repay to the Agent, for the ratable account of the Lenders, the aggregate principal amount of Term Loans set forth below, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, on the following dates or if any such date is not a Business Day, on the immediately preceding Business Day (which installments shall be reduced as a result of the application of prepayments in accordance with Section 2.09(e)):

Date	Tranche B-1 Term Loan Amortization Payment	Tranche B-2 Term Loan Amortization Payment
December 31, 2012	$12,500,000	$1,062,500
March 31, 2013	$12,500,000	$1,062,500
June 30, 2013	$12,500,000	$1,062,500
September 30, 2013	$12,500,000	$1,062,500
December 31, 2013	$12,500,000	$1,062,500
March 31, 2014	$12,500,000	$1,062,500
June 30, 2014	$12,500,000	$1,062,500
September 30, 2014	$12,500,000	$1,062,500
December 31, 2014	$18,750,000	$1,062,500
March 31, 2015	$18,750,000	$1,062,500
June 30, 2015	$18,750,000	$1,062,500
September 30, 2015	$18,750,000	$1,062,500
December 31, 2015	$18,750,000	$1,062,500
March 31, 2016	$18,750,000	$1,062,500
June 30, 2016	$18,750,000	$1,062,500
September 30, 2016	$18,750,000	$1,062,500
December 31, 2016		$1,062,500
March 31, 2017		$1,062,500
June 30, 2017		$1,062,500
September 30, 2017		$1,062,500
December 31, 2017		$1,062,500
March 31, 2018		$1,062,500
June 30, 2018		$1,062,500
Tranche B-2 Term Loan Maturity Date		Remainder

; provided that in the event any New Term Loans are made, such New Term Loans shall be repaid on each amortization date listed above occurring on or after the applicable Increased Amount Date in the manner specified in the Joinder Agreement, or, if any such New Term Loans are documented as a separate credit facility, such New Term Loans shall be repaid as provided in the definitive agreement therefor, subject in each case to the provisions of Section 2.15.

Notwithstanding the foregoing, (x) such amortization payments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B-1 Term Loans or the Tranche B-2 Term Loans, as the case may be, in accordance with Section 2.09; and (y) the Tranche B-1 Term Loans and the Tranche B-2 Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date applicable to such Term Loans.

Section 2.09. Optional and Mandatory Prepayments and Reductions of Commitments.

(a)           Optional Prepayments.  The Company will have the right at any time to prepay any Credit Extension in whole or in part, in minimum amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof, subject to the provisions of this Section.

(b)           Voluntary Commitment Reductions.

(i)           The Company may, upon not less than three Business Days’ prior written or telephonic notice to the Agent, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)           The Company’s notice to the Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c)           Tranche B-1 Term Loan and Tranche B-2 Term Loan Prepayment Premium.  In the event that all or any portion of the Tranche B-1 Term Loans or the Tranche B-2 Term Loans is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Tranche B-1 Term Loans or Tranche B-2 Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the Weighted Average Yield of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, or the incurrence of any debt financing having an effective interest cost or Weighted Average Yield that is less than the effective interest cost or Weighted Average Yield of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced, but excluding, in each case, any repayment, prepayment, refinancing, replacement or repricing in connection with any transaction resulting in a Change of Control  (each a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced.  If all or any portion of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

(d)           Mandatory Prepayments.  The Company shall be required to make mandatory prepayments as set forth in subclauses (i) to (v) below; provided that subclauses (ii) and (iii) shall not apply if (x) the Debt to Total Capitalization Ratio is equal to or less than 20% and (y) either (1) each of the Company’s Insurance Subsidiaries (other than Conseco Life Insurance Company, Conseco Life Insurance Company of Texas and Bankers Conseco Life Insurance Company) has a financial strength rating of not less than A- (stable) from A.M. Best Company, in each case at the time such prepayment is required to be made (the “Financial Strength Rating Condition”) or (2) the Facilities have a rating of not less than BBB- (stable) from S&P and Baa3 (stable) from Moody’s, in each case at the time such prepayment is required to be made.

(i)           Indebtedness.  Within one Business Day after any Net Proceeds are received by or on behalf of the Company or any Restricted Subsidiary in respect of the incurrence of any Indebtedness pursuant to Section 7.01(a)(i)(B), the Company shall prepay Loans in an aggregate amount equal to such Net Proceeds.

(ii)           Asset Sales.  Within five Business Days after any Net Proceeds are received by or on behalf of the Company or any Restricted Subsidiary in respect of any Asset Sale, the Company shall prepay the Loans in an aggregate amount equal to such Net Proceeds; provided that a prepayment of the Loans shall be required pursuant to this paragraph only to the extent that the aggregate Net Proceeds of all Asset Sales in any Fiscal Year exceeds $5,000,000; provided that so long as no Event of Default shall have occurred and be continuing, and except in the case of the Net Proceeds from any sale of an Insurance Subsidiary that would constitute a Material Disposition, the Company may reinvest all or any portion of such Net Proceeds in assets useful in its business so long as, within 12 months after the receipt of such Net Proceeds, such reinvestment shall have been consummated or the Company shall have entered into a definitive agreement for such reinvestment, and such reinvestment shall have been consummated no later than 18 months after the receipt of such Net Proceeds (in each case, as certified by the Company in writing to the Agent); and provided, further, that any Net Proceeds not subject to such definitive agreement or so reinvested by the conclusion of the 12th or 18th month, as the case may be, shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.09(d)(ii).

(iii)          Casualty Events.  Within five Business Days after any Net Proceeds are received by or on behalf of the Company or any Restricted Subsidiary (that is not an Insurance Subsidiary or a Subsidiary of an Insurance Subsidiary) in respect of any Casualty Event, the Company shall prepay Loans in an aggregate amount equal to such Net Proceeds; provided that a prepayment of Loans shall be required pursuant to this paragraph only to the extent that the aggregate Net Proceeds of all Casualty Events in any Fiscal Year exceeds $10,000,000; provided that, so long as no Event of Default shall have occurred and be continuing, the Company may apply all or any portion of such Net Proceeds to the repair or restoration of the property subject to such Casualty Event or the acquisition of replacement property so long as, within 12 months after the receipt of such Net Proceeds, such reinvestment shall have been consummated or the Company shall have entered into a definitive agreement for such application, and such application shall have been consummated no later than 18 months after the receipt of such Net Proceeds, such repair, restoration or replacement shall have been consummated (as certified by the Company in writing to the Agent); and provided, further, that any Net Proceeds not so applied by the conclusion of the 12th or 18th month, as the case may be, shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.09(d)(iii).

(iv)          Restricted Payments.  On the last day of each Fiscal Quarter (starting with the last day of the Fiscal Quarter beginning October 1, 2012) in which any Restricted Payment pursuant to Section 7.08(d), Section 7.08(e), Section 7.08(g) or, to the extent relating to Restricted Payments made pursuant to Section 7.08(d), Section 7.08(e) or  Section 7.08(g), Section 7.08(h) (including any payment made pursuant to Section 7.10(a)(iv) deemed to be such a Restricted Payment) is made (or if such last day is not a Business Day, on the immediately preceding Business Day), the Company shall prepay Loans in an aggregate amount equal to 100% of all such Restricted Payments made in such Fiscal Quarter; provided that if, as of the end of the Fiscal Quarter immediately preceding such Restricted Payment, the Debt to Total Capitalization Ratio is (a) equal to or less than 22.5%, but greater than 17.5%, the prepayment requirement shall be reduced to 33.33% or (b) equal to or less than 17.5%, the prepayment requirement set forth in this Section 2.09(d)(iv) shall not apply.

(v)          Revolving Loans and Swing Loans.  The Company shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(e)           Application of Prepayments.

(i)           Any prepayment of any Loan pursuant to Section 2.09(a) shall be applied as specified by the Company in the applicable notice of prepayment; provided that in the event the Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

(1)           first, to repay outstanding Swing Line Loans to the full extent thereof;

(2)          second, to repay outstanding Revolving Loans to the full extent thereof; and

(3)          third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining amortization payments of principal of the Tranche B-1 Term Loans and Tranche B-2 Term Loans in inverse order of maturity.

(ii)           Any prepayment of any Loans pursuant to Sections 2.09(d)(i) through (iv) shall be applied as follows:

(1)           first, to the Tranche B-1 Term Loans and Tranche B-2 Term Loans on a pro rata basis for application to the scheduled principal repayments thereof due within twelve months after the occurrence of the event giving rise to such prepayment in direct order of maturity;

(2)          second, to the Tranche B-1 Term Loans and Tranche B-2 Term Loans on a pro rata basis for application to the remaining principal repayment installments thereof in inverse order of maturity until paid in full;

(3)          third, to prepay the Swing Line Loans to the full extent thereof without any permanent reduction of the Revolving Commitments;

(4)           fourth, to prepay the Revolving Loans to the full extent thereof without any permanent reduction of the Revolving Commitments;

(5)           fifth, to prepay outstanding reimbursement obligations with respect to Letters of Credit without any permanent reduction of the Revolving Commitments;

(6)          sixth, to Cash Collateralize Letters of Credit without any permanent reduction of the Revolving Commitments; and

(7)          seventh, to the Company;

provided that, with respect to clause (1) and (2) above, (x) at the election of Lenders holding Tranche B-2 Term Loans, the portion of amounts otherwise allocable to such Lenders may be allocated to repay Tranche B-1 Term Loans on a pro rata basis until such Tranche B-1 Term Loans are paid in full prior to prepayment of Tranche B-2 Term Loans held by such Lenders, (y) at the election of Lenders holding Tranche B-1 Term Loans, the portion of amounts otherwise allocable to such Lenders may be allocated to repay Tranche B-2 Term Loans on a pro rata basis until such Tranche B-2 Term Loans are paid in full prior to prepayment of Tranche B-1 Term Loans held by such Lenders and (z) any prepayment of Term Loans pursuant to this Section 2.09(e)(ii) that is declined by both the Lenders holdings Tranche B-1 Term Loans and Tranche B-2 Term Loans may be retained by the Company; provided, further, that if at the time any amount is required to be paid pursuant to Section 2.09(d)(ii) or (iii), the Company is required to offer to repay or repurchase Permitted First Priority Refinancing Debt pursuant to the terms of the documentation governing such Indebtedness with any Net Proceeds from Asset Sales or Casualty Events (such Permitted First Priority Refinancing Debt required to be offered to be so repaid or repurchased, “Other Applicable Indebtedness”), then the Company may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Tranche B-1 Term Loans and Tranche B-2 Term Loans and Other Applicable Indebtedness at such time; provided, further, that the portion of such Net Proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Tranche B-1 Term Loans and Tranche B-2 Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Tranche B-1 Term Loans and Tranche B-2 Term Loans that would have otherwise been required pursuant to Section 2.09(d)(ii) or (iii), as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Tranche B-1 Term Loans and Tranche B-2 Term Loans in accordance with the terms hereof.

(f)           Notice of Prepayments.  The Company shall notify the Agent in writing of any prepayment of any Credit Extension hereunder (i) in the case of a Eurodollar Rate Loan, not later than 11:00 a.m. (New York City time) three Business Days before the date of prepayment and (ii) in the case of a Base Rate Loan, not later than 11:00 a.m. (New York City time) on the prepayment date.  Each such notice shall be irrevocable (other than to the extent provided in connection with refinancing the Obligations) and shall specify the prepayment date, the principal amount of each Credit Extension or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of Net Proceeds giving rise to such prepayment.  Promptly after it receives any such notice, the Agent shall advise the Lenders of the contents thereof.

(g)           Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Company pursuant to Section 3.05(b).

Section 2.10. Interest.

(a)           Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)           in the case of Revolving Loans:

(1)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2)          if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin;

(ii)           in the case of Swing Line Loans, at the Base rate plus the Applicable Margin;

(iii)          in the case of Tranche B-1 Term Loans:

(1)          if a Base Rate Loan, at the Base Rate plus 2.25% per annum; or

(2)          if a Eurodollar Rate Loan, at the Eurodollar Rate plus 3.25% per annum;

(iv)          in the case of Tranche B-2 Term Loans:

(1)          if a Base Rate Loan, at the Base Rate plus 2.75% per annum; or

(2)          if a Eurodollar Rate Loan, at the Eurodollar Rate plus 3.75% per annum.

(b)           The basis for determining the rate of interest with respect to any Loan (except Swing Line Loans which shall be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Company and notified to the Agent and Lenders pursuant to the applicable Loan Notice or Conversion/Continuation Notice, as the case may be; provided that the Company may not select the Eurodollar Rate for any Credit Extension if the aggregate amount of such Credit Extension is less than $5,000,000.

(c)           In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event the Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice (or fails to deliver a Conversion/Continuation Notice within the time limits provided in Section 2.06(a)), the Company shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.  At any time that Base Rate Loans are outstanding, the Agent shall notify the Company and the Lenders of any change in the U.S. Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(d)           The Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(e)           Interest payable pursuant to Section 2.10(d) shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.10(d), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Company.

(f)           Notwithstanding the foregoing, upon the occurrence of any Event of Default pursuant to Section 8.01(a), for so long as such Event of Default shall be continuing, all overdue principal and interest payable on each Loan shall, without further notice, bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section.  In addition, if any fee or other amount (other than principal or interest on any Loan) payable by the Company pursuant to any Loan Document is not paid when due, whether upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to Base Rate Loans as provided in the preceding subsections of this Section.

(g)           Interest on each Loan shall be paid in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.10(f) shall be payable on demand of the Agent (upon the instruction of the Required Lenders; provided that no such instruction shall be required in the case of an Event of Default pursuant to Section 8.01(a), (f), or (g)), (ii) upon any repayment or prepayment of any Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Rate Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

(h)           Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the highest rate of interest that may be lawfully contracted for, charged or received had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company.

Section 2.11. Fees.

(a)           The Company agrees to pay to Lenders having Revolving Exposure:

(i)            commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

(ii)           letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to the Agent at the Agent’s Office and upon receipt, the Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)          The Company agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i)            a fronting fee equal to 0.25% per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)           such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)           All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated pursuant to the second sentence of Section 2.12(a) and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)           The Company agrees to pay on the Closing Date to (i) each Lender party to this Agreement and holding Tranche B-1 Term Loans on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 0.50% of the stated principal amount of such Lender’s Tranche B-1 Term Loan, payable to such Lender from the proceeds of its Tranche B-1 Term Loans as and when funded on the Closing Date, and (ii) each Lender party to this Agreement and holding Tranche B-2 Term Loans on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender’s Tranche B-2 Term Loan, payable to such Lender from the proceeds of its Tranche B-2 Term Loans as and when funded on the Closing Date.  Such closing fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e)           In addition to the foregoing, the Company shall pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Company and the Agent.  Such fees shall be fully earned when paid and shall not be refundable under any circumstances.

Section 2.12. Computation of Fees and Interest.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by the “U. S. Prime Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Agent will, at the request of the Company or any Lender, deliver to the Company or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

Section 2.13. Payments Generally.

(a)           All payments to be made by the Company under the Loan Documents shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim.  Except as otherwise expressly provided in any Loan Document, all payments to be made by the Company under any Loan Document shall be made to the Agent for the account of the Lenders at the Agent’s Office, and shall be made in dollars and in immediately available funds, no later than 3:00 p.m. (New York City time) on the date specified in such Loan Document.  The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received.  Any payment received by the Agent later than 3:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)           Unless the Company or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Company or such Lender, as the case may be, will not make such payment, the Agent may assume that the Company or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then:

(i)            if the Company failed to make such payment, each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Company to the date such amount is recovered by the Agent (the “Compensation Period”) at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in the applicable Credit Extension.  If such Lender does not pay such amount forthwith upon the Agent’s demand therefor, the Agent may make a demand therefor upon the Company, and the Company shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the applicable rate for Base Rate Loans to the applicable Credit Extension.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights that the Agent or the Company may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Agent to any Lender or the Company with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Company by the Agent because the conditions to the extension of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.14. Sharing of Payments by Lenders.

(a)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment (a) on account of any Obligations due and payable hereunder and under the other Loan Documents at such time resulting in such Lender receiving payment in excess of its ratable share (calculated according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) of or on account of any of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (calculated according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then in each case, such Lender shall (x) notify the Agent of such fact, and (y) purchase (for cash at face value) participations in the Obligations of the other Lenders due and payable or owing, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of such excess payments shall be shared by all such Lenders; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (1) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(b)           Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of setoff and counterclaim (subject to Section 10.09) with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

Section 2.15. Incremental Facilities.

(a)           The Company may, by written notice to the Agent, elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the then-existing Revolving Commitments (any such increase, “New Revolving Commitments”) and/or (B) prior to the Maturity Date applicable to the Tranche B-2 Term Loans, the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $250,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by the Agent or such lesser amount that shall constitute the difference between $250,000,000 and all such New Revolving Commitments and New Term Loan Commitments obtained prior to such date), and integral multiples of $1,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Company proposes that the New Revolving Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom the Company proposes any portion of such New Revolving Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that the Agent may elect or decline to arrange such New Revolving Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment or a New Term Loan Commitment.  Such New Revolving Commitments or New Term Loan Commitments, as applicable, shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 4.02 shall be satisfied; (3) the Company and its Subsidiaries shall be in pro forma compliance with Sections 7.11, 7.12, 7.14, 7.15, and 7.16 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Commitments or New Term Loan Commitments, as applicable; (4) all New Revolving Commitments shall, and all New Term Loan Commitments may, be effected pursuant to one or more Joinder Agreements executed and delivered by the Company, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and the Agent, each of which shall be recorded in the Register and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 3.01(e); (5) the Company shall make any payments required pursuant to Section 3.05(b) in connection with the New Revolving Commitments or New Term Loan Commitments, as applicable; and (6) the Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b)           The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be as set forth herein, in the Joinder Agreement or in the definitive agreement for such Series of New Term Loans and New Term Loan Commitments; provided that the New Term Loans and New Term Loan Commitments may rank pari passu or junior in right of payment and pari passu or junior in right of security with the existing Tranche B-2 Term Loan Facility or may be unsecured.

(1)          In the event any New Term Loans and New Term Loan Commitments rank pari passu in right of payment or pari passu in right of security with the existing Tranche B-2 Term Loans (i) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the existing Tranche B-2 Term Loans, (ii) the applicable Maturity Date of each Series shall be no earlier than the Latest Maturity Date applicable to the Tranche B-2 Term Loans then in effect, (iii) the Weighted Average Yield applicable to the New Term Loans of each Series shall be determined by the Company and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement or in the definitive agreement for such Series of New Term Loans and New Term Loan Commitments; provided, however, that the Weighted Average Yield applicable to the New Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Tranche B-2 Term Loans plus 0.50% per annum unless the interest rate with respect to the Tranche B-2 Term Loan is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Tranche B-2 Term Loans to equal the Weighted Average Yield then applicable to the New Term Loans and (iv) all other terms of the New Term Loans and New Term Loan Commitments, if not consistent with the terms of the Tranche B-2 Term Loans, as applicable shall be reasonably acceptable to the Agent.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent to effect the provision of this Section 2.15.

(2)          In the event any New Term Loans and New Term Loan Commitments (x) rank junior in right of payment or junior in right of security with the existing Tranche B-2 Term Loans or (y) are unsecured, such New Term Loans or New Term Loan Commitments shall (i) be subject to intercreditor and subordination arrangements reasonably satisfactory to the Agent, (ii) be guaranteed solely by the Secured Guarantee (or a guarantee substantially similar to the Secured Guarantee, but on an unsecured basis, as the case may be) and, to the extent secured, secured solely by the Collateral, (iii) not mature, or have amortization (other than customary mandatory prepayments upon asset sales or casualty events), in each case, prior to the date that is six (6) months after the Latest Maturity Date applicable to the Tranche B-2 Term Loans and (iv) be subject to covenants and events of default applicable to substantially the same as, or less favorable to the Lenders than, those applicable to the Tranche B-2 Term Loans (except for covenants, events of default or other provisions that are applicable only after the occurrence of the Latest Maturity Date applicable to the Tranche B-2 Term Loans).

(c)           On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Loan Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by then-existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto.  For the avoidance of doubt, the terms and provisions of the New Revolving Loans and New Revolving Commitments shall be  documented solely as an increase, and shall be identical, to the then-existing Revolving Loan Commitments.

(d)           On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to the Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) to the extent such New Term Loans are documented by a Joinder Agreement, each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(e)           The Agent shall notify Lenders promptly upon receipt of the Company’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.15.

Section 2.16. Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16(d); fourth, as the Company may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16(d); sixth, to the payment of any amounts owing to the Lenders, Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.16(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)           Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16(d).

(B)         With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)          Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)          Cash Collateral.  If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.16(d).

(b)           Defaulting Lender Cure.  If the Company, the Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.16(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)           New Letters of Credit.  So long as any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.16(d).

(d)           Cash Collateral.  At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Agent or Issuing Bank (with a copy to the Agent), the Company shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender that has not been reallocated pursuant to Section 2.16(a)(iii) or for which Cash Collateral has been provided by such Defaulting Lender in an amount not less than the Minimum Collateral Amount.

(i)            Grant of Security Interest.  The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below.  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)          Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Agent and Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.16, the Person providing Cash Collateral and Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by the Company, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(e)           Lender Counterparties.  So long as any Lender is a Defaulting Lender, such Lender shall not be a contractual counterparty with respect to any Secured Swap Contract entered into while such Lender was a Defaulting Lender.

Section 2.17. Maturity Extensions of Loans.

(a)   The Company may from time to time, pursuant to the provisions of this Section 2.17, agree with one or more Lenders holding Loans and Commitments of any Class (each an “Existing Class”) to extend the maturity date of such Class of Loans and to provide for other terms consistent with this Section 2.17 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Company to all Lenders under any Class that is proposed to be extended under this Section 2.17, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender.  In connection with each Extension, the Company will provide notification to the Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses.  In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Agent with a written notice thereof in a form reasonably satisfactory to the Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.  In connection with any Extension, the Company shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Agent to accomplish the purposes of this Section 2.17.

(b)   After giving effect to any Extension, the Term Loans or Revolving Commitments so extended shall cease to be a part of the Class of which they were a part immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than four (4)  different Classes of Term Loans and four (4) different Classes of Revolving Commitments; provided, further, that, in the case of any Extension Amendment relating to Revolving Commitments or Revolving Loans, (i) all Credit Extensions and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the applicable Revolving Commitment Termination Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swing Line Loan as between the Revolving Commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the applicable Revolving Commitment Termination Date has occurred, (iii) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans and Existing Revolving Commitments (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full) and (iv) with respect to Letters of Credit and Swing Line Loans, the maturity date with respect to the Revolving Commitments may not be extended without the prior written consent of the Issuing Bank and the Swing Line Lender.  If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Revolving Credit Termination Date (or the applicable Maturity Date with respect to any Class of New Revolving Loans or Class of Revolving Commitments extended pursuant to this Section 2.17) while an extended Class of Revolving Commitments remains outstanding, the Company shall make such payments as are necessary in order to eliminate such excess on such  date.

(c)   The consummation and effectiveness of each Extension shall be subject to the following:

(i)   no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension (after giving effect to such Extension);

(ii)   the Term Loans, Revolving Loans or Revolving Commitments, as applicable, of any Lender extended pursuant to any Extension (as applicable, “Extended Term Loans”, “Extended Revolving Loans” or “Extended Revolving Commitments”) shall have the same terms as the Class of Term Loans, Revolving Loans or Revolving Commitments, as applicable, subject to the related Extension Amendment (as applicable, “Existing Term Loans”, “Existing Revolving Loans” or “Existing Revolving Commitments”); except (A) the final maturity date of any Extended Term Loans or Extended Revolving Commitments of a Class to be extended pursuant to an Extension may be later than the Latest Maturity Date at the time of such Extension, and the Weighted Average Life to Maturity of any Extended Term Loans or Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Class of Existing Term Loans or Existing Revolving Commitments, as applicable, subject to the Latest Maturity Date at the time of such Extension; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, as applicable, may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Term Loans, Existing Revolving Loans or Existing Revolving Commitments, as applicable; (C) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Commitments, in each case, to the extent provided in the applicable Extension Amendment; (D) no repayment of any Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, as applicable, shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (E) the Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Term Loans or Extended Revolving Commitments, as applicable; and (F) the other terms and conditions applicable to Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments may be terms different than those with respect to the Existing Term Loans, Existing Revolving Loans or Existing Revolving Commitments, as applicable, so long as such terms and conditions only apply after the Latest Maturity Date; provided, further, that each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent and the Company, to give effect to the provisions of this Section 2.17, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, that no Extension Amendment may provide for any Class of Extended Term Loans or Extended Revolving Commitments to be secured by any Collateral or other assets of any Restricted Subsidiary that does not also secure the Existing Term Loans or Existing Revolving Commitments;

(iii)   all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Company generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Agent;

(iv)   a minimum amount in respect of such Extension (to be determined in the Company’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Agent in its reasonable discretion) shall be satisfied (the “Minimum Extension Condition”); and

(v)   no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to the making of a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Company.

(d)   For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.14 and Section 10.01 will not apply to any payment of interest or fees in respect of any Extended Term Loans or Extended Revolving Commitments, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer made pursuant to and in accordance with the provisions of this Section 2.17 with respect to such Extensions of Term Loans or Revolving Commitments.

(e)   No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 10.14.

(f)   The Lenders hereby irrevocably authorize the Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes of Term Loans or Revolving Commitments, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.17.  Notwithstanding the foregoing, the Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.17 and, if the Agent seeks such advice or concurrence, the Agent shall be permitted to enter into such amendments with the Company in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Company unless and until it shall have received such advice or concurrence; provided, however, that, whether or not there has been a request by the Agent for any such advice or concurrence, all such Extension Amendments entered into with the Company by the Agent hereunder shall be binding on the Lenders.  Without limiting the foregoing, in connection with any Extension, (i) the Company and the appropriate Subsidiaries shall (at their expense) amend (and the Agent is hereby directed to amend) any Loan Document that the Agent reasonably requests to be amended to reflect the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Agent, in the case of any Mortgage (as defined in the Security Agreement)) and (ii) the Company and the appropriate Subsidiaries shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Agent in connection therewith and, if requested by the Agent, a legal opinion of counsel in form and substance reasonably acceptable to the Agent.

(g)   Promptly following the consummation and effectiveness of any Extension, the Company will furnish to the Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each Class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

ARTICLE 3
Taxes, Yield Protection and Illegality

Section 3.01. Taxes.

(a)           Payments Free of Indemnified Taxes and Other Taxes.  Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any applicable withholding agent shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Obligor shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Company.  Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Company.  Without duplication of Section 3.01(a), the Company shall indemnify the Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes in respect of payments under any Loan Document or Other Taxes (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section) that are imposed on or payable by the Agent or such Lender, as the case may be, and reasonable expenses arising therefrom, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  If the Company reasonably believes that there is an appropriate basis to pursue a refund of any Indemnified Tax or Other Tax indemnified by the Company under this Section 3.01(c), or for which any Obligor has paid additional amounts under Section 3.01(a), the affected Agent or Lender (as applicable) shall, upon the Company’s written request and at the Company’s expense, pursue such refund; provided that no Agent or Lender shall be obligated to pursue any such refund if such Agent or Lender determines in good faith that it would be materially disadvantaged or prejudiced, or subject to any unreimbursed cost or expense, by pursuing such refund.  Any refund described in the preceding sentence that is received by the Agent or any Lender shall be payable to the Company to the extent provided in Section 3.01(f).

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, the Company shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Status of Lenders.  Each Lender shall deliver to the Company and to the Agent, whenever reasonably requested by the Company or the Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit the Company or the Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction.  If any form, certification or other documentation provided by a Lender pursuant to this Section 3.01(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Company and the Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Company and the Agent in writing that such Lender is not legally eligible to do so.

Without limiting the generality of the foregoing,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Agent duly completed and executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Company or the Agent) as will enable the Company or the Agent, as the case may be, to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements; and

(B)          each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Company and the Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Agent), duly completed and executed copies of whichever of the following is applicable:

 (i)            IRS Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

 (ii)           IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,

 (iii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of  the Company, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W-8BEN (or any successor thereto),

 (iv)         where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s); provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)),  or

 (v)          any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(C)           Each Lender shall deliver to the Company and the Agent (in such number of duly completed and executed originals as shall be requested by the recipient), at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law or reasonably requested by the Company or the Agent (1) to comply with the Company’s and/or Agent’s obligations under FATCA, (2) to determine that such Lender has complied with such Lender’s obligations under FATCA and/or (3) to determine the amount to deduct and withhold from any payment under this Agreement or the other Loan Documents pursuant to FATCA. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to provide.

(f)            Treatment of Certain Refunds.  If the Agent or any Lender determines, in its good faith discretion, that it has received a refund (whether received in cash or applied as an offset against other Taxes due) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall promptly pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by an Obligor under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (other than any penalties arising from the gross negligence or willful misconduct of the Agent or the Lender)) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  Such Lender or Agent, as the case may be, shall, at the Company’s reasonable request, provide the Company with a copy of any notice of assessment or other evidence reasonably satisfactory to the Company of the requirement to repay such refund received from the relevant taxing authority.  This subsection shall not be construed to require the Agent,  or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

Section 3.02. Illegality.

(a)           If any Lender reasonably and in good faith determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, after the Closing Date, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of that Lender to make Eurodollar Rate Loans shall be suspended until the Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)           If a Lender reasonably and in good faith determines that it is unlawful for such Lender to maintain any Eurodollar Rate Loan after the Closing Date, the Company shall, upon its receipt of written notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Eurodollar Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loan.  If the Company is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such prepayment, a Base Rate Loan.

(c)           If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent, that all Loans which would otherwise be made or maintained by the Lender as Eurodollar Rate Loans shall instead be Base Rate Loans.

(d)           Before giving any notice to the Agent under this Section 3.02, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

Section 3.03. Increased Costs and Reduction of Return.

(a)             If any Lender reasonably and in good faith determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the Closing Date, there shall be any increase in the cost including Taxes (other than (i) Excluded Taxes and (ii) Indemnified Taxes and Other Taxes that are covered by Section 3.01) to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Company shall be liable for, and shall from time to time, promptly upon written demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided that such Lender shall only be entitled to seek such additional amounts if such Lender is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities.  Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been adopted and to have taken effect after the date hereof.

(b)            If any Lender reasonably and in good faith shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case after the Closing Date, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, thirty (30) days after written demand by such Lender to the Company through the Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided that such Lender shall only be entitled to seek such additional amounts if such Lender is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities; provided, further, that the Company shall not be required to compensate a Lender for any such increases in capital for any period more than 120 days prior to the date such Lender delivers such demand.

Section 3.04. Funding Losses.

The Company shall reimburse each Lender and hold each Lender harmless from any loss (other than loss of profits or the Applicable Margin) or expense which the Lender may sustain or incur as a consequence of:

(a)           the failure of the Company to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

(b)           the failure of the Company to continue a Loan after the Company has given (or is deemed to have given) a Notice of Continuation;

(c)           the failure of the Company to make any prepayment of any Loan in accordance with any notice delivered under Section 2.09; or

(d)           the prepayment (including pursuant to Section 2.09) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any administrative fee or other amount chargeable by such Lender for the calculation of such loss.  For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.04 and under Section 3.03(a), each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan (but without giving effect to the proviso to the definition of “Eurodollar Rate”) by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

Section 3.05. Inability to Determine Rates; Breakage Costs.

(a)           If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice in writing.  Upon receipt of such notice, the Company may revoke any notice of continuation then submitted by it pursuant to Section 2.06.  If the Company does not revoke such notice of continuation, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.  Notwithstanding the foregoing, the Agent and each Lender shall take any reasonable actions available to them (including designation of different Lending Offices), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 3.05, which will not, in the reasonable judgment of the Agent or such Lender, be disadvantageous to the Agent, such Lender or the Company, as compared to the steps described in this Section 3.05.

(b)           The Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Credit Extension of any Eurodollar Rate Loan does not occur on a date specified therefor in a Loan Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Company.

Section 3.06. Certificates of Lenders.

Any Lender claiming reimbursement or compensation under this Article shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of demonstrable error.  Such certificate shall set forth in reasonable detail (in the form of Exhibit E hereto for amounts claimed with respect to Eurodollar Rate Loans under Section 3.04 and in a form reasonably determined by the applicable Lender with respect to Base Rate Loans) the methodology used in determining the amount payable to the Lender.

Section 3.07. Substitution of Lenders.

If the Company receives notice from any Lender of a claim for compensation under Section 3.01, 3.02 or 3.03, the Company may, upon notice to such Lender and the Agent, replace such Lender by causing such Lender to assign its Loans (with the assignment fee to be paid by the Company in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Company; provided that (x) the Company shall be obligated to replace all Lenders that have made similar requests for compensation and (y) each such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents from the applicable assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).  The Company shall release such Lender from its obligations under the Loan Documents.  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans.

Section 3.08. Survival.

The agreements and obligations of the Company in Section 3.01, Section 3.03, Section 3.04 and Section 3.06 shall survive the termination of this Agreement and the payment of all other Obligations.

ARTICLE 4
Conditions Precedent

Section 4.01. Conditions of Initial Credit Extension.

The obligation of each Lender to make any Credit Extension on the Closing Date is subject to satisfaction of the following conditions precedent at or substantially simultaneously with the making of such Credit Extension:

(a)          The Agent shall have received each of the following, each of which shall be originals or facsimiles or Adobe PDFs delivered by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Obligor, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, the Security Agreement and the Intercreditor Agreement in sufficient number as the Agent shall request on behalf of the Lenders; and

(ii)           a Note executed by the Company in favor of each Lender that has requested a Note at least three Business Days prior to the Closing Date.

(b)          The Agent shall have received:

(i)            copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Obligor authorizing the Transactions to which such Obligor is a party, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Obligor (or in the case of a limited liability company, of its manager); and

(ii)           a certificate of the Secretary or Assistant Secretary of each Obligor (or in the case of a limited liability company, of its manager) certifying the names and true signatures of the officers of such Obligor authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Obligor hereunder.

(iii)          the following personal property collateral requirements:

(A)          certificates representing the Pledged Equity (as defined in the Security Agreement) that constitutes certificated securities (as defined in the Uniform Commercial Code) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt (as defined in the Security Agreement) indorsed in blank to the extent required by the Security Agreement;

(B)           proper financing statements in form appropriate for filing, duly prepared for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(C)           proper filings in form appropriate for filing with the United States Patent and Trademark Office and United States Copyright Office (if applicable) together with evidence that all action that the Agent may deem necessary in order to perfect the Liens created under the Intellectual Property Security Agreement (as defined in the Security Agreement) has been taken or will be taken promptly after the Closing Date;

(D)          evidence of the completion of, or of arrangements reasonably satisfactory to the Agent for the completion of, all other actions, recordings and filings of or with respect to the Security Agreement that the Agent may deem necessary in order to perfect the Liens created thereby;

(E)           evidence that all other action that the Agent may reasonably deem necessary in order to perfect the Liens created under the Security Agreement has been taken or that arrangements reasonably satisfactory to the Agent for the completion thereof have been made;

(F)           certified copies of Uniform Commercial Code, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Obligor as debtor and that are filed in those state and county jurisdictions in which any Obligor is organized or maintains its principal place of business and such other searches that the Agent deems necessary; and United States Patent and Trademark Office and United States Copyright Office searches in form and scope reasonably satisfactory to the Agent; and

(G)           evidence reasonably acceptable to the Agent of payment or arrangements for payment by the Obligors of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(c)          The Agent shall have received:

(i)            the articles or certificate of incorporation or equivalent document of each Obligor as in effect on the Closing Date, certified by the Secretary of State of its state of incorporation or organization as of a recent date;

(ii)           the bylaws or equivalent document of each Obligor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Obligor as of the Closing Date;

(iii)          a certificate of good standing or equivalent document for each Obligor from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date; and

(iv)          a compliance certificate for each Insurance Subsidiary from the Department of Insurance of its jurisdiction of domicile as of a recent date.

(d)          The Agent shall have received a written opinion, reasonably acceptable to the Agent in form and substance, (addressed to the Agent and the Lenders and dated the Closing Date) from each of (i) Simpson Thacher & Bartlett LLP, counsel for the Obligors, substantially in the form of Exhibit H-1, (ii) Karl Kindig, counsel for the Obligors, substantially in the form of Exhibit H-2, (iii) Faegre Baker Daniels LLP, Indiana, Illinois and Iowa counsel for the Obligors, substantially in the form of Exhibit H-3 and (iv) Porter Hedges LLP, Texas counsel for the Obligors, substantially in the form of Exhibit H-4.

(e)          The Agent shall have been paid all accrued and unpaid fees, and reasonable costs and expenses to the extent then due and payable to the Agent on or before the Closing Date, including accrued and projected Attorney Costs of the Agent to the extent invoiced four (4) Business Days prior to the Closing Date.

(f)           The Agent shall be satisfied (and may, but shall not be obligated to, rely on the receipt of a certificate from any Company or any Affiliate thereof for all or part of such purpose) that the Senior Secured Notes shall have been issued in accordance with the Senior Secured Notes Indenture, and the Company shall have received the net proceeds thereof.

(g)           (i) The Company and its Subsidiaries shall have (i) repaid in full all existing Indebtedness other than up to $92,996,000 of aggregate principal amount of Existing Convertible Debentures, (ii) terminated any commitments to lend or make other extensions of credit under the Existing Credit Agreement and (iii) delivered to the Agent all documents or instruments necessary to release all Liens securing Indebtedness pursuant to the Existing Credit Agreement (including executed payoff letter with respect thereto in form and substance satisfactory to the Agent) and the Existing Senior Secured Notes on the Closing Date.

(h)           The Agent shall have received (i) a certificate signed by a Responsible Officer on behalf of the Company, dated as of the Closing Date, confirming that the Company and its Subsidiaries have received all required approvals of the transactions contemplated hereby and by the other Loan Documents, including the Transactions, from each applicable Governmental Authority and (ii) a solvency certificate executed by the Chief Financial Officer of the Company, substantially in the form of Exhibit I.

(i)            All governmental authorizations and third party approvals (or arrangements reasonably satisfactory to the Lenders in lieu of such approvals) necessary in connection with the financing contemplated hereby and the continuing operations of the Company and its Subsidiaries shall have been obtained and be in full force and effect, in each case except for such authorizations and approvals as would not be reasonably likely to have a Material Adverse Effect.

(j)            The Agent shall have received such other approvals, documents or materials as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent.

(k)           The Company and each of the Subsidiary Guarantors shall have provided the documentation and other information to the Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, to the extent the Company shall have received written requests therefor at least ten (10) Business Days prior to the Closing Date.

Section 4.02. Conditions to All Credit Extensions.

The obligation of each Lender to make any Loans or the Issuing Bank to issue any Letter of Credit, on any Borrowing Date (including on the Closing Date) is subject to satisfaction of the following conditions precedent:

(a)           The representations and warranties of the Company contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, (x) which are not qualified as to materiality shall be true and correct in all material respects and (y) which are qualified as to materiality shall be true and correct, in each case, on and as of the date of such Loan Notice and after giving effect to such borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects, or true and correct, as the case may be, as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.11(a) and (b) shall be deemed to refer to the most recent statements furnished prior to the Closing Date or pursuant to Sections 6.01(a) and (b), respectively.

(b)           No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the proposed Credit Extension.

(c)           No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

(d)           The Agent shall have received a Loan Notice in accordance with the requirements hereof.

(e)           after making the Credit Extension requested on such Borrowing Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(f)            on or before the date of issuance of any Letter of Credit, the Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit

Each Loan Notice (other than a notice of conversion requesting only a conversion of Loans to the other Interest Type, or a continuation of Eurodollar Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived) on and as of the date of the applicable Credit Extension.

Section 4.03. Determinations Under Section 4.01.

For purposes of determining compliance with the conditions specified in Section 4.01, each of the Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders unless an officer of the Agent responsible for the Transactions shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of any Lender, such Lender shall not have made available to the Agent on the Closing Date such Lender’s Pro Rata Share of the borrowing to be made on such date.

ARTICLE 5
Representations and Warranties

The Company represents and warrants to the Agent and each Lender that:

Section 5.01. Corporate Existence and Power.

The Company and each of its Restricted Subsidiaries:

(a)           is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

(b)           has the corporate (or other organizational) power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business;

(c)           is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)            is in compliance with all Requirements of Law;

except, in each case referred to in clauses (a) (other than with respect to the Company), (b), (c) and (d), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Corporate Authorization; No Contravention.

The Transactions to be entered into by each Obligor are within its corporate or other organizational powers.  The Transactions (including the execution, delivery and performance by each Obligor of each Loan Document to which it is a party) have been duly authorized by all necessary corporate or other organizational action of each Obligor, and do not and will not:

(a)           contravene the terms of any of such Obligor’s Organization Documents;

(b)           conflict with or result in any breach or contravention of, or result in or require the creation of any Lien (other than the Transaction Liens and the Liens securing the Senior Secured Notes) under, any document evidencing any material Contractual Obligation to which such Obligor is a party; or

(c)            violate any Requirement of Law or any order, injunction, writ or decree of any Governmental Authority to which such Obligor or its property is subject, except to the extent that such violations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the Transactions (including the execution, delivery or performance by, or enforcement against, each Obligor of each Loan Document to which it is a party), except (i) such as have been obtained and are in full force and effect (including without limitation, the approval of the Department of Insurance of the jurisdiction of the domicile of the Insurance Subsidiaries) and (ii) filings necessary to perfect the Transaction Liens.

Section 5.04. Binding Effect.

This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document to which any Obligor is to be a party, when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of the Company or such Obligor, as the case may be, in each case enforceable against the Company or such Obligor, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.05. Litigation.

Except as set forth on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any of its Restricted Subsidiaries or any of their respective properties that:  (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions (including the Transactions) contemplated hereby or thereby; or (b) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions (including the Transactions) provided for herein or therein not be consummated as herein or therein provided.

Section 5.06. No Default.

No Default or Event of Default has occurred and is continuing.  Without limiting the foregoing, no Default would result from the consummation of the Transactions.  As of the Closing Date, neither the Company nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. ERISA Compliance.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would reasonably be expected to cause the loss of such qualification or (ii) with respect to the Plans identified on Schedule 5.07, is in the process of requesting a favorable determination letter from the IRS as to its qualified status, and the Company is not aware of any fact or issue that would reasonably be expected to cause the IRS to fail to issue a favorable determination letter, except where such non-qualification could not reasonably be expected to have a Material Adverse Effect.  The Company, its Restricted Subsidiaries and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except where such lack of contribution or application for funding waiver could not reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.07, there are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c)           Except for occurrences or circumstances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect: (i) except as set forth on Schedule 5.07, since December 31, 2011, no ERISA Event has occurred or is reasonably expected to occur; (ii) except as set forth on Schedule 5.07, as of the date hereof, no Single Employer Pension Plan has any Unfunded Pension Liability; (iii) the Unfunded Pension Liabilities, if any, of all Single Employer Pension Plans do not exceed,  in the aggregate, $25,000,000; (iv) none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Company, any of its Restricted Subsidiaries or any ERISA Affiliate has knowingly engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.08. Margin Regulations.

Neither the Company nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  Margin Stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Restricted Subsidiaries.  None of the proceeds of the Loans will be used to acquire Margin Stock.  None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Exchange Act, or regulations issued pursuant thereto, or Regulation T, U or X of the FRB.

Section 5.09. Title to Properties.

The Company and each Restricted Subsidiary have good legal title in fee simple or rights in and power to transfer, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for any failure to have such good title and any defects in title or interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the property of the Company and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted under Section 7.02.

Section 5.10. Taxes.

(a)           The Company and each of its Restricted Subsidiaries has timely filed all federal Tax, material income Tax and other material Tax returns and reports required to be filed, and has paid all federal Tax, income Tax and other material Taxes levied or imposed upon it or its properties, income or assets that have become due and payable (including in its capacity as a withholding agent), except those that are (i) not more than 90 days overdue or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP, as applicable (provided that such contest effectively suspends collection of the same and enforcement of any Lien securing the same).  There is no current or proposed Tax audit, assessment, deficiency or other claim or proceeding against the Company or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect (i) the Company and each of its Restricted Subsidiaries has made adequate provision in accordance with SAP or GAAP (as applicable) for all Taxes not yet due and payable and (ii) neither the Company nor any Restricted Subsidiary has ever participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.11. Financial Condition.

(a)           Each of (i) the audited consolidated financial statements of the Company and its Restricted Subsidiaries dated December 31, 2011, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year ended on that date, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) the unaudited consolidated financial statements of the Company and its Restricted Subsidiaries dated June 30, 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for the period ended on that date:

(i)            were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year end and audit adjustments and the absence of footnote disclosure;

(ii)           fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders’ equity of the Company and its Restricted Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

 (iii)          show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Restricted Subsidiaries as of the date thereof.

(b)           Each of (i) the December 31, 2011 Annual Statement of each Insurance Subsidiary, (ii)  the March 31, 2012 Quarterly Statement of each Insurance Subsidiary and (iii) the June 30, 2012 Quarterly Statement of each Insurance Subsidiary (collectively, the “Historical Statutory Statements”):

 (i)           were prepared  in accordance with SAP, except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments; and

 (ii)           were in all material respects, in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and changes in Capital and Surplus of the respective Insurance Subsidiaries covered thereby for the respective periods then ended.

Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statement.

(c)           The financial projections, budgets and estimates are as to future events provided to the Agent prior to the date hereof have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time that they are provided to the Agent, it being understood and agreed that (a) financial projections, budgets and estimates are as to future events and are not to be viewed as facts, (b) financial projections, budgets and estimates are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, (c) no assurance can be given that any particular financial projections, budgets or estimates will be realized and (d) actual results during the period or periods covered by any such projections, budgets or estimates may differ significantly from the projected, budgeted or estimated results and such differences may be material.

(d)           Since December 31, 2011, there has been no material adverse change in the business, properties, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole.

Section 5.12. Environmental Matters.

(a)           All properties owned or leased by the Company or any of its Restricted Subsidiaries have been, and continue to be, owned or operated by the Company and its Restricted Subsidiaries in compliance with all Environmental Laws, except where failure to so comply could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)           There have been no past, and there are no pending or, to the knowledge of the Company, threatened, Environmental Claims against the Company or any of its Restricted Subsidiaries, except for such Environmental Claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           There has been no Release of Hazardous Materials at, on, under or from any property now or, to the knowledge of the Company, previously owned or leased by the Company or any of its Restricted Subsidiaries that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

(d)           The Company and each of its Restricted Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Law to own and operate their property or to conduct their businesses except where failure to obtain or comply with the foregoing could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(e)           There are no underground or above ground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by the Company or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)            To the knowledge of the Company, neither the Company nor any of its Restricted Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that could reasonably be expected to result in liability of the Company or any of its Restricted Subsidiaries under any Environmental Law, except any such liability which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(g)           There are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by the Company or any of its Restricted Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

Section 5.13. Regulated Activities and Regulated Entities.

Except as disclosed on Schedule 5.13, none of the Company, any Person controlling the Company, or any Restricted Subsidiary, is (a) subject to regulation, or required to register, under the Investment Company Act of 1940 or (b) a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.  None of the Company or any Restricted Subsidiary is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 5.14. Subsidiaries.

(a)           The Capital Stock of each of the Company and its Restricted Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 5.14(a), as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any of its Restricted Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Company or any of its Restricted Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Company or any of its Restricted Subsidiaries of any additional membership interests or other Capital Stock of the Company or any of its Restricted Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Company or any of its Restricted Subsidiaries.

(b)           Schedule 5.14(b) sets forth the name of, and the ownership interest of the Company (or the applicable Subsidiary) in, each of its Subsidiaries and identifies each Subsidiary that is a Subsidiary Guarantor, a Foreign Subsidiary, an Immaterial Subsidiary, Unrestricted Subsidiary and/or an Insurance Subsidiary, in each case as of the Closing Date.  All the Company’s Subsidiaries are, and will at all times be, fully consolidated in its consolidated financial statements.  As of the Closing Date each Subsidiary that is required to be a Subsidiary Guarantor is a Subsidiary Guarantor.

Section 5.15. Insurance Licenses.

No License of the Company or any Insurance Subsidiary, the loss of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation.  To the Company’s knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

Section 5.16. Full Disclosure.

All written Information (other than financial projections, budgets, estimates and information of a general economic or industry nature) provided to the Agent directly by or on behalf of the Company or its subsidiaries or affiliates to the Agent or the Lenders in connection with the Transactions was, as of the Closing Date and when taken as a whole (after giving effect to all supplements thereto), correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

Section 5.17. Solvency.

Immediately after the Transactions to occur on the Closing Date are consummated and, upon the incurrence of any Obligation by any Obligor on any date on which this representation and warranty is made, (a) the fair value of the assets of each Obligor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) such Obligor does not intend to, and does not believe that it will, incur debts or liabilities beyond such Obligor’s ability to pay such debts and liabilities as they mature; (c) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Obligor will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing Date; provided that in the case of any Obligor that is a going concern, the value of the assets of such Obligor (for purposes of clauses (a) and (b) above) shall be determined on a going-concern basis.

Section 5.18. Security Interests.

On the Closing Date, the Security Documents will create valid security interests in the Collateral to the extent set forth therein.  At all times thereafter, the Security Documents will create valid and, when financing statements are filed in the offices specified in the Perfection Certificates delivered pursuant to the Security Agreement, perfected security interests in the Collateral from time to time covered or purportedly covered thereby to the extent that a security interest in such Collateral may be perfected by filing under the Uniform Commercial Code.  Such security interests will be prior (or pari passu, as applicable) to all other Liens (except Liens permitted under Section 7.02(b), Section 7.02(c), Section 7.02(d), Section 7.02(e), Section 7.02(f), Section 7.02(g), Section 7.02(h), Section 7.02(i), Section 7.02(k), Section 7.02(l), Section 7.02(o), Section 7.02(q), Section 7.02(r) and Section 7.02(u)) on the Collateral until the applicable Security Interest are released in accordance with the Loan Documents.

Section 5.19. Insurance.

Other than as could not reasonably be expected to have a Material Adverse Effect, the insurance maintained by or reserved on the books of the Company and its Restricted Subsidiaries is sufficient to protect the Company and its Restricted Subsidiaries and their respective directors and officers against such risks as are usually insured against in accordance with industry practice by companies in the same or similar business.

Section 5.20. OFAC; Anti-Terrorism Laws; PATRIOT Act.

(a)           No Obligor, none of its Subsidiaries and, to the knowledge of senior management of each Obligor, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Obligor, such Subsidiary or controlled Affiliate (i) has violated or is in violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)           No Obligor, none of its Subsidiaries and, to the knowledge of senior management of each Obligor, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Obligor, such Subsidiary or such controlled Affiliate that is acting or benefiting in any capacity in connection with the Loans (i) is an Embargoed Person or (ii) except as otherwise authorized by OFAC, otherwise permitted for U.S. persons by a U.S. Governmental Authority or by any rule, regulation or order of a U.S. Governmental Authority, will use any proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding or facilitation, is an Embargoed Person.

(c)           Except as otherwise authorized by OFAC, no Obligor, none of its Subsidiaries and, to the knowledge of senior management of each Obligor, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Obligor, such Subsidiary or such controlled Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

Section 5.21. Surplus Debenture Interest and Dividends.

The Company has not received any notice from NAIC, any other Governmental Authority or any other insurance regulatory authority that its Insurance Subsidiaries will not be permitted to pay dividends or Surplus Debenture interest, and has no reason to believe that such notice is forthcoming.

ARTICLE 6
Affirmative Covenants

Until all principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable), all Commitments have been terminated and all Letters of Credit have been cancelled or have expired, the Company covenants and agrees with the Lenders that:

Section 6.01. Financial Statements.

The Company shall deliver to the Agent and each Lender:

(a)           promptly upon filing thereof with the SEC (including as part of a Form 10-K) but not later than 90 days after the end of each Fiscal Year, copies of the audited consolidated and the unaudited consolidating balance sheet of the Company and its Restricted Subsidiaries as at the end of such year (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements) and the related audited consolidated and unaudited consolidating statements of operations, shareholders’ equity and cash flows for such year (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements), setting forth in the case of the audited consolidated statements in comparative form the figures for the previous Fiscal Year, and accompanied by the opinion of PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”), which opinion shall state that such audited consolidated financial statements present fairly in all material respects the financial position and result of operations of the Company and its Restricted Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, except as stated therein. Such opinion shall be without a “going concern” or like qualification and shall not be qualified as to scope;

(b)           promptly upon filing thereof with the SEC (including as part of a Form 10-Q) but not later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, copies of the condensed unaudited consolidated and consolidating balance sheet of the Company and its Restricted Subsidiaries as of the end of such quarter (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements) and the related condensed unaudited consolidated and consolidating statements of operations, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter and for the then elapsed portion of such Fiscal Year (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements), setting forth in the case of the consolidated statements in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the financial position, the results of operations and cash flows of the Company and the Restricted Subsidiaries;

(c)           as soon as available but not later than 75 days (or, in the case of the Annual Statement prepared on a combined basis, 90 days) after the close of each Fiscal Year of each Insurance Subsidiary, copies of the unaudited Annual Statement of such Insurance Subsidiary on a stand-alone basis and on a combined basis for all Insurance Subsidiaries, the stand-alone Annual Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accountants of recognized national standing (such audited Annual Statement to be delivered as soon as available but not later than June 15 of each Fiscal Year of such Insurance Subsidiary);

(d)           as soon as available but not later than 60 days (or, in the case of the Quarterly Statement prepared on a combined basis, 75 days) after the close of each of the first three Fiscal Quarters of each Fiscal Year of each Insurance Subsidiary, copies of the Quarterly Statement of such Insurance Subsidiary on a stand-alone basis and on a combined basis for all Insurance Subsidiaries, the stand-alone Quarterly Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein;

(e)           promptly following the delivery to or receipt by the Company or any of its Restricted Subsidiaries of any regular or periodic final Triennial Examination Reports, risk adjusted capital reports or results of any market conduct examination or examination by any Department or the NAIC of the financial condition and operations of, or any notice of any assertion as to violation of any Requirement of Law by, any Insurance Subsidiary, or any report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that could reasonably be expected to result in a Material Adverse Effect; and

(f)            within 91 days after the close of each Fiscal Year of each Insurance Subsidiary, a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each such Insurance Subsidiary that is provided to the applicable Department (or equivalent information should such Department no longer require such a statement) as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Insurance Subsidiary.

Section 6.02. Certificates; Other Information.

The Company shall furnish to the Agent, for further distribution to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate executed by a Responsible Officer;

(b)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the Independent Auditor that reported on such financial statements stating (i) whether during the course of its examination of such financial statements it obtained knowledge of any Default relating to accounting matters (which certificate may be limited to the extent required by auditing rules or guidelines), (ii) if a Default relating to accounting matters has come to its attention, specifying the nature and period of existence thereof and (iii) stating whether or not, based on its audit examination, anything has come to its attention that causes them to believe that the matters set forth in Schedule 3 to the Compliance Certificate delivered pursuant to Section 6.02(a) for the applicable Fiscal Year to the extent such matters relate to accounting are not stated in accordance with the terms of this Agreement;

(c)           promptly upon receipt thereof, copies of all final reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(d)           promptly, copies of all Forms 10-K and 10-Q that the Company or any Restricted Subsidiary may file with the SEC, all financial statements and reports that the Company sends to its shareholders and copies of all other financial statements and regular, periodic or special reports (including Form 8-K) that the Company or any Restricted Subsidiary may make to, or file with, the SEC;

(e)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a detailed consolidated budget for the next Fiscal Year (including statements of projected operations and cash flows for such period and setting forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget;

(f)            promptly and in any event within three Business Days after learning thereof, notification of any changes after the date hereof in any rating given by S&P, Moody’s, Fitch or A.M. Best in respect of the Company, any of its Restricted Subsidiaries or any of their Indebtedness or securities;

(g)           to the extent not otherwise provided under Section 6.01 or Section 6.02, promptly upon receipt thereof, or delivery thereof by the Company or any Restricted Subsidiary, as applicable, a copy of any written communication addressed to the Company or any of its Restricted Subsidiaries setting forth or relating to the Company’s and its Restricted Subsidiaries’ operations that may reasonably be expected to be materially adverse to the interests of the Company, such Restricted Subsidiary or the Lenders delivered to or received from S&P, Moody’s, Fitch or A.M. Best or any other rating agency;

(h)           as soon as available but not later than five Business Days after receipt, execution or delivery of any Reinsurance Agreement (other than any Reinsurance Agreement entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice), including any proposal, binder, cover note or line slip (where the Person to be reinsured or reinsured is an Insurance Subsidiary), (i) a written notice specifying each Person party to such agreement, (ii) for each such Person, its most recently published rating, if any, (iii) the subject matter of each such agreement and (iv) if requested by the Agent or any Lender, attaching thereto, a true and complete copy of such agreement;

(i)            promptly after receipt of any notice of termination, cancellation (which cancellation notice is not accompanied by a corresponding request for renewal), commutation or recapture of any Reinsurance Agreement (other than any Reinsurance Agreement that was entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice) where the Person reinsured is an Insurance Subsidiary, a copy thereof; and

(j)            promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Agent, for itself or at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) or (iii) on which such documents are made publicly available at www.sec.gov; provided that, with respect to clause (ii) and (iii) of this paragraph, the Company shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and, solely with respect to clause (ii), provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Agent will make available information and projections (collectively, “Company Materials”) to the Lenders by posting the Company Materials on IntraLinks or another similar secure electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its Restricted Subsidiaries or their respective securities) (each, a “Public Lender”).  The Company hereby agrees that (w) it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that all such Company Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company, its Restricted Subsidiaries or their respective securities for purposes of United States federal and state securities laws, it being understood that such Company Materials are subject to Section 10.08; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

Section 6.03. Notices.

The Company shall promptly notify the Agent:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, including any of the following that could reasonably be expected to have a Material Adverse Effect:  (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation (including any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation against or involving the Company or any of its Restricted Subsidiaries or any of its or their businesses or operations, including pursuant to any applicable Environmental Laws; (iv) the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary that is required to conduct insurance business in compliance with all applicable laws and regulations; (v) the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority; or (vi) the issuance or adoption of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally);

(c)           of the filing or commencement of, or the occurrence of any development in, any litigation or proceeding that seeks to enjoin, prohibit, discontinue or otherwise impacts (i) the validity or enforceability of this Agreement or any of the other Loan Documents or (ii) the transactions contemplated hereby or thereby and, in the case of clause (ii), that could reasonably be expected to have a Material Adverse Effect;

(d)           of the occurrence of any of the following events affecting the Company, any of its Restricted Subsidiaries or any ERISA Affiliate (but in no event more than 10 days after such event) and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company, any of its Restricted Subsidiaries or any ERISA Affiliate with respect to such event:

(i)            an ERISA Event; or

(ii)           a material increase in the Unfunded Pension Liabilities of any Pension Plan;

(iii)          the adoption of or the commencement of contributions to any Plan subject to Title IV of ERISA or Section 412 of the Code by the Company, any of its Restricted Subsidiaries or any ERISA Affiliate; or

(iv)          the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

provided that no such notice will be required under this Section 6.03(d) with respect to the occurrence of any such event if such occurrence does not result in, and is not reasonably expected to result in, any liability to the Company, any of its Restricted Subsidiaries or any ERISA Affiliate of more than $25,000,000 in the aggregate;

(e)           of any material change in accounting policies or financial reporting practices by the Company or any of its Restricted Subsidiaries; and

(f)            of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Restricted Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably foreseeably will be) breached or violated.

Section 6.04. Preservation of Corporate Existence, Etc.

The Company shall, and shall cause each Restricted Subsidiary (other than any Immaterial Subsidiary) to (except as permitted by Section 7.03 or Section 7.07):

(a)           preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable; provided no Restricted Subsidiary (other than the Company) shall be required to preserve any such existence or good standing if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders; and

(b)           preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except, in the case of this clause (b), where such failure to preserve and maintain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05. Insurance.

The Company shall, and shall cause each Restricted Subsidiary to, maintain with financially sound and reputable independent insurers insurance against losses or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, except where such failure to maintain such insurance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.06. Payment of Obligations.

The Company shall, and shall cause each Restricted Subsidiary to, pay and discharge as the same shall become due and payable, all of the following:  all material Tax liabilities imposed upon it or its material properties or assets, unless the same (a) are not overdue for a period of more than 90 days or (b) are being contested in good faith by appropriate proceedings and adequate reserves in accordance with SAP or GAAP (as applicable) are being maintained by the Company or such Restricted Subsidiary and such contest effectively suspends collection of the same and the enforcement of any Lien securing the same.

Section 6.07. Compliance with Laws.

The Company shall, and shall cause each Restricted Subsidiary to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act, the Patriot Act and all applicable Environmental Laws), except (i) for such noncompliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as may be contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP.

Section 6.08. Compliance with ERISA.

The Company shall, and shall cause each of its Restricted Subsidiaries and ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412 of the Code, except where such failure to maintain as set forth in (a) or (b) or to make contributions as set forth in (c) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 6.09. Inspection of Property and Books and Records.

The Company shall, and shall cause each Restricted Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP or SAP, as applicable, consistently applied (except as stated therein) shall be made of all financial transactions and matters involving the assets and business of the Company and such Restricted Subsidiary.  Unless an Event of Default has occurred and is continuing, not more than once per fiscal year, the Company shall permit, and shall cause each Restricted Subsidiary to permit, representatives and independent contractors of the Agent or its designees, at the Company’s expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that members of senior management will be notified and permitted to be present during any such meetings; and provided, further, that when an Event of Default exists the Agent or any Lender (through coordination with the Agent) may do any of the foregoing at any time during normal business hours and without advance notice; provided that the Company shall not be required to reimburse the costs of any Lender for more than one visit per Fiscal Quarter.

Section 6.10. Information Regarding Collateral.

The Company will furnish to the Agent prompt written notice of any change in (i) any Obligor’s legal name or any Obligor’s location (determined as provided in Section 9-307 of the Uniform Commercial Code), (ii) any Obligor’s identity or corporate structure or (iii) any Obligor’s Federal Taxpayer Identification Number or organizational identification number.

Section 6.11. Use of Proceeds.

The proceeds of the Term Loans shall be used, together with the proceeds from the issuance of the Senior Secured Notes, (i) to repay amounts outstanding under the Existing Credit Agreement, (ii) to fund an offer to purchase up to all of the Company’s Existing Senior Secured Notes and a concurrent solicitation of consents, and, to the extent any Existing Senior Secured Notes are not repurchased pursuant to such offer, to redeem such remaining Existing Senior Secured Notes and satisfy and discharge the indenture relating thereto, (iii) to fund the purchase of approximately $200,000,000 of aggregate principal amount of the Company’s outstanding Existing Convertible Debentures and (iv) to pay fees and expenses incurred in connection with this Agreement and the other Transactions.  The proceeds of the Revolving Loans shall be used for the working capital and general corporate purposes of the Company.

Section 6.12. Additional Subsidiaries; Immaterial Subsidiaries.

(a)           If any additional Subsidiary is formed or acquired after the Closing Date or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Domestic Subsidiary after the Closing Date, the Company will, within ten (10) Business Days after such Subsidiary is formed, acquired or converted, notify the Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become an “Obligor,” a “Subsidiary Guarantor” and “Lien Grantor” for purposes of the Loan Documents; provided that no Foreign Subsidiary, Unrestricted Subsidiary, Insurance Subsidiary, Subsidiary of a Foreign Subsidiary, Subsidiary of an Insurance Subsidiary, Foreign Subsidiary Holding Company or, subject to Section 6.12(b), Immaterial Subsidiary shall be required to be a Subsidiary Guarantor.  Without limiting the preceding sentence, if any Domestic Immaterial Subsidiary that is not an Insurance Subsidiary or a Subsidiary of an Insurance Subsidiary loses its status as an Immaterial Subsidiary, the Company shall promptly (and in any event within ten (10) Business Days following the date on which financial statements in respect of the Fiscal Quarter following which such Subsidiary has lost its status as an Immaterial Subsidiary are required to be delivered hereunder) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become an “Obligor,” a “Subsidiary Guarantor” and “Lien Grantor” for purposes of the Loan Documents.

(b)           If (i) the aggregate fair market value of the assets of all Immaterial Subsidiaries exceeds $40,000,000 as of the end of the most recently ended Fiscal Quarter or (ii) the aggregate revenues of all Immaterial Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended exceeds $30,000,000, the Company shall promptly (and in any event within 10 Business Days following the date on which financial statements in respect of such Fiscal Quarter are required to be delivered hereunder) cause the Collateral and Guarantee Requirement to be satisfied with respect to one or more of the Immaterial Subsidiaries to the extent necessary to ensure that immediately after giving effect thereto (x) the aggregate fair market value of the assets of all Immaterial Subsidiaries shall not exceed $40,000,000 and (y) the aggregate revenues of all Immaterial Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended shall not exceed $30,000,000, whereupon each such Subsidiary will become an “Obligor,” a “Subsidiary Guarantor” and “Lien Grantor” for purposes of the Loan Documents.

Section 6.13. Further Assurances.

(a)           The Company will, and will cause each other Obligor to, at the request of the Agent, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Company’s expense.  The Company will provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

(b)           [Reserved].

(c)           With respect to any property (including any real property or improvements thereto or any interest therein) acquired after the Closing Date by any Obligor that is intended to be subject to the Lien created by any of the Security Documents but is not so subject or ceases to be subject to Liens permitted pursuant to Section 7.02 after the Closing Date, promptly (and in any event within 30 days after the acquisition thereof or within 3 Business Days of such ceasing) (i) execute and deliver to the Agent such amendments or supplements to the relevant Security Documents or such other documents as the Agent shall reasonably deem necessary or advisable to grant to the Agent, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Liens permitted by this Agreement, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, but not limited to, the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent, at the Company’s expense.  The Company shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties, including actions described in Section 6.13(a), all at the Company’s expense.

Section 6.14. Maintenance of Ratings.

Use commercially reasonable efforts to maintain a rating of the Facilities and a corporate family credit rating of the Company by each of S&P and Moody’s.

Section 6.15. Designation of Subsidiaries.

 The board of directors (or similar governing body) of the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Company and its Subsidiaries shall be in pro forma compliance with Sections 7.11, 7.12, 7.14, 7.15, and 7.16, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Secured Notes, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) the Company shall deliver to the Agent at least five Business Days prior to such designation a certificate of a Responsible Officer of the Company, together with all relevant financial information reasonably requested by the Agent, demonstrating compliance with the foregoing clauses (i) through (iv) of this Section 6.15 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vi) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s Investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.16. Maintenance of Properties.

The Company and each Restricted Subsidiary will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 6.17. Post-Closing Matters.

The Company and each Restricted Subsidiary will, and will cause each of its Restricted Subsidiaries to execute and deliver the documents and complete the tasks set forth on Schedule 6.17, in each case within the time limits specified on such schedule (unless the Agent, in its discretion, shall have agreed to any particular longer period).

ARTICLE 7
Negative Covenants

Until all principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable), all Commitments have been terminated and all Letters of Credit have been cancelled or have expired, the Company covenants and agrees with the Lenders that:

Section 7.01. Limitation on Indebtedness; Certain Capital Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur or at any time be liable with respect to any Indebtedness, except:

 (i)            (A) Indebtedness under the Loan Documents and (B) Refinancing Indebtedness thereof that is (i) Permitted First Priority Refinancing Debt, (ii) Permitted Second Priority Refinancing Debt or (iii) Permitted Unsecured Refinancing Debt in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans;

 (ii)           any Surplus Debentures issued by any Insurance Subsidiary to the Company or any of its Restricted Subsidiaries that remain outstanding on the Closing Date, and extensions, renewals or replacements thereof;

 (iii)          (A) the Senior Secured Notes issued on the Closing Date and (B) Refinancing Indebtedness thereof; provided that the covenants, events of default and remedies applicable to such Refinancing Indebtedness shall not be more favorable taken as a whole to the holders thereof than those in the Senior Secured Notes Documents;

(iv)          Permitted Transactions entered into by Insurance Subsidiaries or by the Company in connection with investments permitted by Section 7.16;

(v)           Permitted Swap Obligations;

(vi)          Indebtedness existing on the date hereof and listed in Schedule 7.01, and Refinancing Indebtedness thereof;

(vii)         non-recourse Indebtedness of Insurance Subsidiaries incurred in the ordinary course of business (x) existing or arising under Swap Contracts entered into by Insurance Subsidiaries or (y) resulting from the sale or securitization of non-admitted assets, policy loans, CBOs and CMOs;

(viii)        (A) Capitalized Lease Liabilities and Purchase Money Debt, and Refinancing Indebtedness thereof (but disregarding the requirements of clauses (b) through (h) of the definition thereof), in an aggregate principal amount not to exceed $50,000,000 at any time outstanding and (B) Capitalized Lease Liabilities arising from the sale and leaseback of the Company’s headquarters pursuant to Section 7.03(m), and Refinancing Indebtedness thereof (but disregarding the requirements of clauses (b) through (f) of the definition thereof);

(ix)           Indebtedness (including Surplus Debentures) owed by the Company or any Restricted Subsidiary (other than any Excluded Subsidiary) to the Company or any Restricted Subsidiary (other than any Excluded Subsidiary);

(x)            Indebtedness (x) owed by any Excluded Subsidiary to any other Excluded Subsidiary or (y) owed by any Excluded Subsidiary to the Company or any other Restricted Subsidiary that is not an Excluded Subsidiary; provided that the aggregate principal amount outstanding under this clause (y) shall not exceed $30,000,000 at any time;

(xi)           Indebtedness in respect of letters of credit issued in connection with reinsurance transactions entered into in the ordinary course of business;

(xii)          Indebtedness in respect of surety and other similar bonds in the ordinary course of business;

(xiii)         other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Obligors outstanding under this clause (xiii), when taken together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Obligors outstanding under clause (xiv) below, shall not exceed $25,000,000 at any time;

(xiv)         other unsecured Indebtedness in an aggregate principal amount of up to $75,000,000; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Obligors outstanding under this clause (xiv), when taken together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Obligors outstanding under clause (xiii) above, shall not exceed $25,000,000 at any time;

(xv)         Contingent Obligations of any Person in respect of Indebtedness otherwise permitted to be incurred by such Person under this Section 7.01(a);

(xvi)        Indebtedness consisting of the deferred purchase price of equity interests (or option or warrants or similar instruments) of departing officers, directors and employees of any Obligor or any Restricted Subsidiary issued (whether in the form of notes or otherwise) for the purchase or redemption thereof pursuant to the terms of an existing compensation plan or employment contract;

(xvii)       Cash Management Obligations incurred in the ordinary course of business; and

(xviii)      Indebtedness of the Company owing to any Excluded Subsidiaries pursuant to the Tax Sharing Agreement; provided that the aggregate amount of such Indebtedness at any time outstanding, if such Indebtedness were treated as an Investment in Excluded Subsidiaries, would not, when added to actual Investments in Excluded Subsidiaries made pursuant to Section 7.09(h), result in a breach of Section 7.09(h).

(b)           The Company shall not permit any of its Restricted Subsidiaries to issue any Capital Stock other than to the Company or another Restricted Subsidiary.  The Company shall not issue any Disqualified Capital Stock.

(c)           The Company shall not at any time permit any Person, other than an Insurance Subsidiary or CDOC, to own any CDOC Preferred Stock.

Section 7.02. Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist any Lien on any property now owned or hereafter acquired by it, except for the following:

(a)           Transaction Liens;

(b)           Liens on assets of Insurance Subsidiaries or the Company securing obligations under transactions entered into in connection with Investments permitted by Section 7.16;

(c)           collateral consisting of cash or Cash Equivalents securing Permitted Swap Obligations in an aggregate amount not to exceed, at any time, $60,000,000; provided that, for purposes of this clause (c), in the case of Cash Equivalents described in clauses (a), (b), (e) and (f) of the definition thereof, the one year (or twelve-month, as applicable) maturity limitation set forth in such clauses shall be disregarded;

(d)           Liens for Taxes that are not overdue for more than 90 days or for Taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(e)           Liens existing on the date hereof and listed in Schedule 7.02, including extensions, renewals and replacements of such Liens; provided that (i) such Lien shall not apply to any additional property (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the document creating such Lien) and (ii) the Indebtedness secured thereby is not increased except as otherwise permitted under Section 7.01 (in which case the portion representing any additional increase must be permitted by another paragraph of this Section 7.02);

(f)           (i) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds and (ii) collateral consisting of cash or Cash Equivalents securing letters of credit issued in respect of obligations to insurers in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(g)           (i) Liens of attorneys retained by the Company on a contingency fee basis and (ii) Liens of mechanics, carriers, and materialmen and other like Liens imposed by law and arising in the ordinary course of business in respect of obligations that in the case of clause (ii) hereof are not overdue for more than 60 days or that are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(h)           Liens arising in the ordinary course of business for sums being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, or for sums not due, and in either case not involving any deposits or advances for borrowed money or the deferred purchase price of property or services;

(i)            Liens securing Indebtedness permitted by Section 7.01(a)(viii); provided that such Liens are limited to the assets financed by the relevant Capitalized Lease Liabilities or Purchase Money Debt;

(j)            easements, rights-of-way, zoning restrictions, restrictions and other similar encumbrances incurred in the ordinary course of business that do not secure any monetary obligation and which do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(k)           Liens on property of the Company and its Restricted Subsidiaries in favor of landlords securing licenses, subleases or leases of property not otherwise prohibited hereunder;

(l)            licenses, leases or subleases permitted hereunder granted to others not materially interfering in any material respect in the business of the Company and its Restricted Subsidiaries;

(m)          attachment or judgment Liens not constituting an Event of Default under Section 8.01(i);

(n)           Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens incurred to secure Cash Management Obligations permitted by Section 7.01(a)(xvii) in an aggregate amount not to exceed $10,000,000 and customary set-off rights in favor of depositary banks;

(p)           other Liens securing obligations with respect to Indebtedness permitted by Section 7.01(a)(xiii); provided that, to the extent that such Liens extend to, or encumber, property which constitutes Collateral, such Liens are subject to the Intercreditor Agreement;

(q)           any Lien on any asset of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company, is merged or consolidated with or into the Company or a Restricted Subsidiary of the Company and not created in contemplation of such event;

(r)            Liens attaching solely to cash earnest money deposits required to be made under the terms of any letter of intent or purchase agreement for a permitted Acquisition;

(s)           Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;

(t)            Liens securing Indebtedness permitted by Section 7.01(a)(i)(B) or Section 7.01(a)(iii) and subject to the Intercreditor Agreement; and

(u)           Liens securing (i) Permitted First Priority Refinancing Debt and subject to the Intercreditor Agreement and (ii) Permitted Second Priority Refinancing Debt and subject to the intercreditor arrangements reasonably satisfactory to the Agent.

Section 7.03. Disposition of Assets.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable with or without recourse and Capital Stock of any Restricted Subsidiary whether newly issued or otherwise), except:

(a)           (i) Dispositions of inventory and equipment in the ordinary course of business and (ii) Dispositions of Cash Equivalents;

(b)           the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)           Dispositions of Investments by any Insurance Subsidiary (other than any of its Investments in Restricted Subsidiaries engaged in insurance lines of business) and Dispositions by the Company of Investments permitted pursuant to Section 7.16, in each case, in the ordinary course of business consistent with past practices of the Company and its Restricted Subsidiaries taken as a whole and the investment policy approved by the board of directors of such Insurance Subsidiary or the Company, as the case may be;

(d)           Dispositions (i) by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary (other than any Excluded Subsidiary), (ii) by any Excluded Subsidiary to any other Excluded Subsidiary in the ordinary course of business and (iii) to Excluded Subsidiaries in an aggregate amount not to exceed $30,000,000;

(e)           (i) any Dispositions pursuant to a Reinsurance Agreement so long as such Disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice and (ii) any other Dispositions pursuant to a Reinsurance Agreement so long as the aggregate statutory profit and/or gains on insurance policy sales or other portfolio transfers resulting from all Dispositions described in this clause (ii) consummated after the Closing Date do not exceed $400,000,000 in the aggregate during the term of this Agreement or $150,000,000 in any Fiscal Year; provided that (x) the Net Proceeds therefrom are, unless required to be retained by any Insurance Subsidiary pursuant to regulatory restrictions, applied to prepay the Loans as provided in Section 2.09 and (y) any Net Proceeds therefrom that are required to be retained by any Insurance Subsidiary pursuant to regulatory restrictions are so retained by such Insurance Subsidiary;

(f)            obsolete, surplus or worn out property disposed of by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries;

(g)           transfers resulting from any casualty or condemnation of property or assets;

(h)           licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property in the ordinary course of business and consistent with the past practices of the Company and its Restricted Subsidiaries and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(i)            Dispositions consisting of mergers, amalgamations and consolidations among the Company and its Restricted Subsidiaries, or of any liquidation, winding up or dissolution of any Restricted Subsidiary, in each case to the extent permitted by Section 7.07;

(j)            Dispositions of shares of Capital Stock in order to qualify members of the board of directors or equivalent governing body of an Obligor or such other nominal shares required to be held other than by the Company or such Obligor, as required by applicable law;

(k)           the sale, discount, forgiveness or other compromise of notes or other accounts in the ordinary course of business or in connection with collection thereof;

(l)            issuances of Capital Stock (i) by the Company, (ii) by a directly or indirectly Wholly-Owned Subsidiary of the Company to the Company or to one or more Wholly-Owned Subsidiaries of the Company or (iii) by a non-Wholly-Owned Subsidiary of the Company to the respective equity holders of such non-Wholly-Owned Subsidiary, on a pro rata basis;

(m)          the sale and leaseback of the Company’s headquarters located in Carmel, Indiana, on fair and reasonable terms (as certified to the Agent in writing by a Responsible Officer of the Company);

(n)           the Designated Asset Sale; and

(o)           Dispositions not otherwise permitted hereunder (other than pursuant to Reinsurance Agreements, which shall be subject to the limitations in clause (e) above); provided that (w) such Dispositions shall be for fair market value (which determination must be supported by a fairness opinion in form and substance reasonably satisfactory to the Agent from a nationally-recognized investment banking firm in connection with any Disposition or series of  related Dispositions in any single Fiscal Year the aggregate consideration for which exceeds $125,000,000; provided that no fairness opinion is required in respect of any Disposition or series of  related Dispositions made at any time when (i) the Debt to Total Capitalization Ratio is equal to or less than 20% and (ii) the Financial Strength Rating Condition is satisfied) and at least 75% of the consideration received in connection therewith at closing shall consist of cash, (x) on a Pro Forma Basis after giving effect to such Disposition, the Company and its Restricted Subsidiaries would be in compliance with all of the covenants contained in the Loan Documents (including all financial and ratings covenants), (y) no such Disposition shall include the sale of any Capital Stock of any Restricted Subsidiary unless 100% of the Capital Stock of such Restricted Subsidiary owned by the Obligors is sold and (z) the Net Proceeds thereof shall be applied to prepay the Loans in accordance with Section 2.09.

Upon consummation of a sale, transfer or other Disposition permitted under this Section 7.03, Liens created under the Security Documents in respect of the assets Disposed of shall be automatically released and the Agent shall (to the extent applicable) deliver to the Company, upon the Company’s request and at the Company’s expense, such documentation as necessary to evidence the release of the Agent’s security interests, if any, in the assets being Disposed of, including amendments or terminations of Uniform Commercial Code financing statements, if any, the return of stock certificates, if any, and the release of any Restricted Subsidiary being Disposed of in its entirety from all of its obligations, if any, under the Loan Documents; provided that the Company shall have provided to the Agent such certificates evidencing compliance with the Loan Documents as the Agent shall reasonably request.

Section 7.04. [Reserved].

Section 7.05. Transactions with Affiliates.

The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, enter into any transaction with any Affiliate of the Company, other than (a) transactions no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Restricted Subsidiary, (b) insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business and consistent with past practice, (c) transactions between or among the Company and its Restricted Subsidiaries (other than Excluded Subsidiaries) and between or among Restricted Subsidiaries (other than Excluded Subsidiaries); provided that any such transaction with or between Restricted Subsidiaries that are not Obligors shall be in the ordinary course of business of the respective parties, (d) transactions among Excluded Subsidiaries, (e) any Restricted Payment permitted by Section 7.08, (f) arrangements for indemnification payments for directors and officers of the Company and its Restricted Subsidiaries, (g) intercompany transactions between or among the Company and its Restricted Subsidiaries and between or among Restricted Subsidiaries, relating to the (i) provision of management services and other corporate overhead services, (ii) provision of personnel to other locations within the Company’s consolidated group on a temporary basis and (iii) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (g), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Company), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Company and the Restricted Subsidiaries, (h) ordinary course business transactions (other than transactions of the type described in clause (c) or (g) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not adversely affect the Lenders, and (i) loans, Investments and guarantees among the Company and the Restricted Subsidiaries (other than Excluded Subsidiaries) to the extent permitted under Article 7); provided that any such transaction with or among Restricted Subsidiaries that are not Obligors shall be in the ordinary course of business of the respective parties.

Section 7.06. Change in Business.

The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, engage in any business other than the businesses conducted by the Company and its Restricted Subsidiaries on the date of this Agreement or any business substantially related, incidental or complementary thereto as reasonably determined by the board of directors of the Company.

Section 7.07. Fundamental Changes.

The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, enter into any merger, consolidation, amalgamation, or sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except (a) in connection with a Disposition of a Restricted Subsidiary otherwise permitted by Section 7.03 and (b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary Guarantor may merge, consolidate or amalgamate into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary Guarantor may merge, consolidate or amalgamate into any Restricted Subsidiary in a transaction in which the surviving entity is a Subsidiary Guarantor, (iii) any two Restricted Subsidiaries that are not Subsidiary Guarantors may merge, consolidate or amalgamate; provided that if either such Restricted Subsidiary is a direct Subsidiary of an Obligor, the surviving entity shall be a direct Subsidiary of an Obligor, (iv) any Restricted Subsidiary that is not a Subsidiary Guarantor may liquidate, wind up or dissolve so long as the assets of such Restricted Subsidiaries are distributed to the Company or any of its Restricted Subsidiaries, (v) any Subsidiary Guarantor may liquidate, wind up or dissolve so long as the assets of such Subsidiary Guarantor are distributed to the Company or another Subsidiary Guarantor and (vi) the Company or any Subsidiary may merge with any other Person in order to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15.

Section 7.08. Restricted Payments.

The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, declare or pay any dividend on (or make any payment to a related trust for the purpose of paying a dividend), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or such Restricted Subsidiary (or any related trust), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or such Restricted Subsidiary (collectively, “Restricted Payments”), except that:

(a)           (i) any Restricted Subsidiary may declare or pay dividends with respect to its Capital Stock to the Company and to any Wholly-Owned Subsidiary (and in the case of a non-Wholly-Owned Subsidiary, to the Company and any Restricted Subsidiary and to each other owner of Capital Stock or other equity interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests) and (ii) CDOC may from time to time redeem the CDOC Preferred Stock;

(b)           the Company may pay dividends solely in the form of shares of its Capital Stock (other than Disqualified Capital Stock);

(c)           the Company may purchase shares of Capital Stock held by employees of the Company pursuant to the Company’s Amended and Restated Long-Term Incentive Plan, as in effect on the Closing Date and any extension, renewal or replacement thereof to allow employees to meet their tax obligations;

(d)           the Company may make any Restricted Payment so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Debt to Total Capitalization Ratio is equal to or less than 22.5% as of the date of the making of any such Restricted Payment (calculated on a Pro Forma Basis);

(e)           the Company may make Restricted Payments, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate amount of Restricted Payments pursuant to this Section 7.08(e) shall not exceed $175,000,000;

(f)            the Company may make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible or exchangeable for Capital Stock

(g)           the Company may pay dividends with respect to its common stock in an amount not to exceed $30,000,000 in the aggregate during any Fiscal Year;

(h)           the Company may pay any dividend within 60 days after the date of declaration thereof; provided that on the date of declaration such payment shall comply with one of the exceptions to the Section 7.08 listed in clauses (a) through (g) thereof; and

(i)            the Company may repurchase shares of its common stock during the period commencing on (and including) the Closing Date and ending on (but excluding) October 1, 2012 in an aggregate amount not to exceed $5,000,000;

provided that payments made pursuant to Section 7.10(a)(iv) shall reduce, dollar-for-dollar, the amount of Restricted Payments available under Section 7.08(e) and shall be included in the pro forma calculation of Debt to Total Capitalization Ratio for the purposes of Section 7.08(d), as applicable.

Section 7.09. Investments and Acquisitions.

The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, directly or indirectly, make any Acquisition or hold or make any other Investment in any other Person, except:

(a)           Investments in existence on the Closing Date and commitments to make Investments existing on the Closing Date and listed on Schedule 7.09;

(b)           Investments consisting of non-cash consideration received in connection with a Disposition not prohibited by the Loan Documents;

(c)           Investments received in connection with the bankruptcy or reorganization of customers and suppliers in the ordinary course of business;

(d)           Investments consisting of Contingent Obligations permitted by Section 7.01 or Indebtedness permitted by Section 7.01;

(e)           Investments in Cash Equivalents;

(f)            Investments by (x) any Insurance Subsidiary (including by any Subsidiary of such Insurance Subsidiary that is not itself an Insurance Subsidiary) in the ordinary course of business in compliance with Section 7.16 and consistent with the investment policy approved by the board of directors of such Insurance Subsidiary and (y) by the Company in the ordinary course of business of the Company and its Restricted Subsidiaries taken as a whole in compliance with Section 7.16 and consistent with the investment policy approved by the board of directors of the Company;

(g)           (i) Investments by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary (other than any Excluded Subsidiary); provided that any such transaction with or among Restricted Subsidiaries that are not Obligors shall be in the ordinary course of business of the respective parties and (ii) Investments by any Excluded Subsidiary in any other Excluded Subsidiary;

(h)           Investments in Excluded Subsidiaries in the ordinary course of business in an aggregate amount expended not to exceed $30,000,000 at any time outstanding;

(i)            security deposits or pledges held or made in the ordinary course of business;

(j)            loans and advances in the ordinary course of business to employees for moving, relocation or travel purposes, in each case subject to compliance with the Requirements of Law;

(k)           Permitted Swap Obligations;

(l)            (i) Acquisitions (other than Acquisitions that constitute Investments permitted by Section 7.09(f) above or Section 7.09(m) below), for aggregate consideration in an amount not to exceed $200,000,000 in any Fiscal Year or $400,000,000 during the term of this Agreement; provided that at the time of such Acquisition no Default or Event of Default shall be continuing or shall result therefrom (including any failure to be in compliance with the financial covenants calculated on a Pro Forma Basis); and (ii) in the event (x) the Debt to Total Capitalization Ratio is equal to or less than 20% (calculated on a Pro Forma Basis), (y) the Financial Strength Rating Condition is satisfied and (z) to the extent the consideration for such Acquisitions is paid in Capital Stock of the Company (other than Disqualified Capital Stock), up to $300,000,000 of such consideration in any Fiscal Year, and up to $600,000,000 of such consideration during the term of this Agreement, shall be disregarded from the limits referred to above; and

(m)          Investments not otherwise permitted hereby in an aggregate amount expended not to exceed $125,000,000.

Section 7.10. Prepayment of Certain Indebtedness; Modifications of Certain Agreements; Synthetic Purchase Agreements.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property, and including optional prepayments and open market purchases) of or in respect of principal of or interest on any Existing Convertible Debentures or any Refinancing Indebtedness thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Existing Convertible Debentures or any Refinancing Indebtedness thereof, other than (i) payment of regularly scheduled interest payments as and when due in respect thereof, (ii) to the extent funded with Refinancing Indebtedness thereof, (iii) to the extent the consideration thereof consists of Capital Stock (other than Disqualified Capital Stock) of the Company, (iv) to the extent the Company could make a Restricted Payment under Section 7.08(d) or (e) in an equal amount (with any payments pursuant to this clause (iv) being deemed to be a Restricted Payment under Section 7.08(d) or (e), as the case may be) or (v) the repurchase on or after the Closing Date of Existing Convertible Debentures outstanding on the Closing Date.

(b)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, (i) the Senior Secured Notes Documents or the documents or instruments governing or evidencing any Indebtedness that is subordinated in right of payment to the Loans in any manner adverse in any material respect to the Secured Parties or (ii) the documents or instruments governing or evidencing any other Indebtedness or Capital Stock if such Indebtedness or Capital Stock as such documents or instruments are so amended, modified, waived or otherwise changed would not have been permitted to be incurred or issued under this Agreement.

(c)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, amend or modify its respective Organization Documents, other than any amendments or modifications which are not adverse in any material respect to the interests of the Lenders.

(d)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

Section 7.11. Debt to Total Capitalization Ratio.

The Company shall maintain at all times a Debt to Total Capitalization Ratio of not more than 27.5%.

Section 7.12. Interest Coverage Ratio.

The Company shall not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter for the four Fiscal Quarters then ended (or, if less, the number of full Fiscal Quarters commencing after the Closing Date) to be less than 2.50 to 1.00 for such Fiscal Quarter.

Section 7.13. [Reserved.]

Section 7.14. Aggregate RBC Ratio.

The Company shall not permit the Aggregate RBC Ratio as of the end of any Fiscal Quarter to be less than 250%.

Section 7.15. Combined Statutory Capital and Surplus Level.

The Company shall not permit the Combined Statutory Capital and Surplus of the Insurance Subsidiaries as of the end of any Fiscal Quarter to be less than $1,300,000,000.

Section 7.16. Investment Portfolio Requirement.

The Company shall not (except as otherwise permitted pursuant to Section 7.09), and shall not permit any Insurance Subsidiary to, purchase, make or otherwise acquire:

(a)           any Investment that is not an Investment Grade Asset, unless, after giving effect thereto, the aggregate fair market value of all Investments of the Company and the Insurance Subsidiaries, taken as a whole, that are not Investment Grade Assets (exclusive of the Investments referred to in paragraphs (b), (c), and (d) below and contract loans as specified on page 2, line 6 of the Company’s Annual Statements (or such other line on which the equivalent information is provided on any other such Annual Statement)) will not exceed 12% of the aggregate fair market value of all Investments held by the Company and the Insurance Subsidiaries, taken as a whole;

(b)           any Investment that is non-NAIC rated, unless, after giving effect thereto, the aggregate fair market value of all Investments of the Company and the Insurance Subsidiaries, taken as a whole, that are non-NAIC rated (exclusive of the Investments referred to in paragraphs (a), (c) and (d) hereof and contract loans as specified on page 2, line 6 of the Company’s Annual Statement (or such other line on which the equivalent information is provided on any other such Annual Statement)) will not exceed 6% of the aggregate fair market value of all Investments held by the Company and the Insurance Subsidiaries, taken as a whole;

(c)           any Investment in real property mortgage loans classified on Schedule B-Part 1 of the Annual Statement, unless, after giving effect thereto, the aggregate fair market value of all Investments of the Company and the Insurance Subsidiaries, taken as a whole, in such loans (exclusive of Investments referred to in paragraphs (a), (b) and (d) hereof) will not exceed 12% of the aggregate fair market value of all Investments held by the Company and the Insurance Subsidiaries, taken as a whole; and

(d)           any Investment involving Capital Stock, unless, after giving effect thereto, the aggregate fair market value of all Investments of the Company and the Insurance Subsidiaries, taken as a whole, in Capital Stock (exclusive of Investments referred to in paragraphs (a), (b) and (c) hereof) will not exceed 5% of the aggregate fair market value of all Investments held by the Company and the Insurance Subsidiaries, taken as a whole;

provided that (x) any Insurance Subsidiary shall be permitted to make any Investment that it is committed to make as of the Closing Date and listed on Schedule 7.09 (it being understood, however, that each such Investment shall be taken into account for purposes of determining whether any additional Investments may be purchased, made or otherwise acquired hereunder) and (y) if one or more of the percentage thresholds referred in clauses (a), (b), (c) or (d) above is exceeded solely as a result of the making of any Investment permitted to be made pursuant to the preceding clause (x) (after giving effect to any Investments made prior thereto), such event shall not constitute a Default for purposes hereof.

Section 7.17. Restrictive Agreements.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Company or any Restricted Subsidiary to create or permit to exist any Lien on any of its property to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make, repay or prepay loans or advances to the Company or any other Restricted Subsidiary or to Dispose of assets to the Company or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable law (including pursuant to regulatory restrictions), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 7.17 (but shall apply to any amendment or modification, or any extension or renewal, of any such restriction or condition that has the effect of making such restriction or condition materially more restrictive), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets or property of the Company or any Restricted Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets or property that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions that are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness permitted by this Agreement, (v) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capitalized Lease Liabilities and Purchase Money Debt) permitted by this Agreement if such restrictions or conditions apply only to the collateral securing such Indebtedness, (vi) clause (a) of this Section shall not apply to customary provisions in leases or licenses or other contracts and agreements restricting the assignment, subletting or sublicensing thereof and (vii) this Section shall not apply to (A) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary with respect to restrictions and conditions imposed by such Restricted Subsidiary’s organizational documents or any related joint venture or similar agreement so long as any such restriction or condition applies only to such Subsidiary and to any Equity Interests in such Restricted Subsidiary, (B) restrictions and conditions imposed on any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions (i) apply only to such Restricted Subsidiary and (ii) were not imposed in anticipation of the Facilities, (C) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to Intellectual Property and other agreements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub-license or other agreement and shall not apply to any other assets of the Company or any Restricted Subsidiary and (D) restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures.

Section 7.18. Holding Company Activities.

The Company shall not, and shall not permit CDOC to, engage in any business or activity except owning all the outstanding shares of Capital Stock of their respective Subsidiaries and activities related or incidental thereto and, in the case of the Company, the making and holding of Investments that are permitted under Section 7.09 to be made and held by the Company.  The Company shall not permit CDOC to own or acquire any assets (except assets owned by it on the Closing Date and shares of Capital Stock of its Subsidiaries and cash and Cash Equivalents owned by it from time to time) or incur any liabilities (except liabilities under the Loan Documents and the Senior Secured Notes Documents, liabilities imposed by law, including tax liabilities, liabilities in existence on the Closing Date and other liabilities incidental to its existence and permitted business and activities).

Section 7.19. Changes in Accounting Policies; Fiscal Year.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, (a) make any change to its accounting policies or reporting practices, except as required or permitted by GAAP or (b) change the last day of its fiscal year from December 31 of each year.

ARTICLE 8
Events of Default

Section 8.01. Events of Default.

Each of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  The Company fails to pay (i) when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)           Representation or Warranty.  Any representation or warranty by the Company or any of its Restricted Subsidiaries made or deemed made herein or in connection with any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or contained in any certificate, document or financial or other statement by the Company, any Restricted Subsidiary or any Responsible Officer, furnished at any time in connection with this Agreement or in connection with any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, is incorrect in any material respect on or as of the date made or deemed made; or

(c)           Specific Defaults.  The Company fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.03(a), Section 6.04(a) (with respect to the Company’s corporate existence), Section 6.15 or Article 7 (other than Section 7.10 or Section 7.16),  (ii) Section 7.10; provided that in the case of any agreement to make any payments or distributions prohibited by Section 7.10, such default shall continue unremedied for a period of ten (10) Business Days or (iii) Section 7.16; provided that any such default shall continue unremedied for a period of 30-days (it being understood that if the Company takes any action during such 30 day period which action, if it had been taken on or prior to the relevant date on which compliance with Section 7.16, as applicable, was tested, would have resulted in the Company being in compliance with such Section on such test date, such default shall be deemed to have been remedied on the date on which such action was taken); or

(d)           Other Defaults.  The Company or any of its Restricted Subsidiaries fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Agent or the Required Lenders; or

(e)           Cross-Default.  (i) The Company or any Restricted Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount of more than $50,000,000 (in the aggregate for all such Indebtedness and Contingent Obligations), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (and, solely in the case of a failure to comply with any financial statement or other information delivery or reporting requirement or in the case of the entry of any judgment or decree, so long as such judgment or decree constitutes a Default but not an Event of Default under Section 8.01(i), such failure or event continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure or event) if the effect of such failure, event or condition is to cause, or to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or, in the case of any such Indebtedness consisting of Contingent Obligations, to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which the Company or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event (as so defined) as to which the Company or any Restricted Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Restricted Subsidiary as a result thereof is greater than $50,000,000 (in the aggregate for all such Swap Contracts); or

(f)           Insolvency; Voluntary Proceedings.  The Company or any Restricted Subsidiary (other than an Immaterial Subsidiary) (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; (iv) applies for or consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or for a substantial part of its assets, or (v) takes any action to effectuate or authorize any of the foregoing; or

(g)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Restricted Subsidiary (other than an Immaterial Subsidiary), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Restricted Subsidiary’s (other than an Immaterial Subsidiary’s) properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Restricted Subsidiary (other than an Immaterial Subsidiary) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; (iii) the Company or any Restricted Subsidiary (other than an Immaterial Subsidiary) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or (iv) any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority; or

(h)           Pension Plans and Welfare Plans.  With respect to any Single Employer Pension Plan or Multiemployer Plan, any ERISA Event has occurred that could reasonably be expected to result in the incurrence of liability by the Company, any of its Restricted Subsidiaries or any ERISA Affiliate or steps are taken to terminate any Multiemployer Plan and such termination could reasonably be expected to result in any liability of the Company, any of its Restricted Subsidiaries or any ERISA Affiliate, where in any event, individually or in the aggregate, the liability incurred by the Company and its Restricted Subsidiaries would have a Material Adverse Effect; or

(i)            Material Judgments.  One or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, or any action shall be taken by a judgment creditor to attach or levy upon any asset of the Company or any of its Restricted Subsidiaries to enforce any such judgment or decree; or

(j)            Material Regulatory Matters.  At any time either (x) the Debt to Total Capitalization Ratio is greater than 20% or (y) the Financial Strength Rating Condition is not satisfied, (i) any Insurance Subsidiary shall not make a scheduled payment of interest or principal on any surplus note or similar form of indebtedness (due to actions of any Governmental Authority or otherwise), (ii) any Insurance Subsidiary’s ability to pay fees to its Affiliates under existing agreements (or extensions of existing agreements) shall be restricted (due to actions of any Governmental Authority or otherwise) or (iii) in any Fiscal Year, an Insurance Subsidiary’s ability to pay dividends to its stockholders is restricted in any manner (due to actions of any Governmental Authority or otherwise), other than by restrictions relating to dividends that apply generally to other insurance companies domiciled in the Insurance Subsidiary’s state of domicile under the insurance law of the state, and (1) in the cases of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, could reasonably be expected to have a Material Adverse Effect and (2) in each case, such event or condition was not in effect as of the date hereof; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Obligor contests in writing the validity or enforceability of any provision of any Loan Document; or any Obligor denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(m)          Liens.  Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Company or any Restricted Subsidiary of the Company not to be, a valid and perfected Lien on any Collateral covered thereby, with the priority required by the applicable Security Document (except as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents or possessory collateral delivered to it under the Security Agreement), except to the extent that such cessation would not, together with all other such cessations, be with respect to Collateral having a fair market value in excess of $25,000,000.

Section 8.02. Remedies.

If any Event of Default shall have occurred and be continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a)           declare the obligation of each Lender to make extensions or conversions of the Loans to be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in Section 8.01(f) or Section 8.01(g) (upon the expiration of the 60-day period mentioned therein, if applicable), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

Section 8.03. Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9
The Agent

Section 9.01. Appointment and Authority.

Each of the Lenders hereby irrevocably appoints JPM to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Company nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.

Section 9.02. Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions.

No Agent-Related Person shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the no Agent-Related Person:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that, with respect to the Agent, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent-Related Person shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, shall be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent, any Agent-Related Person or any of their respective Affiliates in any capacity.

No Agent-Related Person shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of such Agent-Related Person’s own gross negligence or willful misconduct.  No Agent-Related Person shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent-Related Person by the Company or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent-Related Person.

Section 9.04. Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent.

Section 9.06. Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable satisfaction of the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring  Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent, in consultation with the Company, as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 9.07. Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, joint bookrunners, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 9.09. Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.10, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10. Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Agent to:

(a)           release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than unmatured, surviving contingent indemnification obligations), the termination of all Commitments and the cancellation or expiration of all Letters of Credit, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of (other than to the Company or a Subsidiary Guarantor) as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) of any Subsidiary Guarantor that becomes an Excluded Subsidiary or an Insurance Subsidiary or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(i); and

(c)           release any Subsidiary Guarantor from its obligations under the Secured Guarantee if such Person (i) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) becomes an Excluded Subsidiary or an Insurance Subsidiary in accordance with the terms of this Agreement and the other Loan Documents.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Secured Guarantee pursuant to this Section 9.10.

Section 9.11. Indemnification of Agent-Related Persons.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably according to their respective portions of the total Loans held on the date on which indemnification is sought, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive the payment of all other Obligations and the resignation of the Agent or any Agent-Related Person.

Section 9.12. Withholding Tax.

To the extent required by any applicable law, the Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax.  If the IRS or any Governmental Authority asserts a claim that the Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Company and without limiting or expanding the obligation of the Company to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Article 9.  The agreements in this Article 9 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.  Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

ARTICLE 10
Miscellaneous

Section 10.01. Amendments and Waivers.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Obligor therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Obligor, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or Issuing Bank, if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided, further, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)           postpone or delay the maturity of the Loans, or any scheduled date of payment of the principal amount of the Loans or any reimbursement obligation in respect of any Letter of Credit, or any date for the payment of any interest, premium or fees due to the Lenders (or any of them) hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby (other than as a result of waiving (i) an Event of Default in accordance with the terms hereof, (ii) default interest hereunder to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders) or (iii) a mandatory prepayment to be made hereunder;

(c)           amend the definition of “Required Lenders” or “Pro Rata Share” without the consent of each Lender directly affected thereby; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date without the written consent of each Lender;

(d)           amend the definition of “Interest Period” to permit Interest Periods with a duration of longer than six months without the written consent of each Lender;

(e)           release all or substantially all of the Collateral from the Transaction Liens or all or substantially all of the Subsidiary Guarantors from the Secured Guarantee, except as expressly permitted under the Loan Documents and except in connection with a “credit bid” undertaken by the Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required  Lenders will be needed for such release), without the written consent of each Lender;

(f)            extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date without the written consent of each Lender affected thereby and the Issuing Bank;

(g)           amend this Section 10.01 without the written consent of each Lender;

(h)           subject to Section 2.17(d), change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(i)            consent to the assignment or transfer by any Obligor of any of its rights and obligations under any Loan Document without the written consent of each Lender;

(j)            increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(k)           amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(l)            alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.09(e) without the consent of Lenders holding more than 50% of the aggregate Tranche B-1 Term Loan Exposure of all Lenders, Tranche B-2 Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(m)          amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of the Agent and of Issuing Bank;

(n)           amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Swap Contracts Agreements or the definition of “Secured Swap Contract,” “Obligations,” or “Secured Obligations” in each case in a manner adverse to any contractual counterparty to any such Secured Swap Contract with Obligations then outstanding without the written consent of any such contractual counterparty;

(o)           amend, modify, terminate or waive any provision of the Loan Documents as the same applies to the Agent or any Arranger, or any other provision hereof as the same applies to the rights or obligations of the Agent or any Arranger, in each case without the consent of the Agent or Arranger, as applicable; or

(p)           amend, modify, eliminate or waive any provision of any of Sections 7.11, 7.12, 7.14, 7.15, and 7.16 or the Company’s and it’s Restricted Subsidiaries’ obligations to comply therewith without the written consent of the Required Revolving Lenders;

provided, further, that (i) no such agreement shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document (except with respect to the removal of the Agent) and (ii) any fee agreement referred to in Section 2.11 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for any amendment, waiver or consent pursuant to Section 10.01(a), (b), (c) or (j).

Section 10.02. Notices.

(a)           Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission).  All such written notices shall be mailed, emailed, faxed or delivered to the applicable address, facsimile number (provided that any matter transmitted by the Company by facsimile (1) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (2) shall be followed promptly by delivery of a hard copy original thereof) or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Company or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company and the Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile or electronic mail, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided that notices and other communications to the Agent pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Electronic Communications:

(1)           Notices and other communications to the Agent, Lenders, Swing Line Lender and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to the Agent, any Lender, Swing Line Lender or any applicable Issuing Bank pursuant to Article 2 if such Person has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(2)           The Company and each of its Subsidiaries understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent.

(3)           The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agent-Related Persons warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent-Related Persons in connection with the Platform or the Approved Electronic Communications.

(4)           The Company, each of its Subsidiaries, each Lender and the Issuing Bank agrees that the Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Agent’s customary document retention procedures and policies.

(5)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof

(c)           The Agent-Related Persons and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify each Agent-Related Person and each Lender from all losses, costs, out-of-pocket expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company; provided that such indemnity shall not, as to any such Person, be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.04. Costs and Expenses.

The Company agrees (a) to pay or reimburse each Agent-Related Person for all reasonable costs and out-of-pocket expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to the reasonable fees and reasonable disbursements of (x) one primary counsel for the Agent-Related Person and (y) if reasonably required by the Agent, additional local and/or specialist counsel and (b) to pay or reimburse each Agent-Related Person and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including, but not limited to this Section 10.04) or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including in any Insolvency Proceeding or appellate proceeding), including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, which shall be limited to the reasonable fees and reasonable disbursements of (x) one primary counsel for the Agent-Related Persons, (y) if reasonably required by the Agent, additional local and/or specialist counsel for the Agent-Related Persons and (z) solely in the case of a conflict of interest, one additional counsel to each group of similarly situated indemnified persons, taken as a whole and (1) one additional primary counsel to the Lenders, (2) if reasonably requested by the Required Lenders, additional local and/or specialist counsel for the Lenders and (3) solely in the case of a conflict of interest, one additional counsel to each group of similarly situated indemnified persons, taken as a whole.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto and other out-of-pocket expenses incurred by each Agent-Related Person and the cost of independent public accountants and other outside experts (subject to the limitations above) retained by such Agent-Related Person or any Lender.  All amounts due under this Section shall be payable within ten Business Days after written demand therefor together with, if requested by the Company, backup documentation supporting such payment or reimbursement request.  The agreements in this Section shall survive the repayment of the Loans and the other Obligations.

Section 10.05. Company Indemnification; Damage Waiver.

(a)           Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and the directors, officers, employees, counsel, agents,  partners and attorneys-in-fact of such Persons and Affiliates involved with the refinancing or the Transactions (collectively the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, charges and costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever (including those arising from or relating to any environmental matters) that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by the Company or any other Obligor in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any Environmental Liability related to the Company or any of its Subsidiaries or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or arise out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Company or any of its Affiliates and that is brought by an Indemnified Person against another Indemnified person (other than against the Agent in its capacity as such) provided, further that such indemnity shall be limited, in the case of legal fees and expenses, to (a) one counsel for all Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to each group of similarly situated indemnified persons, taken as a whole, and (b) if reasonably necessary, one additional local counsel to such persons, taken as a whole, in any relevant jurisdiction and/or one additional specialty counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local counsel in such relevant material jurisdiction and/or specialty counsel to each group of similarly situated indemnified persons, taken as a whole.  No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnified Person have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section shall be payable within thirty days after written demand therefor together with, if requested by the Company, backup documentation supporting such indemnification request.  The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

(b)           To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.06. Marshalling; Payments Set Aside.

Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Company makes a payment to the Agent, Issuing Bank or the Lenders (or to the Agent, on behalf of Lenders or Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or the proceeds of such enforcement or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

Section 10.07. Assignments, Successors, Participations, Etc.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), or (ii) by way of participation in accordance with the provisions of Section 10.07(d) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined below) to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments)); provided that:

(i)            in the case of assignments of Term Loans and New Term Loans (or any Commitment therefor), except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans and New Term Loans (or any Commitment therefor) at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loans and New Term Loans (or any Commitment therefor) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have consented unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof;

(ii)           in the case of assignments of Revolving Loans or Revolving Commitments, such assignment (except in the case of assignments made by or to any Arranger), shall be consented to by each of the Company and Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of the Company, required at any time an Event of Default shall have occurred and then be continuing); provided that (A) the Company shall be deemed to have consented to any such assignment of Revolving Loans or Revolving Commitments unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $2,500,000 with respect to the assignment of the Revolving Commitments and the Revolving Loans, (x) such lesser amount as agreed to by the Company and the Agent, (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (z) the amount assigned by an assigning Lender to an Affiliate or Approved Fund of such Lender

(iii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned under the Facilities, except that this clause (ii) shall prohibit any Lender from assigning all or a portion of its rights and obligations under the Facilities on a non-pro rata basis;

(iv)          the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption; such Assignment and Assumption to be (A) electronically executed and delivered to the Agent via an electronic settlement system then acceptable to the Agent (or, if previously agreed with the Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Agent in its sole discretion; and

(v)           the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire, in the form prescribed by the Agent.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, (provided that, with respect to circumstances in effect on the effective date of such Assignment and Assumption, an Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive had the assignment not taken place) and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)           Assignments to Company.  Notwithstanding anything to the contrary contained in this Section 10.07 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loan Commitment or Term Loans owing to it to the Company on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments), subject to the following limitations:

(1)           The Company may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that, (A) notice of the Auction shall be made to all Term Loan Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.07(c)(1) and the Auction Procedures set forth on Exhibit L and are otherwise reasonably acceptable to the Company, the Auction Manager  and the Agent;

(2)           With respect to all repurchases made by the Company pursuant to this Section 10.07(c)(1), (A) the Company shall deliver to the Agent and the Auction Manager a certificate of a Responsible Officer stating that (i) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (ii) as of the launch date of the related Auction and the effective date of any Company Assignment and Acceptance, it is not in possession of any information regarding the Company, its Subsidiaries or its Affiliates, or their assets, the Company’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Company Assignment and Acceptance or any of the transactions contemplated thereby that has not previously been disclosed to the Agent, the Auction Manager and the non-Public Lenders, (B) the Company shall not use the proceeds of any Revolving Loans to acquire such Term Loans and (C) the assigning Lender and the Company shall execute and deliver to the Agent and the Auction Manager a Company Assignment and Acceptance; and

(3)           Following repurchase by the Company pursuant to this Section 10.07(c)(1), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Company), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.  In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.07(c)(1), the Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(d)           Register.  The Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and each Lender (with respect to its own interests in the Facilities only) at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Except to the extent limited by Section 10.07(f), the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the limitations and requirements of such Sections (including Section 3.01(e) and Section 3.01(f)) and Section 3.07, as if such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.07(e) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Company, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loans or other obligations under the Loan Documents (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)            Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant; provided that this Section 10.07(f) shall not apply if the sale of the participation to such Participant is made with the Company’s prior written consent.

(g)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.08. Confidentiality.

Each Lender shall maintain the confidentiality of all information provided to it by the Company or any Subsidiary, or by the Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, it being understood and agreed by the Company that, in any event, the Agent may disclose such information to the Lenders and each Lender may make disclosures thereof to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company; provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided, further, that any Lender may disclose such information (a) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which the Lender is subject (including the NAIC) or in connection with an examination of such Lender by any such authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable Requirement of Law; (d) to the extent reasonably required in connection with any litigation or proceeding to which the Agent or any Lender or their respective Affiliates may be party; (e) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (f) to such Lender’s independent auditors and other professional advisors on a confidential basis; (g) to any Participant, Lender or Eligible Assignee, actual or potential; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder or on terms no less restrictive than those set forth in this Section 10.08; provided, however, that such writing may take the form of a “click-through” agreement; (h) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; (i) to its Affiliates and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or the Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.08); provided that such Affiliates and other Persons are not insurance companies; (j) to any other party to this Agreement; (k) to any pledgee referred to in Section 10.07(f) or any direct or indirect contractual counterparty or prospective counterparty (or such counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Company or any of its Subsidiaries (so long as all parties, including all counterparties and advisors agree to be bound by the provisions of this Section 10.08 or other provisions at least as restrictive as this Section 10.08); (l) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Company or any Subsidiary received by it from the Agent or any Lender; and (m) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans.  In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  In the case of confidential information received from the Company or any Subsidiary after the date hereof, such information shall be clearly identified at the time of delivery as confidential.  In the case of clause (b) and (c), the disclosing party shall give notice of such disclosure to the Company, to the extent not prohibited by any Requirement of Law.

Section 10.09. Set-off.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided that neither any Lender nor any of its Affiliates shall be entitled to exercise any such set off with respect to any trust, tax reserve or payroll account.  Each Lender agrees to promptly notify the Company and the Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10. Notification of Addresses, Lending Offices, Etc.

Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

Section 10.11. Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and the Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof.

Section 10.12. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13. Severability.

If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.14. Replacement of Defaulting Lenders and Non-Consenting Lenders.

If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)           the Agent shall have received the assignment fee specified in Section 10.07(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.09(c), 3.01, 3.03 and 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Company, Agent, such Defaulting Lender or such Non-Consenting Lender and the replacement Lender shall otherwise comply with this Section 10.14; provided that if such Defaulting Lender or such Non-Consenting Lender does not comply with this Section 10.14 within one Business Day after the Company’s request, compliance with this Section 10.14 shall not be required to effect such assignment.

Section 10.15. Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that any Lender or the Agent may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02.  Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.16. Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.17. USA PATRIOT Act Notice.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Agent, as applicable, to identify each Obligor in accordance with the Patriot Act.

Section 10.18. Entire Agreement.

This Agreement, together with the other Loan Documents and any separate agreements with respect to fees payable to the Agent, embodies the entire agreement and understanding among the Company, the Lenders and the Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 10.19. Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.20. Obligations Several; Independent Nature of Lenders’ Right.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.21. No Fiduciary Duty.

The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates.  Each Obligor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other.  The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person.  Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

CNO FINANCIAL GROUP, INC.

By:	/s/ Erik M. Helding
Name: Erik M. Helding
Title: Senior Vice President, Treasury and Investor Relations

JPMORGAN CHASE BANK, N.A.,
as Agent and as Lender

By:	/s/ Melvin Jackson
Name: Melvin Jackson
Title: Executive Director

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Meredith Mackey
Name: Meredith Mackey
Title: Authorized Signatory

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Patricia Llyod
Name: Patricia Llyod
Title: Authorized Signatory

THE PRIVATEBANK AND TRUST COMPANY,
as a Lender

By:	/s/ Andrew C. Haak
Name: Andrew C. Haak
Title: Managing Director

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Liliana Huerta
Name: Liliana Huerta
Title: Vice President

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Chris McKean
Name: Chris McKean
Title: Senior Vice President

Appendix A-1

Tranche B-1 Term Loan Commitments

Lender	Commitment	Percentage of Total Commitment
Goldman Sachs Bank USA	$250,000,000	100.00%

Appendix A-2

Tranche B-2 Term Loan Commitments

Lender	Commitment	Percentage of Total Commitment
Goldman Sachs Bank USA	$425,000,000	100.00%

Appendix A-3

Revolving Commitments

Lender	Commitment	Percentage of Total Commitment
Goldman Sachs Bank USA	$10,000,000	20.00%
JPMorgan Chase Bank, N.A.	$10,000,000	20.00%
Associated Bank, N.A.	$7,500,000	15.00%
The PrivateBank and Trust Company	$7,500,000	15.00%
Royal Bank of Canada	$7,500,000	15.00%
The Northern Trust Company	$7,500,000	15.00%

Schedule 5.05
Litigation

All as more fully described in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2012:

A.	Cost of Insurance Litigation

1.
Celedonia X. Yue, M. D. on behalf of the class of all others similarly situated, and on behalf of the General Public v. Conseco Life Insurance Company, successor to Philadelphia Life Insurance Company and formerly known as Massachusetts General Life Insurance Company, Cause No. CV08-01506 CAS.

2.	Celedonia X. Yue, M. D. on behalf of the class of all others similarly situated, and on behalf of the General Public v. Conseco Life Insurance Company, Cause No. CV11-9506 AHM (SHx).

3.	Daniel B. Nicholas, on behalf of himself and all others similarly situated v. Conseco Life Insurance Company, Cause No. 12cv845.

4.	Cedric Brady, et. al. individually and on behalf of all other similarly situated v. Conseco, Inc. and Conseco Life Insurance Company Case No. 3:08-cv-05746.

Bill W McFarland, and all those similarly situated v. Conseco Life Insurance Company, Case No. 3:09-cv-598-J-32MCR.

On February 3, 2010, the Judicial Panel on MDL ordered these two cases to be consolidated for pretrial proceedings in the Northern District of California Federal Court.

B.	Other Litigation

1.	Sydelle Ruderman individually and on behalf of all other similarly situated v. Washington National Insurance Company, Case No. 08-23401-CIV-Cohn/Selzer.

2.
Samuel Rowe and Estella Rowe, individually and on behalf of themselves and all others similarly situated v. Bankers Life & Casualty Company and Bankers Life Insurance Company of Illinois, Case No. 09CV491.

Schedule 5.07
ERISA

None.

2

Schedule 5.13
Investment Companies

None.

3

Schedule 5.14(a)
Capital Stock

Warrants to purchase 5,000,000 shares of Company common stock held by investment funds and accounts managed by Paulson & Co. Inc.  The form of such warrants is filed as Exhibit 10.3 of the Company’s Current Report on Form 8-K filed October 13, 2009.

Stock issuable pursuant to the CNO Financial Group, Inc. Amended and Restated Long-Term Incentive Plan, filed as Exhibit 10.13 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Conversion rights under the existing 7.0% Debentures as governed by an Indenture dated as of October 16, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, filed as Exhibit 4.1 of the Company’s Current Report on Form 8-K filed October 19, 2009, as amended by First Supplemental Indenture dated as of February 3, 2010, filed as Exhibit 4.2 of the Company’s Current Report on Form 8-K filed February 5, 2010.

4

Schedule 5.14(b)
Subsidiaries

Key

IM = Immaterial Subsidiary

F = Foreign Subsidiary

INS = Insurance Subsidiary

SIS = Subsidiary of Insurance Subsidiary

G = Guarantor

Company (Place of Incorporation)	Subsidiary Type	Direct Beneficial Owner(s) (Place of Incorporation)
3037953 Nova Scotia Company (NS) (Calgary)	F, IM	ResortPort Holding of Delaware, Inc. (DE)
40|86 Advisors, Inc. (DE)	G	CNO Financial Group, Inc. (DE)
40|86 Mortgage Capital, Inc. (DE)	G	CDOC, Inc. (DE)
American Life and Casualty Marketing Division Co. (IA)	G	CDOC, Inc. (DE)
Association Management Corporation (IL)	IM	CDOC, Inc. (DE)
Bankers Conseco Life Insurance Company (NY)	INS	Conseco Life Insurance Company of Texas (TX)
Bankers Life and Casualty Company (IL)	INS	Conseco Life Insurance Company of Texas (TX)
BLC Financial Services, Inc. (IL)	SIS	Bankers Life and Casualty Company (IL)
C.P. Real Estate Services Corp. (NJ)	SIS	Colonial Penn Life Insurance Company (PA)
CDOC, Inc. (DE)	G	CNO Financial Group, Inc. (DE) Beneficial ownership (Pfd. Stock) held by Bankers Life and Casualty Company, Washington National Insurance Company, Conseco Life Insurance Company
CNO IT Services (India) Private Limited	F, IM	CDOC, Inc. (DE) — 99.996%, CNO Financial Group, Inc. (DE) - 0.004%
CNO Management Services Company (TX)	G	CDOC, Inc. (DE)
CNO Services, LLC (IN)	G	CDOC, Inc. (DE) — 89.1%, CNO Financial Group, Inc. (DE) — 9.9%, CNO Management Services Company (TX) — 1%

5

Company (Place of Incorporation)	Subsidiary Type	Direct Beneficial Owner(s) (Place of Incorporation)
Colonial Penn Life Insurance Company (PA)	INS	Conseco Life Insurance Company of Texas (TX)
Conseco Health Services, Inc. (PA)	IM	CDOC, Inc. (DE)
Conseco Life Insurance Company (IN)	INS	CDOC, Inc. (DE)
Conseco Life Insurance Company of Texas (TX)	INS	CDOC, Inc. (DE)
Conseco Marketing, L.L.C. (IN)	IM	CNO Services, LLC (IN) — 90%, CNO Financial Group, Inc. (DE) — 9%, CNO Management Services Company (TX) — 1%
Conseco Securities, Inc. (DE)	IM	CDOC, Inc. (DE)
Design Benefit Plans, Inc. (IL)	IM	CNO Financial Group, Inc. (DE)
Hawthorne Advertising Agency Incorporated (PA)	IM	CDOC, Inc. (DE)
K.F. Agency, Inc. (IL)	G	CDOC, Inc. (DE)
K.F. Insurance Agency of Massachusetts, Inc. (MA)	IM	CDOC, Inc. (DE)
Performance Matters Associates of Texas, Inc. (TX)	G	Performance Matters Associates, Inc. (DE)
Performance Matters Associates, Inc. (DE)	G	CDOC, Inc. (DE)
ResortPort Holding of Delaware, Inc. (DE)	IM	CDOC, Inc. (DE)
Washington National Insurance Company (IL)	INS	CDOC, Inc. (DE)

6

Schedule 6.17
Post Closing Matters

1.
Within 30 days of the Closing Date, the Company will file a UCC termination statement in connection with a UCC-1 financing statement, dated August 22, 2008 (file number 13559023), which was filed by Bank of America, N.A. with the Office of the Secretary of State of Illinois (the debtor being Design Benefit Plans, Inc.).

2.
Within 30 days of the Closing Date (or such longer period, as reasonably agreed by the Agent), the Company will cause its liability insurance policies to be endorsed in form and substance reasonably acceptable to the Agent to add the Agent as additional insured.

7

Schedule 7.01
Existing Indebtedness

1.	Existing intercompany indebtedness involving Excluded Subsidiaries set forth on Attachment 1.

2.	Bankers Life and Casualty Company guarantee of retirement benefits for former President and CEO pursuant to an employment agreement.

3.	Conseco Life Insurance Company of Texas guarantee of retirement benefits for former President and CEO pursuant to employment agreement.

4.	Existing Convertible Debentures, as defined in the Credit Agreement.

8

Attachment 1 to SCHEDULE 7.01

Intercompany Indebtedness Involving Excluded Subsidiaries
as of 6/30/2012

Debtor	Owed to	Amount ($)
Association Management Corporation	CNO Services, LLC	$80
CNO IT Services (India) Private Limited	CNO Services, LLC	3,614,044
Conseco Marketing, L.L.C.	CNO Services, LLC	1,649,831
Conseco Securities, Inc.	CDOC, Inc.	1,294,209
Conseco Securities, Inc.	CNO Services, LLC	61,701
Design Benefit Plans, Inc.	CNO Financial Group, Inc.	109,083

		$6,728,948

9

Schedule 7.02
Existing Liens

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number
Bankers Life and Casualty Company	Illinois	UCC-1	General Electric Capital Corporation	Specified Leased Equipment	12/07/05	10443849
CNO Services, LLC	Indiana	UCC-1	Banc of America Leasing & Capital, LLC	Specified Goods	12/20/2010	201000010688783
CNO Services, LLC	Indiana	UCC-1	IBM Credit LLC	Specified Leased Equipment	11/28/2011	201100010213536
CNO Services, LLC	Indiana	UCC-1	IBM Credit LLC	Specified Leased Equipment	12/29/2011	201100011281794
Conseco Services, LLC1	Indiana	UCC-1	Ricoh Americas Corporation	Specified Equipment	06/01/2009	2009000045 46333
Conseco Services, LLC	Indiana	UCC-1	Oce North America, Inc.	Specified Equipment	03/11/2010	2010000020 79667
Conseco, Inc.2	Delaware	UCC-1	TCF Equipment Finance, Inc.	Specified Equipment	05/28/2009	2009 1773594

1 On August 6, 2010, Conseco Services, LLC changed its name to CNO Services, LLC.

2 On May 11, 2010, Conseco, Inc. changed its name to CNO Financial Group, Inc.

10

Schedule 7.09
Existing and Committed Investments

Existing Investments:

Equity investments in Excluded Subsidiaries existing on the date hereof.

Committed Investments:

None.

11

Schedule 7.17
Restrictive Agreements

None.

12

Schedule 10.12
Addresses for Notices

CNO FINANCIAL GROUP, INC.

CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
Attention: Erik M. Helding
Telephone: (317) 817-3228
Facsimile: (317) 817-3772
Electronic Mail: erik.helding@cnoinc.com

with a copy to:
CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
Attention: Karl Kindig
Telephone: (317) 817-6708
Facsimile: (317) 817-5828
Electronic Mail: karl.kindig@cnoinc.com

JPMORGAN CHASE BANK, N.A.

Legal Address:
JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY 10179

Agency Address:
JPMorgan Chase Bank, N.A.
Attn:  Christina Masroor
1111 Fannin Street, Floor 10
Houston, TX  77002-6925
Tel: 713-750-7965
Fax: 713-750-2223
Email: christina.m.masroor@jpmorgan.com

with a copy to:
Latham & Watkins LLP
Attn:  I. Scott Gottdiener
885 Third Avenue
New York, NY 10022
Tel: 212-906-2960
Fax: 212-751-4864
Email: scott.gottdiener@lw.com

13

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:____________
To:           JPMorgan Chase Bank, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Responsible Officer of the Company hereby certifies, solely as a Responsible Officer of the Company and not in his/her individual capacity, as of the date hereof that he/she is the [            ] of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Agent on behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           (i) Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) attached hereto as Schedule 2 is the certificate prepared by such independent certified public accountant with respect to such financial statements, as required by Section 6.02(b) of the Credit Agreement.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date.  Such financial statements fairly present in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the financial position, the results of operations and cash flows of the Company and its Subsidiaries as at such date and for such period.

2.           The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3.           A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its obligations under the Loan Documents, and

[select one.]

[during such fiscal period, to the best knowledge of the undersigned, the Company performed and observed each covenant and condition of the Loan Documents applicable to it and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The financial covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate in his/her capacity as Responsible Officer of the Company as of ___________

CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

SCHEDULE 1
TO THE COMPLIANCE CERTIFICATE

SCHEDULE 2
TO THE COMPLIANCE CERTIFICATE

SCHEDULE 3
TO THE COMPLIANCE CERTIFICATE

For the Fiscal Quarter/Year ended________________(“Statement Date”)

Section 7.01 — Limitation on Indebtedness; Certain Capital Stock

Item		Maximum Permitted (at any time outstanding)		Actual (measured as of the Statement Date)
(a)	Aggregate principal amount of Capitalized Lease Liabilities, Purchase Money Debt, and Refinancing Indebtedness thereof (but disregarding the requirements of clauses (b) through (h) of the definition thereof):	$50,000,000	$	____________

(b)	Aggregate principal amount of Indebtedness owed by any Excluded Subsidiary to the Company or any other Restricted Subsidiary:	$30,000,000	$	____________

(c)	Aggregate principal amount of other secured Indebtedness under Section 7.01(a)(xiii) of the Credit Agreement (including Indebtedness described in Item (e) below):	$50,000,000	$	____________

(d)	Aggregate principal amount of other unsecured Indebtedness under Section 7.01(a)(xiv) of the Credit Agreement (including Indebtedness described in Item (e) below):	$75,000,000	$	____________

(e)	Aggregate principal amount of other secured or unsecured Indebtedness of Subsidiaries that are not Obligors under Section 7.01(a)(xiii) and Section 7.01(a)(xiv) of the Credit Agreement:	$25,000,000	$	___________

In case of any inconsistency between the provisions of this Schedule and the provisions of the Credit Agreement, the Credit Agreement shall prevail.

Section 7.02 — Liens

		Maximum Permitted (at any time outstanding)	Actual (measured as of the Statement Date)
(a)	Aggregate amount of collateral consisting of cash or Cash Equivalents’ securing Permitted Swap Obligations under Section 7.02(c) of the Credit Agreement:	$60,000,000	________

(b)	Aggregate amount of collateral consisting of cash or Cash Equivalents securing letters of credit issued in respect of obligations to insurers under Section 7.02(f) of the Credit Agreement:	$20,000,000	________

(c)	Aggregate amount of Cash Management Obligations permitted by Section 7.01(a)(xvii) of the Credit Agreement secured by Liens under Section 7.02(o) of the Credit Agreement:	$10,000,000	________

Section 7.03 — Disposition of Assets

		Maximum Permitted (for the period indicated)	Actual (measured as indicated)
(a)	Aggregate amount of Dispositions to Excluded Subsidiaries under Section 7.03(d) of the Credit Agreement:	$30,000,000	through the Statement Date

(b)
Aggregate statutory profit and/or gains on insurance policy sales or other portfolio transfers resulting from all Dispositions pursuant to a Reinsurance Agreement consummated after the Effective Date under clause (ii) of Section 7.03(e) of the Credit Agreement, subject to the provisos in clauses (x) and (y) of such Section:
		$400,000,000 during the term of the Credit Agreement $150,000,000 in any Fiscal Year	through the Statement Date $_________ for the Fiscal Year through the Statement Date

For purposes of this Item (a), in the case of Cash Equivalents described in clauses (a), (b), (e) and (f) of the definition thereof, the one year (or twelve-month, as applicable) maturity limitation set forth in such clauses shall be disregarded.

Section 7.08 — Restricted Payments

		Maximum Permitted (for the period indicated)	Actual (measured as indicated)
(a)
Aggregate amount of Restricted Payments under Section 7.08(d) of the Credit Agreement, together with the aggregate amount of payments made pursuant to Section 7.10(a)(iv) of the Credit Agreement that could have been made as Restricted Payments under Section 7.10(d) of the Credit Agreement at the time made:
		Pro forma Debt to Total Capitalization Ratio is equal to or less than 22.5%	through the Statement Date
(b)	Aggregate amount of Restricted Payments under Section 7.08(e) of the Credit Agreement, together with the aggregate amount of payments made pursuant to Section 7.10(a)(iv) of the Credit Agreement (except to the extent that any such payment could have been made as a Restricted Payment under Section 7.10(d) of the Credit Agreement at the time made):	$175,000,000	through the Statement Date

(c)	Aggregate amount of dividends paid with respect to common stock during any Fiscal Year under Section 7.08(g) of the Credit Agreement	$30,000,000	through the Statement Date

Section 7.09 — Investments and Acquisitions

		Maximum Permitted (for the period indicated)	Actual (measured as indicated)
(a)	Aggregate amount expended for Investments in Excluded Subsidiaries in the ordinary course of business under Section 7.09(h) of the Credit Agreement, together with the aggregate principal amount of Indebtedness outstanding owing to any Excluded Subsidiaries pursuant to the Tax Sharing Agreement (as described in Section 7.01(a)(xviii) of the Credit Agreement):	$30,000,000	through the Statement Date

(b)
Aggregate amount expended for Acquisitions (other than Acquisitions that constitute Investments permitted by Section 7.09(f) or 7.09(m) of the Credit Agreement) under Section 7.09(1)(i) of the Credit Agreement, subject to the requirements of such Section:
		$400,000,000 during the term of the Credit Agreement $200,000,000 in any Fiscal Year	through the Statement Date For the Fiscal Year through the Statement Date

(c)
Aggregate amount expended for Acquisitions (other than Acquisitions that constitute Investments permitted by Section 7.09(f) or 7.09(m) of the Credit Agreement) under Section 7.09(1)(ii) of the Credit Agreement, subject to the requirements of such Section:
		$600,000,000 during the term of the Credit Agreement $300,000,000 in any Fiscal Year	through the Statement Date for the Fiscal Year through the Statement Date

(d)	Aggregate amount expended for Investments under Section 7.09(m) of the Credit Agreement:	$125,000,000	through the Statement Date

Section 7.11 — Debt to Total Capitalization Ratio

(a)	Maximum permitted:		27.5%

(b)	Actual (measured as of the Statement Date):

	(i)	the principal amount of and accrued but unpaid interest on all Indebtedness of the Company outstanding on such date:

	(A)	Indebtedness owing to any Subsidiary Guarantor:

	(B)	the liabilities (if any) of the Company in respect of Swap Contracts as determined by reference to the Swap Termination Value thereof:

	(C)	sum of (b)(i)(A) + (b)(i)(B):

	(D)	(b)(i) minus (b)(i)(C):

	(ii)	Total Capitalization:

	(A)	Total Shareholders’ Equity of the Company

	(B)	sum of (b)(i)(D) + (b)(ii)(A):

(c)	Ratio of (b)(i)(D) to (b)(ii)(B):

Section 7.12 — Interest Coverage Ratio

Calculation Period:  [Four] Fiscal Quarters ended ______________

(a)	Minimum required:		2.50:1.00

(b)	Actual CNO Excess Cash Flow for the Calculation Period, which shall include, without duplication:

	(i)	dividends paid in cash to the Company by any Subsidiary:

	(ii)	interest paid in cash to the Company by any Restricted Subsidiary pursuant to any Indebtedness owing by such Restricted Subsidiary to the Company:

	(iii)	interest or principal paid in cash to the Company with respect to any Surplus Debenture:

	(iv)	amounts paid in cash to the Company under the Tax Sharing Agreement:

	(v)	management and other similar fees received by the Company under servicing agreements or otherwise from any Subsidiary:

	(vi)	amounts paid in cash to the Company pursuant to a loan made to it by any Subsidiary:

	(vii)	the Company’s Investment Income received in cash:

(viii)
non-recurring cash and non-cash charges (not to exceed $40,000,000 in the aggregate (of which up to $25,000,000 may be cash charges) for all Calculation Periods) related to restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of the Company:

	(ix)	sum of (b)(i) through (b)(viii):

(x)
cash operating expenses of the Company, which, for the avoidance of doubt, shall exclude the redemption price, repurchase price, premiums, fees, costs and expenses paid in cash incurred in connection with (1) the redemption or repurchase of the Existing Senior Secured Notes, (2) the purchase and redemption of the Existing Convertible Debentures on or after the Closing Date, (3) any redemption or repurchase of any bonds, debentures or notes issued subsequent to the Closing Date and (4) without duplication, the Transactions:

	(xi)	Capital Expenditures of the Company made in cash:

	(xii)	amounts, if any, paid by the Company in respect of interest on or in repayment of any loan made to it by any Subsidiary:

(xiii)
amounts paid in cash by the Company to any Insurance Subsidiary in respect of any overpayment by such Insurance Subsidiary of amounts required to be paid by such Insurance Subsidiary to the Company under the Tax Sharing Agreement:

	(xiv)	sum of (b)(x) through (b)(xiii):

	(xv)	difference of (b)(ix) minus (b)(xiv):

(xvi)
amounts, if any, received by the Company or any of its Subsidiaries and required to be applied to prepay the Borrowings pursuant to Section 2.09(d) (other than pursuant to Section 2.09(d)(iii)) of the Credit Agreement, to the extent otherwise included in CNO Available Cash Flow for any Calculation Period:

	(xvii)	difference of (b)(xv) minus (b)(xvi):

(c)	Actual Cash Interest Expense for the Calculation Period, which shall include, without duplication:

(i)
total interest expense, to the extent paid or payable in cash, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding interest paid or, without duplication, accrued but unpaid by any Insurance Subsidiary to the extent otherwise included in total interest expense in this item for such Calculation Period:

(ii)
total dividends paid or payable in cash on any preferred stock issued by the Company to the extent the terms of such preferred stock require payment of cash dividends for such Calculation Period; provided, that, following the conversion of any such preferred stock into common stock, any cash dividends paid on such preferred stock during such Calculation Period shall, on a Pro Forma Basis, as if the conversion was completed on the first day of such Calculation Period, be excluded from calculations of Cash Interest Expense for such Calculation Period:

	(iii)	sum of (c)(i) plus (c)(ii):

(d)	Ratio of (b)(xvii) to (c)(iii):

Section 7.14 — Aggregate RBC Ratio

(a)	Minimum required:		250%
(b)	Actual (measured as of the Statement Date):

	(i)	aggregate Total Adjusted Capital (as defined by each relevant Insurance Subsidiary’s Department) for all Insurance Subsidiaries taken as a whole:

	(ii)	aggregate Authorized Control Level Risk-Based Capital (as defined by each relevant Insurance Subsidiary’s Department) for all Insurance Subsidiaries taken as a whole:

	(iii)	ratio of (b)(i) to (b)(ii) (expressed as a percentage):

(c)	One half of the ratio in (b)(iii) (expressed as a percentage):

Section 7.15 — Combined Statutory Capital and Surplus Level

(a)	Minimum required:	$1,300,000,000

(b)	Combined Statutory Capital and Surplus (measured as of the Statement Date):

(i) amount shown on the Combined Statutory Statement of the Insurance Subsidiaries on p. 3, line 38:

(ii) amount shown on the Combined Statutory Statement of the Insurance Subsidiaries on p. 3, line 24.1:

(c)	Sum of (b) (i) and (b) (ii):

Section 7.16 — Investment Portfolio Requirement

Measured as of the Statement Date:  ______________

(a)	Aggregate fair market value of all Investments held by the Company and the Insurance Subsidiaries:

(b)
Aggregate fair market value of all Investments of the Company and the Insurance Subsidiaries, taken as a whole, that are not Investment Grade Assets (exclusive of the Investments referred to in Items (c), (d) and (e) hereof and policy loans as specified on page 2, line 6 of the Company’s Annual Statements):

	(i)	maximum permitted ratio of (b) to (a) (expressed as a percentage):	12%

	(ii)	actual ratio of (b) to (a) (expressed as a percentage):

(c)
Aggregate fair market value of all Investments of Company and the Insurance Subsidiaries, taken as a whole, that are non-NAIC rated (exclusive of the Investments referred to in Items (b), (d) and (e) hereof and policy loans as specified on page 2, line 6 of the Company’s Annual Statement):

	(i)	maximum permitted ratio of (c) to (a) (expressed as a percentage):	6%

	(ii)	actual ratio of (c) to (a) (expressed as a percentage):

(d)
Aggregate fair market value of all Investments of the Company and the Insurance Subsidiaries, taken as a whole, in real property mortgage loans classified on Schedule B-Part 1 of the Annual Statement (exclusive of Investments referred to in Items (b), (c) and (e) hereof):

	(i)	maximum permitted ratio of (d) to (a) (expressed as a percentage):	12%

	(ii)	actual ratio of (d) to (a) (expressed as a percentage):

(e)
Aggregate fair market value of all Investments of the Company and the Insurance Subsidiaries, taken as a whole, in Capital Stock (exclusive of Investments referred to in Items (b), (c) and (d) hereof):

	(i)	maximum permitted ratio of (e) to (a) (expressed as a percentage):	5%

	(ii)	actual ratio of (e) to (a) (expressed as a percentage):

EXHIBIT B-1

FORM OF TRANCHE B-1 TERM LOAN NOTE

$[___,___,___]
September [ ], 2012	New York, New York

FOR VALUE RECEIVED, CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of $[___,___,___] in the installments referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The Company shall make principal payments on this Note as set forth in Section 2.08 of the Credit Agreement.

This Note is one of the “Tranche B-1 Term Loan Notes” in the aggregate principal amount of $[___,___,___] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Agent and recorded in the Register, the Company, the Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

B-1-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company promises to pay costs and expenses, including Attorney Costs, as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

B-1-2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

B-1-3

EXHIBIT B-2

FORM OF TRANCHE B-2 TERM LOAN NOTE

$[___,___,___]
September [ ], 2012	New York, New York

FOR VALUE RECEIVED, CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of $[___,___,___] in the installments referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The Company shall make principal payments on this Note as set forth in Section 2.08 of the Credit Agreement.

This Note is one of the “Tranche B-2 Term Loan Notes” in the aggregate principal amount of $[___,___,___] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Agent and recorded in the Register, the Company, the Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

B-2-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company promises to pay costs and expenses, including Attorney Costs, as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

B-2-2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

B-2-3

EXHIBIT B-3

FORM OF REVOLVING LOAN NOTE

$[___,___,___]
September [ ], 2012	New York, New York

FOR VALUE RECEIVED, CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [ _______ ], the lesser of (a) $[___,___,___] and (b) the unpaid principal amount of all advances made by Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $[___,___,___] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Agent and recorded in the Register, the Company, the Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

B-3-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company promises to pay costs and expenses, including Attorney Costs, as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

B-3-2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

B-3-3

TRANSACTIONS ON
REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-3-4

EXHIBIT B-4

FORM OF SWING LINE NOTE

$[___,___,___]
September [ ], 2012	New York, New York

FOR VALUE RECEIVED, CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), promises to pay to JPMORGAN CHASE BANK, N.A., as Swing Line Lender (“Payee”), on or before [ _______ ], the lesser of (a) $[___,___,___] and (b) the unpaid principal amount of all advances made by Payee to the Company as Swing Line Loans under the Credit Agreement referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Lending Office of the Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of the Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

B-4-1

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company promises to pay costs and expenses, including Attorney Costs, as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

B-4-2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

B-4-3

TRANSACTIONS ON
SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-4-4

EXHIBIT C-1

FORM OF LOAN NOTICE

Date:  _____________, 2012

To:          JPMorgan Chase Bank, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to Section [2.01][2.02][2.03] of the Credit Agreement, the Company desires that Lenders make the following Loans to the Company in accordance with the applicable terms and conditions of the Credit Agreement on [ _____ ] (the “Borrowing Date”):

Tranche B-1 Term Loans

☐	Base Rate Loans:	$[___,___,___]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$[___,___,___]

Tranche B-2 Term Loans

☐	Base Rate Loans:	$[___,___,___]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s)	$[___,___,___]

Revolving Loans

☐	Base Rate Loans:	$[___,___,___]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$[___,___,___]

Swing Line Loans:		$[___,___,___]

C-1-1

The Company hereby certifies that:

(i)            after making the Loans requested on the Borrowing Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii)           as of the Borrowing Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii)          as of the Borrowing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

The account of the Company to which the proceeds of the Loans requested on the Borrowing Date are to be made available by the Agent to the Company are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

[The Company hereby agrees that if it fails to borrow the Eurodollar Rate Loans requested hereby (including as a result of the failure of the Credit Agreement to become effective), the Company shall, after receipt of a written request by any Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any losses, costs or expenses that such Lender may reasonably incur as a result of such failure, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Loan]1

Date: _____________, 2012	CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

1	Applicable with respect to Borrowing of Eurodollar Rate Loans only.

C-1-2

EXHIBIT C-2

FORM OF CONVERSION/CONTINUATION NOTICE

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to Section 2.06 of the Credit Agreement, the Company desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [  ]:

1.	Tranche B-1 Term Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [____] month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

2.	Tranche B-2 Term Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of ____ month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

3.	Revolving Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of ____ month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

C-2-1

Date: [ _______ ]	CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

C-2-2

EXHIBIT C-3

FORM OF ISSUANCE NOTICE

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CNO FINANCIAL GROUP, INC., the other parties thereto from time to time, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A., as Agent.

Pursuant to Section 2.04 of the Credit Agreement, the Company desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [ _______ ] (the “Borrowing Date”) in an aggregate face amount of $[___,___,___].

Attached hereto for each such Letter of Credit are the following:

(a)           the stated amount of such Letter of Credit;

(b)           the name and address of the beneficiary;

(c)           the expiration date; and

(d)           either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

The Company hereby certifies that:

(i)            after issuing such Letter of Credit requested on the Borrowing Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii)           as of the Borrowing Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii)          as of such Borrowing Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

C-3-1

Date: [ _______ ]	CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

C-3-2

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any]

1
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language

3	Select as appropriate.

4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Company: CNO Financial Group, Inc.

4.	Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of September [ ], 2012, among CNO Financial Group, Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent.

6.	Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Facility Assigned7	Aggregate Amount of Commitment/ Loans for All Lenders	Amount of Commitment/ Assigned Loans Assigned8	Percentage Assigned of Commitment/ Loans9	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

[7.           Trade Date:      ]10

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
8 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:_______________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR][S]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE][S]

By:
Title:

[Consented to and]11 Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

[Consented to:]12

[CNO FINANCIAL GROUP, INC., as the Company

By:
Title:]

10	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

11	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

12	To be added only if the consent of the Company is required by the terms of the Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT E

EURODOLLAR RATE FUNDING LOSS DETERMINATION METHODOLOGY

(COFO - COFBD) x P x D

COFO = COST OF FUNDS AT ORIGINATION (AS QUOTED BY THE AGENT)

COFBD = COST OF FUNDS AT BREAK DATE FOR THE DAYS REMAINING IN THE
ORIGINAL INTEREST PERIOD (AS QUOTED BY THE AGENT)

P = PRINCIPAL

D = NUMBER OF DAYS LEFT IN ORIGINAL INTEREST PERIOD

E-1

EXHIBIT F

FORM OF SECURITY AGREEMENT

[See Attached]

F-1

EXHIBIT G-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Company with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent in writing and (2) the undersigned shall furnish the Company and the Agent a properly completed and currently effective certificate and IRS Form W-8BEN in either the calendar year in which payment is to be made by the Company or the Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

G-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _______________________, 20[ ]

G-1-2

EXHIBIT G-2

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent and (2) the undersigned shall have at all times furnished the Company and the Agent in writing with a properly completed and currently effective certificate and IRS Form W-8IMY and accompanying IRS Forms W-8BEN in either the calendar year in which payment is to be made by the Company or the Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

G-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _______________________, 20[ ]

G-2-2

EXHIBIT G-3

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form W-8BEN in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

G-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated: _______________________, 20[ ]

G-3-2

EXHIBIT G-4

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form W-8IMY and accompanying IRS Forms W-8BEN in either the calendar year in which payment is to be made to the under-signed, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

G-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:	, 20[ ]

G-4-2

EXHIBIT H-1

FORM OF OPINION OF SIMPSON THACHER & BARTLETT LLP
(New York and Delaware)

[See Attached]

H-1-1

EXHIBIT H-2

FORM OF OPINION OF KARL KINDIG

[See Attached]

H-2-1

EXHIBIT H-3

FORM OF OPINION OF FAEGRE BAKER DANIELS LLP
(Indiana, Illinois and Iowa)

[See Attached]

H-4-1

EXHIBIT H-4

FORM OF OPINION OF PORTER HEDGES LLP

H-4-1

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE
September [  ], 2012

The undersigned, __________________________________, the Chief Financial Officer of CNO Financial Group, Inc., a Delaware corporation (“CNO”), is familiar with the properties, businesses, assets and liabilities of CNO and its Subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of CNO.

This Solvency Certificate is delivered pursuant to Section 4.01(h)(ii) of the Credit Agreement dated as of September [  ], 2012 (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among CNO, each Lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent and the other parties thereto.

1.           The undersigned certifies, on behalf of each Obligor and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of each Obligor as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.

2.           The undersigned certifies, on behalf of each Obligor and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by each Obligor to be fair in light of the circumstances existing at the time made and continue to be fair as of the date hereof; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of each Obligor and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the date hereof):

(i)           the fair value of the assets of each Obligor, at a fair valuation, exceeds its debts and liabilities, subordinated, contingent or otherwise;

(ii)          no Obligor intends to, and no Obligor believes that it will, incur debts or liabilities beyond such Obligor’s ability to pay such debts and liabilities as they mature;

(iii)         each Obligor is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(iv)         no Obligor has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the date herof.

I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of CNO and not in his individual capacity.

Name:
Title: Chief Financial Officer

I-2

EXHIBIT J

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

[See Attached]

J-1

EXHIBIT K

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of September [  ], 2012 (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”) and JPMORGAN CHASE BANK, N.A. (“JPM”), as Agent.

RECITALS:

WHEREAS, reference is hereby made that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time and JPM, as Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Company may provide New Revolving Commitments and/or New Term Loan Commitments by entering into one or more Joinder Agreements with the New Term Loan Lenders and/or New Revolving Loan Lenders, as applicable.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Lender hereby agrees to make its Commitment on the following terms and conditions1:

1.	Applicable Margin. The Applicable Margin for each Series [__] New Term Loan shall mean, as of any date of determination, [___]% per annum

2.	Principal Payments. The Company shall make principal payments on the Series [__] New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [__] New Term Loans
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
TOTAL	$__________

3.
Voluntary and Mandatory Prepayments.  Scheduled installments of principal of the Series [__] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [__] New Term Loans in accordance with Section 2.09(e) of the Credit Agreement.

1
Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.15 of the Credit Agreement.

4.	Prepayment Fees. The Company agrees to pay to each New Term Loan Lender the following prepayment fees, if any: [__________].

[Insert other additional prepayment provisions with respect to New Term Loans]

5.	Other Fees. The Company agrees to pay each [New Term Loan Lender] [New Revolving Loan Lender] its Pro Rata Share of an aggregate fee equal to [________ __, ____] on [_________ __, ____].

6.	Proposed Borrowing. This Agreement represents the Company’s request to borrow Series [__] New Term Loans from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ___________, ____

b.	Amount of Proposed Borrowing: $___________________

c.	Interest rate option:	☐	a.	Base Rate Loan(s)
		☐	b.	Eurodollar Rate Loans
with an initial Interest
Period of ____ month(s)

7.
[New Lenders.  Each [New Term Loan Lender] [New Revolving Loan Lender] acknowledges and agrees that upon its execution of this Agreement [and the making of [New Term Loans] Series ___ New Term Loans] that such [New Term Loan Lender] [New Revolving Loan Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]2

8.
Credit Agreement Governs.  Except as set forth in this Agreement, [New Revolving Loans] [Series [__] New Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.	The Company’s Certifications. By its execution of this Agreement, the undersigned officer and the Company hereby certify that:

i.
The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

2	Insert bracketed language if the lending institution is not already a Lender.

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default.

10.	The Company Covenants. By its execution of this Agreement, the Company hereby covenants that:

i.	[The Company shall make any payments required pursuant to Section 3.05(b) of the Credit Agreement in connection with the New Revolving Loan Commitments;]3

ii.
The Company shall deliver or cause to be delivered the following legal opinions and documents:  [___________], together with all other legal opinions and other documents reasonably requested by the Agent in connection with this Agreement; and

iii.
Set forth on the attached officer’s certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Sections 7.11, 7.12, 7.14 and 7.15 of the Credit Agreement.

11.	Eligible Assignee. By its execution of this Agreement, each [New Term Loan Lender] [New Revolving Loan Lender] represents and warrants that it is an Eligible Assignee.

12.	Notice. For purposes of the Credit Agreement, the initial notice address of each [New Term Loan Lender] [New Revolving Loan Lender] shall be as set forth below its signature below.

13.
Foreign Lenders.  For each [New Revolving Loan Lender] [New Term Loan Lender] that is a Non-US Lender, delivered herewith to the Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [New Revolving Loan Lender] [New Term Loan Lender] may be required to deliver to the Agent pursuant to Section 3.01(e) of the Credit Agreement.

14.
Recordation of the New Loans.  Upon execution and delivery hereof, the Agent will record the [Series [__] New Term Loans] [New Revolving Loans] made by [New Term Loan Lenders] [New Revolving Loan Lenders] in the Register.

15.
Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

3	Select this provision in the circumstance where the Lender is a New Revolving Lender.

16.
Entire Agreement.  This Agreement, together with the Credit Agreement and the other Loan Documents, embodies the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes all other prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

17.	GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

18.
Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

19.
Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [_____________, ______].

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

Consented to by:
JPMORGAN CHASE BANK, N.A.,
as Agent

By:
Authorized Signatory

EXHIBIT L

FORM OF MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 10.07(c) of the Credit Agreement, of which this Exhibit L is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”).1 None of the Agent, the Auction Manager and any other Agent, or any of their respective affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to the Company pursuant to the Offer Documents, nor shall the decision by the Agent, the Auction Manager or any other Agent (or any of their affiliates) in its capacity as a Lender be deemed to constitute such a recommendation.  Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents.  Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary.  The Company may conduct one or more modified Dutch auctions in order to purchase Term Loans (each, an “Auction”) for a limited period commencing on, (x) with respect to the Tranche B-1 Term Loans, the Closing Date and concluding on the Maturity Date with respect to the Tranche B-1 Term Loans and (y) with respect to the Tranche B-2 Term Loans, the Closing Date and concluding on the Maturity Date with respect to the Tranche B-2 Term Loans.

Notice Procedures.  In connection with each Auction, the Company will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Company is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $[________] or an integral multiple of $[________] in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Company would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Company to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Offer shall be permitted.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) the Company withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received.  In the event of a

1
Note: The Offer Documents are anticipated to include the form of Auction Notice, Return Bid and Form of Assignment and Acceptance and any additional documentation establishing or effecting procedures necessary for the applicable Auction.

Failed Auction, the Company shall not be permitted to deliver a new Auction Notice prior to the date occurring [five (5)] Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures.  In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation (the “Return Bid”, in the form included in the Offer Document) which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than US$[1,000,000] or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to [three] component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an Assignment and Acceptance in the form included in the Offer Document (the “Company Assignment and Acceptance”).  The Company will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures.  Based on the Reply Discounts and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Company, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Company to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Company has received Qualifying Bids (as defined below)).  The Company shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased below the Applicable Threshold Price), the Company shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures.  Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due.  The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Assignment and Acceptance received in connection with a Qualifying Bid.  Upon request of the submitting Lender, the Auction Manager will promptly return any Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures.  Once initiated by an Auction Notice, the Company may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by the Company required by the terms and conditions of Section 10.07(c)(3) of the Credit Agreement are not met.  The purchase price for each purchase of Term Loans by the Company shall be paid by the Company directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Company (which shall be no later than ten (10) Business Days after the date Return Bids are due).  The Company shall execute each applicable Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Company, which determination will be final and binding.  The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Company, will be final and binding.

None of the Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, any of its Subsidiaries, or any of their affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit L shall not require the Company to initiate any Auction.

Annex A to Exhibit L

FORM OF AUCTION NOTICE

JPMorgan Chase Bank, N.A., as Agent for
the Lenders referred to below,
[ADDRESS]

Attention of [________________]

Re:  Loan Auction

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The Company hereby gives notice to the Lenders that it desires to conduct the following Auction:

●	Auction Amount: $[_____________] in principal amount of Term Loans

●	Discount Range: Not less than $[________] or greater than $[________] per $1,000 principal amount of Term Loans.

The Company acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures.  The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than [1:00] p.m. (New York time) on [_________].

The Company hereby represents and warrants that it is not in possession of any information regarding any Subsidiary, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Company Assignment and Acceptance or participate in any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Agent and the Lenders.

[Signature Page Follows]

Very truly yours,

CNO FINANCIAL GROUP, INC.,

By:
Name:
Title:

Annex B to Exhibit L

FORM OF RETURN BID

JPMorgan Chase Bank, N.A., as Agent for
the Lenders referred to below,
[ADDRESS]

Attention of [_________________]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid1:

Reply Price (price per $1,000)	Reply Amount (principal amount of Term Loans)
US$__________	US$__________
US$__________	US$__________
US$__________	US$__________

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed the Company Assignment and Acceptance, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

[Signature Page Follows]

1
Lender may submit up to [three] component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

Very truly yours,

[LENDER]

By:
Name:
Title:

Annex C to Exhibit L

FORM OF COMPANY ASSIGNMENT AND ACCEPTANCE

This Company Assignment and Acceptance (the “Assignment”) is dated as of the Company Assignment Effective Date set forth below and is entered into by and between [__________] (the “Assignor”) and CNO FINANCIAL GROUP, INC. (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Company Assignment Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	CNO Financial Group, Inc.

3.	Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

4.	Credit Agreement:
The Credit Agreement, dated as of September [  ], 2012 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CNO Financial Group, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).

5.	Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Term Loans of Assignor	Percentage of Term Loans of Assignor1
Term Loans	$___________	___________%

6.	Assigned Interest:

List below the Term Loans to be assigned by Assignor to Assignee, which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Reply Price with respect to Term Loans being offered for assignment to Assignee (price per $1,000 principal amount)2	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)3	Pro Rated Principal Face Amount of Term Loans Assigned4	Percentage Assigned of Term Loans4
$______________	$______________	$______________	____________%
$______________	$______________	$______________	____________%
$______________	$______________	$______________	____________%

Company Assignment Effective Date:  ______________, 20__6

1 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder. To be completed by Assignor.

2 To be completed by Assignor.

3 To be completed by Assignor. The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

4 To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.

5 To be completed by the Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.

7.	Notice and Wire Instructions:

ASSIGNOR:

[NAME OF ASSIGNOR]

Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

ASSIGNEE:

CNO FINANCIAL GROUP, INC.

Notices:

CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
Attention: Erik Helding
Telephone: (317) 817-4760
Telecopier: (317) 817-3772
Electronic Mail: erik.helding@cnoinc.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attention:  William B. Sheehan
Telephone:  (212) 455-3355
Telecopier:  (212) 455-2502
Electronic Email: wsheehan@stblaw.com

8.           The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any offer to assign of its Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

6	To be inserted by Auction Manager and which shall be the Company Assignment Effective Date of recordation of transfer in the register therefor.

[Signature Page Follows]

The Assignor acknowledges and agrees that its offer to assign Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

CNO FINANCIAL GROUP, INC.

By:
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A.,
as Agent

By:
Name:
Title:

[______________],
as Auction Manager

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR THE COMPANY
ASSIGNMENT AND ACCEPTANCE

1.           Representations and Warranties.

1.1
Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable the Company Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or any other Person of any of their respective obligations under any Loan Document, and (c) has read and agrees to all of the terms and conditions (including the pro rata procedures) of the Auction Procedures set forth in the Offer Documents.  The Assignor will, upon request, execute and deliver any additional documents deemed by the Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.  In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Company, the Auction Manager and the Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.

1.2
Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Company Assignment Effective Date, (ii) it has transmitted same day funds to the Assignor on the Company Assignment Effective Date, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (iv) it is not in possession of any information regarding any Subsidiary, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by Assignor to participate in any Auction or enter into this Assignment or participate in any of the transactions contemplated hereby that has not previously been disclosed to the Auction Manager, the Agent and the Lenders; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document delivered pursuant thereto, and (ii) it acknowledges that the Assigned Interest shall, from and after the Company Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest.

1.3	No Violation of Laws. Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.           Payments.  Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Company Assignment Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Company Assignment Effective Date and such Assigned Interest shall, from and after the Company Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

3.           General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be construed in accordance with and governed by the law of the State of New York.

L-14